QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-112731 and 333-069675

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 5, 2004 and Prospectus dated February 25, 2004)

18,118,246 Shares

Common Stock

Explorer Holdings, L.P., or Explorer, the selling stockholder, is offering 18,118,246 shares of our common stock. We will not receive any proceeds from the sale of our shares by the selling stockholder. Our common stock is traded on the New York Stock Exchange under the symbol "OHI". On March 2, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $9.90 per share.

Investing in our common stock involves significant risks. Before buying any shares, you should carefully read both the accompanying prospectuses and this prospectus supplement in their entirety, including the discussion of material risks of investing in our common stock in "Risk factors" beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$9.8500	$178,464,723

Underwriting discounts and commissions	$0.4925	$ 8,923,236

Proceeds, before expenses, to the selling stockholder	$9.3575	$169,541,487

We have agreed to sell to the underwriters up to 2,717,736 shares of our common stock at the public offering price, less underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement.

The underwriters are offering the shares of common stock as described in "Underwriting". Delivery of the shares of common stock will be made on or about March 8, 2004.

Joint Book-Running Managers
UBS Investment Bank	Deutsche Bank Securities

Banc of America Securities LLC

The date of this prospectus supplement is March 3, 2004.

In this prospectus supplement, the terms "Omega", "we", "company", "us", and "our" refer to Omega Healthcare Investors, Inc. and its majority-owned subsidiaries unless otherwise expressly stated or the context otherwise requires.

Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters' over-allotment option is not exercised.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses. We and the selling stockholder have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholder are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectuses, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus supplement summary

This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectuses, including the "Risk factors" section. You should also read the documents referred to in "Incorporation of certain information by reference".

This prospectus supplement describes the terms of this offering. This prospectus supplement is accompanied by two prospectuses: one prospectus relates to the common stock being offered by the selling stockholder, which is numbered SS-1 through SS-37; and the other relates to the common stock that will be sold by us in the event the underwriters exercise their over-allotment option, which is numbered C-1 through C-35. This prospectus supplement may add, update or change information in the accompanying prospectuses and the documents incorporated by reference herein. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectuses and the information incorporated by reference in making your investment decision.

OUR COMPANY

We were incorporated in the State of Maryland on March 31, 1992. We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured indebtedness, or a combination of these methods.

Our portfolio of investments consists of 211 healthcare facilities, primarily skilled nursing facilities, located in 28 states and operated by 39 third-party operators. This portfolio is made up of:

–>
152 long-term healthcare facilities and two rehabilitation hospitals owned and leased to third parties;

–>
fixed rate mortgages on 51 long-term healthcare facilities; and

–>
six long-term healthcare facilities that were recovered from customers and are currently closed.

As of December 31, 2003, our gross investments in healthcare facilities, net of impairments, totaled $812.3 million. In addition, we also held miscellaneous investments of approximately $29.8 million, consisting primarily of secured loans to third-party operators of our facilities.

In making investments in properties, we generally have focused on established, creditworthy, middle-market healthcare operators that meet our standards for quality and experience of management. We have sought to diversify our investments in terms of geographic locations, operators and facility types.

In evaluating potential investments, we consider such factors as:

–>
the quality and experience of management and the creditworthiness of the operator of the facility;

–>
the facility's historical, current and forecasted cash flow and its ability to meet operational needs, capital expenditures and lease or debt service obligations, providing a competitive return on investment to us;

–>
the construction quality, condition and design of the facility;

–>
the geographic area and type of facility;

–>
the tax, growth, regulatory and reimbursement environment of the jurisdiction in which the facility is located;

–>
the occupancy and demand for similar healthcare facilities in the same or nearby communities; and

–>
the payor mix of private, Medicare and Medicaid patients.

We prefer to invest in equity ownership of properties. Due to regulatory, tax or other considerations, we sometimes pursue alternative investment structures, including convertible participating and participating mortgages, that can achieve returns comparable to equity investments.

Our principal executive offices are located at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, and our telephone number is (410) 427-1700. Additional information regarding our company is set forth in the documents on file with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement. See "Where you can find more information" and "Incorporation of certain information by reference".

RECENT DEVELOPMENTS

Dividends

In 2001, our board of directors suspended dividends on our common stock and all series of preferred stock in an effort to generate cash to address then impending debt maturities. In the third quarter of 2003, we paid all accrued but unpaid dividends on all series of preferred stock and reinstated dividends on all series of preferred stock. In September 2003, our board of directors reinstated our common stock dividend that was paid in November 2003 in the amount of $0.15 per common share. On January 21, 2004, our board of directors increased the quarterly dividend on our common stock to $0.17 per common share, representing a 13% increase over the previous quarterly dividend on common stock. On February 13, 2004, we paid dividends to holders of record on February 2, 2004 on our common stock in an amount equal to $0.17 per share, our Series A preferred stock in an amount of approximately $0.578 per share, our Series B preferred stock in an amount of approximately $0.539 per share, and our Series C preferred stock in an amount equal to $2.72 per share. We cannot assure you, however, that we will be able to continue to pay dividends in the future.

Portfolio developments

Effective January 1, 2004, we re-leased five skilled nursing facilities to an existing operator under a new master lease, which has a 5-year term and an initial annual lease rate of $0.75 million. Four former Sun Healthcare Group, Inc., or Sun, skilled nursing facilities, three located in Illinois and one located in Indiana and representing an aggregate of 449 beds, were part of the transaction. The fifth skilled nursing facility in the transaction, located in Illinois and representing 128 beds, was the last remaining owned and operated facility in our portfolio.

On March 1, 2004, we entered into an agreement with Sun regarding 51 properties we own that are leased to various affiliates of Sun. Under the terms of a master lease, Sun will continue to operate and occupy 23 long-term care facilities, five behavioral properties and two hospital properties. One property in the State of Washington, formerly operated by a Sun affiliate, has already been closed and the lease relating to that property will be terminated. With respect to the remaining 20 facilities, 15 have already been transitioned to new operators and five are in the process of being transferred to new operators.

The new master lease contains the following general terms:

–>
Term:    Through December 31, 2013.

–>
Base Rent:    Commencing February 1, 2004, monthly base rent will be $1.56 million, subject to annual increases not to exceed 2.5% per year.

–>
Deferred Base Rent:    $7.76 million will be deferred and shall bear interest at a floating rate with a floor of 6% per year. Interest will accrue but will not be payable to us through January 3, 2008. Interest thereafter accruing will be paid monthly. We are releasing all other claims for base rent which otherwise will be due under the current leases.

–>
Conversion of Deferred Base Rent:    We will have the right at any time to convert the deferred base rent into 800,000 shares of Sun's common stock, subject to certain non-dilution provisions and the right of Sun to pay cash in an amount equal to the value of that stock in lieu of issuing stock to us. If the value of the common stock equals or exceeds 140% of the deferred base rent, Sun can require us to convert the deferred base rent into Sun's common stock. We will have the right to require Sun to prepare and file with the SEC a registration statement to facilitate resales of the Sun stock.

Series D preferred stock offering and repurchase of Series C preferred stock from Explorer

On February 5, 2004, we entered into a Repurchase and Conversion Agreement with our largest stockholder, Explorer Holdings, L.P., or Explorer, pursuant to which Explorer granted us an option to repurchase up to 700,000 shares of our Series C preferred stock at $145.92 per share (or $9.12 per share of common stock on an as-converted basis), provided we purchased a minimum of $100 million on or prior to February 27, 2004. Explorer also agreed to convert all of its remaining shares of Series C preferred stock into shares of our common stock upon exercise of the repurchase option.

On February 10, 2004, we sold in a registered direct placement 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock at $25 per share to a number of institutional investors and other purchasers for net proceeds, after fees and expenses, of approximately $114.9 million. Following the closing of the Series D preferred stock offering, we used approximately $102.1 million of the net proceeds to repurchase 700,000 shares of Series C preferred stock from Explorer pursuant to the repurchase option. In connection with the transaction, Explorer converted its remaining 348,420 shares of Series C preferred stock into 5,574,720 shares of common stock. We anticipate using the balance of the net proceeds of the offering to redeem approximately 600,000 shares of our 9.25% Series A cumulative preferred stock.

As a result of the offering of Series D preferred stock, the application of the proceeds received from the offering to fund the exercise of our repurchase option, and the conversion of the remaining Series C preferred stock into shares of our common stock:

–>
No Series C preferred stock is outstanding, and we plan to re-classify the remaining authorized shares of Series C preferred stock as authorized but unissued preferred stock, without designation as to class;

–>
4,739,500 shares of our Series D preferred stock, with an aggregate liquidation preference of $118,487,500, have been issued; and

–>
Explorer holds, as of the date of this prospectus supplement, 18,118,246 shares of our common stock, representing approximately 41.5% of our outstanding common stock.

On February 5, 2004, we received a request from Explorer pursuant to its registration rights agreement with us requesting that we prepare and file with the SEC a registration statement registering Explorer's shares of our common stock on a shelf basis permitting sales from time to time as determined by Explorer. Accordingly, on February 12, 2004 we filed a registration statement with the SEC, of which the accompanying prospectus dated February 25, 2004 is a part, registering Explorer's 18,118,246 shares of common stock. Explorer is selling all of these registered shares in this offering.

In connection with our repurchase of a portion of Explorer's Series C preferred stock, our results of operations for the first quarter of 2004 will include a non-recurring reduction in net income attributable to common stockholders of approximately $39 million. This amount reflects the sum of (i) the difference between the deemed redemption price of $145.92 per share of our Series C preferred stock and the carrying amount of $100 per share of Series C preferred stock multiplied by the number of shares of Series C preferred stock repurchased upon exercise of our option to repurchase shares of Series C preferred stock, and (ii) the cost associated with the original issuance of our Series C preferred stock that was previously classified as additional paid in capital, pro rated for the repurchase. This non-recurring reduction in net income attributable to common stockholders will reduce our earnings per share and our reportable funds from operations for the first quarter of 2004.

Proposed refinancing

On February 23, 2004, we publicly announced our intention to refinance our existing credit facilities and our intention to undertake a private placement of unsecured notes pursuant to Rule 144A of the Securities Act of 1933, as amended. Our primary objective in refinancing our credit facilities is to extend the average maturity of our outstanding indebtedness and obtain more attractive terms. We anticipate using the proceeds of the notes offering, together with the proceeds from a planned approximately $125 million new senior credit facility, to repay borrowings under our existing senior secured credit facility maturing in 2007 and for general corporate purposes, which may include, among other things, redeeming shares of our Series A preferred stock. The proposed refinancing and notes offering, if completed, would replace our existing $225 million senior secured credit facility and $50 million acquisition credit facility, which would be terminated. We will determine whether to proceed with a refinancing based on market conditions at the time. We cannot assure you that the refinancing of our existing credit facilities or the proposed note offering will be completed, or if completed, that the terms will be satisfactory to the company.

Composition of our board of directors following the offering

Under our stockholder agreement with Explorer, Explorer is entitled to designate to our board of directors a number of directors that would generally be proportionate to Explorer's ownership of our voting securities. Explorer is presently entitled to designate four of our ten directors. All of Explorer's designees (one of whom presently serves as Chairman of our board of directors) have indicated that upon completion of the sale of Explorer's 18.1 million shares of our common stock in this offering, they intend to resign as directors. On February 18, 2004, our board of directors formed a nominating and corporate governance committee comprised of our existing five independent directors. This committee will consider and make appropriate recommendations regarding the size of our board of directors following completion of this offering. This committee will direct the process of identifying appropriate candidates to serve as directors, including a new Chairman of our board of directors.

The offering

Shares being offered by the selling stockholder	18,118,246 shares
Shares that may be sold by us in the event the underwriters exercise their over-allotment option in full	2,717,736 shares
Shares to be outstanding after the offering	43,608,956 shares
Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholder. In the event the underwriters exercise their over-allotment option in full, we estimate that our net proceeds from this offering will be approximately $24.7 million. We intend to apply any net proceeds to us from this offering for general corporate purposes.
Risk factors	See "Risk Factors" beginning on page S-6 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.
New York Stock Exchange symbol	OHI

The number of our shares to be outstanding after this offering is based on the number of shares outstanding on February 20, 2004 and excludes 1,262,064 shares of our common stock issuable upon exercise of outstanding options as of February 20, 2004, with a weighted average exercise price of $3.63 per share, 554,065 shares of our common stock reserved for issuance pursuant to our 2000 Stock Incentive Plan and any shares that may be issued if the underwriters exercise their over-allotment option, in whole or in part.

Risk factors

Investment in our common stock involves significant risks. In addition to the other information in this prospectus supplement and other documents that are incorporated by reference into this prospectus supplement, you should consider carefully the following risk factors before deciding to invest in our common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also materially and adversely affect our business operations. In such case, you may lose all or part of your original investment.

RISKS RELATED TO THE OPERATORS OF OUR FACILITIES

Our financial position could be weakened and our ability to pay dividends could be limited if any of our major operators were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our facilities or make mortgage loans on economically favorable terms. These adverse developments could arise due to a number of factors, including those listed below.

Our recent efforts to restructure and stabilize our portfolio may not prove to be successful.

In large part as a result of the 1997 changes in Medicare reimbursement of services provided by skilled nursing facilities and reimbursement cuts imposed under state Medicaid programs, a number of operators of our properties have encountered significant financial difficulties during the last several years. In 1999, our investment portfolio consisted of 216 properties and our largest public operators (by investment) were Sun, Integrated Health Services, Advocat, Inc., or Advocat, and Mariner Health Care Inc., or Mariner. Some of these operators, including Sun, Integrated Health Services and Mariner, subsequently filed for bankruptcy protection. Other of our operators were required to undertake significant restructuring efforts. We have restructured our arrangements with many of our operators whereby we have renegotiated lease and mortgage terms, re-leased properties to new operators and have closed and/or disposed of properties. At December 31, 2003, our investment portfolio consisted of 211 properties and our largest public operators (by investment) were Sun (20.7%), Advocat (12.8%) and Mariner (7.4%). Our largest private company operators (by investment) were Seacrest Healthcare (6.8%) and Claremont Healthcare Holdings, Inc., or Claremont (5.7%). We continue to have ongoing restructuring discussions with Claremont regarding five facilities Claremont currently leases from us. We might not be successful in reaching a definitive agreement with Claremont. We are also aware of a few properties in our portfolio where facility operations are currently insufficient to meet rental payments due to us or where the lessees have recently been delinquent in the payment of rents. In addition, one of our operators with four facilities representing 2.2% of our investments is currently operating as a debtor-in-possession under Chapter 11 of the U.S. Code, or Bankruptcy Code. It is possible that we will need to take steps to restructure these portions of our portfolio, or other properties in our portfolio with respect to which our operators encounter financial difficulty. We cannot assure you that our recent efforts to restructure and stabilize our property portfolio will be successful.

The bankruptcy, insolvency or financial deterioration of our operators could delay our ability to collect unpaid rents or require us to find new operators for rejected facilities.

We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, the bankruptcy laws afford certain protections to a party that has filed for bankruptcy that may render these remedies unenforceable. In addition, an operator in bankruptcy may be able to restrict our ability to collect unpaid rent or mortgage payments during the bankruptcy case.

If one of our lessees seeks bankruptcy protection, Chapter 11 of the Bankruptcy Code provides that a trustee in a liquidation or reorganization case under the Bankruptcy Code, or a debtor-in-possession in a reorganization case under the Bankruptcy Code, has the option to assume or reject the unexpired lease obligations of a debtor-lessee. However, our lease arrangements with operators who operate more than one of our facilities are generally made pursuant to a single master lease covering all of that operator's facilities leased from us. Subject to certain restrictions, a debtor-lessee under a master lease agreement would generally be required to assume or reject a master lease as a whole, rather than making the decision on a facility by facility basis, thereby preventing the debtor-lessee from assuming only the better performing facilities and terminating the leasing arrangement with respect to the poorer performing facilities. Whether or not a court would require a master lease agreement to be assumed or rejected as a whole would depend on a number of factors, including applicable state law, the parties intent, whether the master lease agreement and related documents were executed contemporaneously, the nature and purpose of the relevant documents, whether there was separate and distinct consideration for each lease, and the provisions contained in the relevant documents, including whether the relevant documents are interrelated and contain ample cross-references. Therefore, it is not possible to predict how a bankruptcy court would decide this issue.

–>
Assumption of Leases. In the event that an unexpired lease is assumed by or on behalf of the debtor-lessee, any defaults, other than those created by the financial condition of the debtor-lessee, the commencement of its bankruptcy case or the appointment of a trustee, would have to be cured and all the rental obligations thereunder generally would be entitled to a priority over other unsecured claims. Generally, unexpired leases must be assumed in their totality, however, a bankruptcy court has the power to refuse to enforce certain provisions of a lease, such as cross-default provisions or penalty provisions, that would otherwise prevent or limit the ability of a debtor-lessee from assuming or assuming and assigning to another party the unexpired lease.

–>
Rejection of Leases. Generally, the debtor-lessee is required to make rent payments to us during its bankruptcy unless and until it rejects the lease. The rejection of a lease is deemed to be a pre-petition breach of the lease and the lessor will be allowed a pre-petition general unsecured claim that will be limited to any unpaid rent already due plus an amount equal to the rent reserved under the lease, without acceleration, for the greater of (a) one year and (b) fifteen percent (15%), not to exceed three years, of the remaining term of such lease, following the earlier of (i) the petition date and (ii) repossession or surrender of the leased property. Although the amount of a lease rejection claim is subject to the statutory cap described above, the lessor should receive the same percentage recovery on account of its claim as other holders of allowed pre-petition unsecured claims receive from the bankruptcy estate. If the debtor-lessee rejects the lease, the facility would be returned to us. In that event, if we were unable to re-lease the facility to a new operator on favorable terms or only after a significant delay, we could lose some or all of the associated revenue from that facility for an extended period of time.

If an operator defaults under one of our mortgage loans, we may have to foreclose on the mortgage or protect our interest by acquiring title to the property and thereafter making substantial improvements or repairs in order to maximize the facility's investment potential. Operators may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against our exercise of enforcement or other remedies and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If an operator seeks bankruptcy protection, the automatic stay provisions of the federal bankruptcy law would preclude us from enforcing foreclosure or other remedies against the operator unless relief is obtained from the court. High "loan to value" ratios or declines in the value of the facility may prevent us from realizing an amount equal to our mortgage loan upon foreclosure.

The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval and licensure process of any federal, state or local agency necessary for the replacement of the previous operator licensed to manage the facility. In some instances, we may take possession of a property and such action could expose us to successor liabilities. These events, if they were to occur, could reduce our revenue and operating cash flow.

Operators that fail to comply with governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may be unable to meet their obligations to us.

Our operators are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. The ultimate timing or effect of these changes cannot be predicted. These changes may have a dramatic effect on our operators' costs of doing business and the amount of reimbursement by both government and other third-party payors. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. In particular:

–>
Medicare and Medicaid. A significant portion of our skilled nursing facility operators' revenue is derived from governmentally-funded reimbursement programs, primarily Medicare and Medicaid, and failure to maintain certification and accreditation in these programs would result in a loss of funding from such programs. Loss of certification or accreditation could cause the revenues of our operators to decline, potentially jeopardizing their ability to meet their obligations to us. In that event, our revenues from those facilities could be reduced, which could in turn cause the value of our affected properties to decline. State licensing and Medicare and Medicaid laws also require operators of nursing homes and assisted living facilities to comply with extensive standards governing operations. Federal and state agencies administering those laws regularly inspect such facilities and investigate complaints. Our operators and their managers receive notices of potential sanctions and remedies from time to time, and such sanctions have been imposed from time to time on facilities operated by them. If they are unable to cure deficiencies which have been identified or which are identified in the future, such sanctions may be imposed and if imposed may adversely affect our operators' revenues, potentially jeopardizing their ability to meet their obligations to us.

–>
Licensing and Certification. Our operators and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically audited by them to confirm compliance. Failure to obtain licensure or loss or suspension of licensure would prevent a facility from operating or result in a suspension of reimbursement payments until all licensure issues have been resolved and the necessary licenses obtained or reinstated. Our skilled nursing facilities require governmental approval, in the form of a certificate of need that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. Some of our facilities may be unable to satisfy current and future certificate of need requirements and may for this reason be unable to continue operating in the future. In such event, our revenues from those facilities could be reduced or eliminated for an extended period of time.

–>
Fraud and Abuse Regulations. There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act of 1997 expanded the penalties for healthcare fraud, including broader provisions for the exclusion of providers from the Medicare and Medicaid programs. Furthermore, the Office of Inspector General of the U.S. Department of Health and Human Services, or OIG, in cooperation with other federal and state agencies, continues to focus on the activities of skilled nursing facilities in certain states in which we have properties. In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government's recovery. Because of these incentives, these so-called "whistleblower" suits have become more frequent. The violation of any of these regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator's ability to make lease or mortgage payments to us or to continue operating its facility.

–>
Legislative and Regulatory Developments. Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. The Medicare Prescription Drug, Improvement and Modernization Act of 2003, P.Law 108-173, which is one example of such legislation, was enacted in late 2003. The Medicare reimbursement changes for the long term care industry under this Act are limited to a temporary increase in the per diem amount paid to skilled nursing facilities for residents who have AIDS. The significant expansion of other benefits for Medicare beneficiaries under this Act, such as the expanded prescription drug benefit, could result in financial pressures on the Medicare program that might result in future legislative and regulatory changes with impacts for our operators. Other proposals under consideration include efforts by individual states to control costs by decreasing state Medicaid reimbursements, a federal "Patient Protection Act" to protect consumers in managed care plans, efforts to improve quality of care and reduce medical errors throughout the health care industry and hospital cost-containment initiatives by public and private payors. We cannot accurately predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and, thus, our business.

Regulatory proposals and rules are released on an ongoing basis that may have major impact on the healthcare system generally and the skilled nursing and long-term care industries in particular.

Our operators depend on reimbursement from governmental and other third-party payors and reimbursement rates from such payors may be reduced.

Changes in the reimbursement rate or methods of payment from third-party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursements for services provided by our operators has in the past, and could in the future, result in a substantial reduction in our operators' revenues and operating margins. Additionally, net revenue realizable under third-party payor agreements can change after examination and retroactive adjustment by payors during the claims settlement processes or as a result of post-payment audits. Payors may disallow requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional documentation is necessary or because certain services were not covered or were not medically necessary. There also continue to be new legislative and regulatory proposals that could impose further limitations on government and private payments to healthcare providers. In some cases, states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. We cannot assure you that adequate reimbursement levels will continue to be available for the services provided by our operators, which are currently being reimbursed by Medicare, Medicaid or private third-party payors. Further limits on the scope of services reimbursed and on reimbursement rates could have a material adverse effect on our operators' liquidity, financial condition and results of operations which could cause the revenues of our operators to decline and potentially jeopardize their ability to meet their obligations to us.

Our operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their lease and mortgage payments to us.

As is typical in the healthcare industry, our operators are often subject to claims that their services have resulted in resident injury or other adverse effects. Many of these operators have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by our operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to operators due to state law prohibitions or limitations of availability. As a result, our operators operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. We also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on an operator's financial condition. If an operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if an operator is required to pay uninsured punitive damages, or if an operator is subject to an uninsurable government enforcement action, the operator could be exposed to substantial additional liabilities.

One of our largest operators was recently served with six lawsuits by the State of Arkansas seeking substantial damages relating to patient care issues and alleged Medicaid false claims.

On February 19, 2004, Advocat announced that it had been served with six lawsuits by the State of Arkansas alleging violations by Advocat and certain of its subsidiaries of the Arkansas Abuse of Adults Act and the Arkansas Medicaid False Claims Act. In its announcement, Advocat stated that the complaints seek, in the aggregate, actual damages of approximately $250,000 and fines and penalties in excess of $45 million. Although Advocat stated its intention to vigorously defend itself against the subject allegations, Advocat further stated that it cannot predict the outcome of the subject lawsuits or the impact of the ultimate outcome on Advocat's financial condition, cash flows or results of operations. Advocat accounted for approximately 13.4% of our 2003 reported revenues. In the event that there is an adverse outcome to Advocat in these lawsuits, or in the event that Advocat's business is otherwise adversely affected as a result of the lawsuits (for example, as a result of penalties imposed in connection with a settlement of the lawsuits, as a result of licensure revocation, admission holds or similar restrictions being imposed or as a result of a decline in business due to reputational issues), and Advocat is unable to pay its full monthly rental obligation to us, then we will experience a reduction of our rental income. Should such events occur, our income and cash flows from operations would be adversely affected. We are unable currently to predict how this matter may ultimately affect us.

Increased competition as well as increased operating costs have resulted in lower revenues for some of our operators and may affect the ability of our tenants to meet their payment obligations to us.

The healthcare industry is highly competitive and we expect that it may become more competitive in the future. Our operators are competing with numerous other companies providing similar healthcare services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. We cannot be certain the operators of all of our facilities will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses and therefore affect their ability to pay their lease or mortgage payments.

The market for qualified nurses, healthcare professionals and other key personnel is highly competitive and our operators may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs due to higher wages and greater benefits required to attract and retain qualified healthcare personnel incurred by our operators could affect their ability to pay their lease or mortgage payments. This situation could be particularly acute in certain states that have enacted legislation establishing minimum staffing requirements.

RISKS RELATED TO US AND OUR OPERATIONS

In addition to the operator related risks discussed above, there are a number of risks directly associated with us and our operations.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments.

In order to qualify as a REIT under the Internal Revenue Code, or the Code, we are required, among other things, to distribute each year to our stockholders at least 90% of our REIT taxable income. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all future capital needs, including capital needs to make investments and to satisfy or refinance maturing commitments. As a result, we may rely on external sources of capital. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could negatively affect the ratings of our debt and even, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including general market conditions and the market's perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. Generally speaking, difficult capital market conditions in our industry during the past several years and our need to stabilize our portfolio have limited our access to capital. Our potential capital sources include, but are not limited to:

Equity Financing.    As with other publicly-traded companies, the availability of equity capital will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions and other factors that may change from time to time including:

–>
the extent of investor interest;

–>
the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

–>
financial performance and that of our operators;

–>
the contents of analyst reports about us and the REIT industry;

–>
general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

–>
our failure to maintain or increase our dividend, which is dependent, to a large part, on growth of funds from operations which in turn depends upon increased revenues from additional investments and rental increases; and

–>
other factors such as governmental regulatory action and changes in REIT tax laws.

The market value of the equity securities of a REIT is generally based upon the market's perception of the REIT's growth potential and its current and potential future earnings and cash distributions. Our failure to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock and reduce the value of your investment.

Debt Financing/Leverage.    Financing for future investments and our maturing commitments may be provided by borrowings under our bank line of credit, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make timely payments of interest, that we will be unable to refinance existing indebtedness and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our stockholders and to repay all maturing debt. Furthermore, if prevailing interest rates, changes in our debt ratings or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness would increase, which could reduce our profitability and the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage. Our degree of leverage could have important consequences to stockholders, including affecting our investment grade ratings, affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

Certain of our operators account for a significant percentage of our revenues.

Based on existing contractual rent and lease payments regarding the restructuring of certain existing investments, Advocat and Sun each account for over 10% of our current contractual monthly revenues, with Sun accounting for slightly over 20% of our current contractual monthly revenues. Additionally, our top five operators account for over 55% of our current contractual monthly revenues. The failure or inability of any of these operators to pay their obligations to us could materially reduce our revenues and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline. For information regarding our agreement with Sun, see "Recent Developments".

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, or newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide funding to enable healthcare operators to build, expand or renovate facilities on our properties and the project is not completed, we could be forced to become involved in the development to ensure completion or we could lose the property. These costs may negatively affect our results of operations. While we are currently evaluating certain possible acquisitions, we are not currently a party to any definitive agreement, commitment or understanding with respect to any material acquisitions.

Our assets may be subject to impairment charges.

We periodically, but not less than annually, evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse affect on our results of operations and funds from operations in the period in which the write-off occurs.

We may not be able to sell certain closed facilities for their book value.

From time to time we close facilities and actively market such facilities for sale. To the extent we are unable to sell these properties for our book value, we may be required to take an impairment charge or loss on the sale, either of which would reduce our net income.

Our substantial indebtedness could adversely affect our financial condition.

We have substantial indebtedness and we may increase our indebtedness in the future. As of December 31, 2003, our debt was $280.6 million, the majority of which currently comes due in 2007. Our level of indebtedness could have important consequences to our stockholders. For example, it could:

–>
limit our ability to satisfy our obligations with respect to holders of our capital stock;

–>
potentially cause us to violate a cross-default provision under our various long-term debt obligations;

–>
make us more vulnerable to economic downturns;

–>
potentially limit our ability to withstand competitive pressures if, as a result of a decline in our rating agency ratings, our cost of capital increases as compared to our competitors' cost of capital thus reducing the spread on our investments; and

–>
impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes.

Our refinancing transactions may not be completed on the terms contemplated by us.

We are conducting discussions with potential lenders regarding a new senior credit facility. The exact timing of a new senior credit facility is unclear, and we might not be able to enter into a new senior credit facility on terms presently contemplated by us or at all. Our existing senior credit facility imposes pre-payment penalties and, if our refinancing efforts are successful, we will incur fees and additional charges as a result of early extinguishment of our debt obligation. In addition, our existing senior credit facility is collateralized by 121 facilities representing approximately half of our invested assets. We are also the guarantor of our subsidiaries' obligations under our existing senior credit facility and have pledged to the lenders the shares of these subsidiaries. Any new senior credit facility may require collateralization equal to or in excess of these amounts, which could adversely affect our ability to engage in other financing transactions. Furthermore, as is the case with our current credit facility, we expect any new senior credit facility to contain various covenants. These covenants could, among other things, require us to meet certain financial tests and limit our ability to incur additional indebtedness, incur liens, make investments and engage in acquisitions, asset sales and mergers and consolidations. We have also announced our intention to make an offering of notes pursuant to Rule 144A under the Securities Act of 1933. This offering of notes may not be completed on the terms presently contemplated by us or at all. We expect that the notes, if issued, will contain covenants similar to those contained in similar securities issued by other companies. See "Recent Developments—Proposed refinancing".

Our real estate investments are relatively illiquid.

Real estate investments are relatively illiquid and, therefore, tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. All of our properties are "special purpose" properties that could not be readily converted to general residential, retail or office use. Healthcare facilities that participate in Medicare or Medicaid must meet extensive program requirements, including physical plant and operational requirements, which are revised from time to time. Such requirements may include a duty to admit Medicare and Medicaid patients, limiting the ability of the facility to increase its private pay census beyond certain limits. Medicare and Medicaid facilities are regularly inspected to determine compliance, and may be excluded from the programs—in some cases without a prior hearing—for failure to meet program requirements. Transfers of operations of nursing homes and other healthcare-related facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our properties becomes unprofitable due to competition, age of improvements or other factors such that our lessee or mortgagor becomes unable to meet its obligations on the lease or mortgage loan, the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator with a new operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our income and cash flows from operations would be adversely affected.

As an owner or lender with respect to real property, we may be exposed to possible environmental liabilities.

Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender, such as us, may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property, and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce the owner's revenues.

Although our leases and mortgage loans require the lessee and the mortgagor to indemnify us for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such mortgagor or lessee would be able to fulfill its indemnification obligations.

The industry in which we operate is highly competitive. This competition may prevent us from raising prices at the same pace as our costs increase.

We compete for additional healthcare facility investments with other healthcare investors, including other REITs. The operators of the facilities compete with other regional or local nursing care facilities for the support of the medical community, including physicians and acute care hospitals, as well as the general public. Some significant competitive factors for the placing of patients in skilled and intermediate care nursing facilities include quality of care, reputation, physical appearance of the facilities, services offered, family preferences, physician services and price. If our cost of capital should increase relative to the cost of capital of our competitors, the spread that we realize on our investments may decline if competitive pressures limit or prevent us from charging higher lease or mortgage rates.

We are named as defendants in litigation arising out of professional liability and general liability claims relating to our previously owned and operated facilities which if decided against us, could adversely affect our financial condition.

We and several of our wholly-owned subsidiaries have been named as defendants in professional liability and general liability claims related to our owned and operated facilities. Other third-party managers responsible for the day-to-day operations of these facilities have also been named as defendants in these claims. In these suits, patients of certain previously owned and operated facilities have alleged significant damages, including punitive damages, against the defendants. The lawsuits are in various stages of discovery and we are unable to predict the likely outcome at this time. We continue to vigorously defend these claims and pursue all rights we may have against the managers of the facilities, under the terms of the management agreements. We have insured these matters, subject to self-insured retentions of various amounts. There can be no assurance that we will be successful in our defense of these matters or in asserting our claims against various managers of the subject facilities or that the amount of any settlement or judgment will be substantially covered by insurance or that any punitive damages will be covered by insurance.

We are subject to significant anti-takeover provisions.

Our articles of incorporation and bylaws contain various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions. In order to protect us against the risk of losing our REIT status for federal income tax purposes, our charter prohibits the ownership by any single person of more than 9.9% of the issued and outstanding shares of our voting stock. Our board of directors is divided into three classes and our board members are elected for terms that are staggered. Our board of directors also has the authority to issue additional shares of preferred stock and to fix the preferences, rights and limitations of the preferred stock without stockholder approval. We have also adopted a stockholders rights plan which provides for share purchase rights to become exercisable at a discount if a person or group acquires more than 9.9% of our common stock or announces a tender or exchange offer for more than 9.9% of our common stock. These provisions could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities.

We may change our investment strategies and policies and capital structure.

Our board of directors, without the approval of our stockholders, may alter our investment strategies and policies if it determines in the future that a change is in our and our stockholders' best interests. The methods of implementing our investment strategies and policies may vary as new investments and financing techniques are developed.

If we fail to maintain our REIT status, we will be subject to federal income tax on our taxable income at regular corporate rates.

We were organized to qualify for taxation as a real estate investment trust, or REIT, under Sections 856 through 860 of the Internal Revenue Code. We believe we have conducted, and we intend to continue to conduct, our operations so as to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements, some on an annual and some on a quarterly basis, established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our REIT taxable income. We cannot assure you that we will at all times satisfy these rules and tests.

If we were to fail to qualify as a REIT in any taxable year, as a result of a determination that we failed to meet the annual distribution requirement or otherwise, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings and cash flow available for investment, debt service or distribution to stockholders because of our additional tax liability for the years involved. In addition, distributions to stockholders would no longer be required to be made.

We will not receive any proceeds from this offering unless the underwriters exercise the over-allotment option.

We will not receive any proceeds from the sale of our shares by the selling stockholder. We will only receive proceeds if the underwriters exercise the over-allotment option and, then, only to the extent of such exercise.

We hedge floating rate debt with an interest rate cap, and may record charges associated with the termination or change in value of the interest rate cap.

We utilize an interest rate cap to reduce certain exposures to interest rate fluctuations. We do not use derivatives for trading or speculative purposes. We have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. We will assess the probability that our expected future floating rate debt is sufficient for our cap and may recognize a charge to earnings to reverse amounts previously recorded as a component of comprehensive income.

RISKS RELATED TO OUR COMMON STOCK

The market value of our common stock could be substantially affected by various factors.

The share price of our common stock will depend on many factors, which may change from time to time, including:

–>
the market for similar securities issued by REITs;

–>
changes in estimates by analysts;

–>
our ability to meet analysts' estimates;

–>
general economic and financial market conditions; and

–>
our financial condition, performance and prospects.

Our issuance of additional capital stock, warrants or debt securities, whether or not convertible, may reduce the market price for our shares.

We cannot predict the effect, if any, that future sales of our capital stock, warrants or debt securities, or the availability of our securities for future sale, will have on the market price of our shares, including our common stock. Sales of substantial amounts of our common stock or preferred shares, warrants or debt securities convertible into or exercisable or exchangeable for common stock in the public market or the perception that such sales might occur could reduce the market price of our common stock and the terms upon which we may obtain additional equity financing in the future.

In addition, we may issue additional capital stock in the future to raise capital or as a result of the following:

–>
The issuance and exercise of options to purchase our common stock. As of December 31, 2003, we had outstanding options to acquire approximately 2.3 million shares of our common stock. In addition, we may in the future issue additional options or other securities convertible into or exercisable for our common stock under our 2000 Stock Incentive Plan, as amended, or other remuneration plans. We may also issue options or convertible securities to our employees in lieu of cash bonuses or to our directors in lieu of director's fees.

–>
The issuance of debt securities exchangeable for our common stock.

–>
The exercise of warrants we may issue in the future.

–>
Lenders sometimes ask for warrants or other rights to acquire shares in connection with providing financing. We cannot assure you that our lenders will not request such rights.

There are no assurances of our ability to pay dividends in the future.

In 2001, our board of directors suspended dividends on our common stock and all series of preferred stock in an effort to generate cash to address then impending debt maturities. In 2003, we paid all accrued but unpaid dividends on all series of preferred stock and reinstated dividends on our common stock and all series of preferred stock. However, our ability to pay dividends may be adversely affected if any of the risks described in this prospectus supplement were to occur. Our payment of dividends is subject to compliance with restrictions contained in our bank credit facilities and our preferred stock. All dividends will be paid at the discretion of our board of directors and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our board may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, our dividends in the past have included, and may in the future include, a return of capital.

Holders of our outstanding preferred stock have liquidation and other rights that are senior to the rights of the holders of our common stock.

Our board of directors has the authority to designate and issue preferred stock that may have dividend, liquidation and other rights that are senior to those of our common stock. As of February 11, 2004, 2,300,000 shares of our 9.25% Series A cumulative preferred stock, 2,000,000 shares of our 8.625% Series B cumulative preferred stock and 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock were issued and outstanding. Holders of our preferred stock are generally entitled to cumulative dividends before any dividends may be declared or set aside on our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, holders of our preferred stock are entitled to receive a liquidation preference of $25 per share with respect to the Series A, Series B and Series D preferred stock, plus any accrued and unpaid distributions. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our common stock. In addition, holders of our preferred stock have the right to elect two additional directors to our board of directors if six quarterly preferred dividends are in arrears.

Legislative or regulatory action could adversely affect purchasers of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our common stock. Changes are likely to continue to occur in the future, and we cannot assure you that any of these changes will not adversely affect your taxation as a holder of our common stock. Any of these changes could have an adverse effect on an investment in our common stock or on market value or resale potential. You are urged to consult with your own tax advisor with respect to the impact that recent legislation may have on your investment and the status of legislative regulatory or administrative developments and proposals and their potential effect.

Recent changes in taxation of corporate dividends may adversely affect the value of our common stock.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 that was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its shares, except for certain limited amounts. While the earnings of a REIT that are distributed to its stockholders still generally will be subject to less combined federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level tax, this legislation could cause individual investors to view the stock of regular C corporations as more attractive relative to the shares of a REIT than was the case prior to the enactment of the legislation. Individual investors could hold this view because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the shares of REITs in general or on the value of our common stock in particular, either in terms of price or relative to other investments.

Forward-looking statements

This prospectus supplement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus supplement may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from our expectations are disclosed in this prospectus supplement, including factors disclosed under "Risk factors" beginning on page S-6 of this prospectus supplement. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

–>
uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third party payors, regulatory matters and occupancy levels;

–>
the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages, and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors' obligations;

–>
our ability to sell closed assets on a timely basis and at terms that allow us to realize the carrying value of these assets;

–>
our ability to negotiate appropriate modifications to the terms of our credit facilities;

–>
our ability to complete the proposed refinancing with respect to our existing credit facilities;

–>
our ability to manage, re-lease, or sell any owned and operated facilities;

–>
the availability and cost of capital;

–>
competition in the financing of healthcare facilities;

–>
regulatory and other changes in the healthcare sector;

–>
the effect of economic and market conditions generally and, particularly, in the healthcare industry;

–>
changes in interest rates;

–>
the amount and yield of any additional investments;

–>
changes in tax laws and regulations affecting real estate investment trusts; and

–>
changes in the ratings of our debt and preferred securities.

Use of proceeds

We will receive no proceeds from the sale of our shares by the selling stockholder in this offering.

If the underwriters exercise the over-allotment option in full, the net proceeds to us from this offering, after deducting the underwriting discount and our other estimated offering expenses, will be approximately $24.7 million. The underwriters are under no obligation to exercise the over-allotment option and, to the extent it is exercised, it may be exercised for less than the full amount of the option. We intend to apply any net proceeds to us from this offering for general corporate purposes.

Capitalization

The following table presents our capitalization as of December 31, 2003:

–>
on an actual basis; and

–>
on a pro forma basis to give effect to our February 2004 issuance of Series D preferred stock and the conversion and redemption of Series C preferred stock.

	As of December 31, 2003 Unaudited
(dollars and share counts in thousands)	Actual	Pro Forma(1)

Cash	$3,094	$15,100

Debt:
Revolving lines of credit	$177,074	$177,074
Unsecured borrowings	100,000	100,000
Other long-term borrowings	3,520	3,520

Total debt	280,594	280,594

Stockholders' Equity:
Preferred stock $1.00 par value; authorized—10,000 shares:
Issued and Outstanding—2,300 shares Series A with an aggregate liquidation preference of $57,500 as of December 31, 2003	57,500	57,500
Issued and Outstanding—2,000 shares Series B with an aggregate liquidation preference of $50,000 as of December 31, 2003	50,000	50,000
Issued and Outstanding—1,048 shares Series C with an aggregate liquidation preference of $104,842 as of December 31, 2003; $0 pro forma	104,842	—
Issued and Outstanding—4,740 shares Series D with an aggregate liquidation preference of $0 as of December 31, 2003; $118,488 pro forma	—	118,488
Common Stock $.10 par value:
Authorized—100,000 shares
Issued and Outstanding—37,291 shares as of December 31, 2003; 42,865 pro forma	3,729	4,287
Additional paid in Capital	481,467	518,012
Cumulative net earnings	174,275	174,275
Cumulative dividends paid	(431,123)	(469,866)
Accumulated other comprehensive income	(4,455)	(4,455)

Total Stockholders' Equity	436,235	448,241

Total Capitalization	$716,829	$728,835

(1)
Pro forma amounts give effect to the issuance of Series D preferred stock and the conversion and redemption of Series C preferred stock, which occurred in February 2004.

The information in the preceding table excludes:

–>
approximately 2,283,000 shares of our common stock issuable upon exercise of options outstanding as of December 31, 2003, at a weighted average exercise price of $3.20 per share;

–>
approximately 566,000 shares of our common stock available for future grant under our common stock option and restricted stock plan as of December 31, 2003;

–>
up to 2,717,736 shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any, and receipt of any proceeds in connection therewith; and

–>
any redemption of our Series A preferred stock with the remaining proceeds from the sale of our Series D preferred stock.

Selected consolidated financial data

In considering the following selected consolidated financial data, you should also read our consolidated financial statements and notes incorporated by reference to our Annual Report on Form 10-K filed on February 20, 2004 for the year ending December 31, 2003 and the section captioned "Management's discussion and analysis of financial condition and results of operations" contained in this prospectus supplement. The consolidated statements of operations for the five-year period ended December 31, 2003 and the consolidated balance sheets data as of December 31, 1999, 2000, 2001, 2002 and 2003 are derived from our audited consolidated financial statements.

	Year Ended December 31,
Consolidated operating data:	1999	2000	2001	2002	2003

	(In thousands, except per share amounts)
Revenues from core operations	$120,385	$98,325	$88,082	$90,699	$86,267
Revenues from nursing home operations(1)	1,050	167,287	162,042	42,905	—

Total revenues	$121,435	$265,612	$250,124	$133,604	$86,267

Income (loss) from continuing operations	$18,966	$(43,250)	$(15,588)	$(3,744)	$23,341
Net income (loss) available to common	10,040	(66,485)	(36,651)	(34,761)	2,915
Per share amounts:
Income (loss) from continuing operations:
Basic	$0.47	$(3.00)	$(1.78)	$(0.69)	$0.09
Diluted	0.47	(3.00)	(1.78)	(0.69)	0.08
Net income (loss) available to common:
Basic	$0.51	$(3.32)	$(1.83)	$(1.00)	$0.08
Diluted	0.51	(3.32)	(1.83)	(1.00)	0.08
Dividends, Common Stock(2)	2.80	1.00	—	—	0.15
Dividends, Series A Preferred(2)	2.31	2.31	—	—	6.937
Dividends, Series B Preferred(2)	2.16	2.16	—	—	6.469
Dividends, Series C Preferred(3)	—	0.25	—	—	29.807
Weighted-average common shares outstanding, basic	19,877	20,052	20,038	34,739	37,189
Weighted-average common shares outstanding, diluted	19,877	20,052	20,038	34,739	38,154
	December 31,
Consolidated balance sheet data:	1999	2000	2001	2002	2003

	(In thousands, except per share amounts)
Gross investments	$1,072,398	$974,507	$983,228	$882,313	$842,056
Total assets	1,040,688	950,213	892,414	804,009	725,054
Revolving lines of credit	166,600	185,641	193,689	177,000	177,074
Other long-term borrowings	339,764	249,161	219,483	129,462	103,520
Subordinated convertible debentures	48,405	16,590	—	—	—
Stockholders equity	457,081	464,313	450,690	479,701	436,235

(1)
Nursing home revenues and expenses of owned and operated assets are shown on a net basis for the year ended December 31, 2003 and are shown on a gross basis for the years ended December 31, 1999, 2000, 2001 and 2002.

(2)
Dividends per share are those declared and paid during such period.

(3)
Dividends per share are those declared during such period, based on the number of shares of common stock issuable upon conversion of the outstanding Series C preferred stock.

Management's discussion and analysis of financial condition and results of operations

Overview

As of December 31, 2003, our portfolio consisted of 211 healthcare facilities, located in 28 states and operated by 39 third-party operators. Our gross investment in these facilities, net of impairments, totaled $812.3 million at December 31, 2003, with 97.1% of our real estate investments related to long-term care facilities. Our portfolio is made up of 151 long-term healthcare facilities and two rehabilitation hospitals owned and leased to third parties, fixed rate mortgages on 51 long-term healthcare facilities, one long-term healthcare facility that was recovered from a customer and was operated through a third-party management contract for our own account and six long-term healthcare facilities that were recovered from customers and are currently closed. At December 31, 2003, we also held miscellaneous investments of approximately $29.8 million.

Nearly all of our properties are used as healthcare facilities; therefore, we are directly affected by the risk associated with the healthcare industry. Our lessees and mortgagors, as well as any facilities owned and operated for our own account, derive a substantial portion of their net operating revenues from third-party payors, including the Medicare and Medicaid programs. These programs are highly regulated by federal, state and local laws, rules and regulations and subject to frequent and substantial change. The Balanced Budget Act of 1997, or Balanced Budget Act, significantly reduced spending levels for the Medicare and Medicaid programs. Due to the implementation of the terms of the Balanced Budget Act, effective July 1, 1998, the majority of skilled nursing facilities shifted from payments based on reasonable cost to a prospective payment system for services provided to Medicare beneficiaries. Under the prospective payment system, skilled nursing facilities are paid on a per diem prospective case-mix adjusted basis for all covered services. Implementation of the prospective payment system has affected each long-term care facility to a different degree, depending upon the amount of revenue it derives from Medicare patients.

Legislation adopted in 1999 and 2000 increased Medicare payments to nursing facilities and specialty care facilities on an interim basis. Section 101 of the Balanced Budget Refinement Act of 1999, or Balanced Budget Refinement Act, included a 20% increase for 15 patient acuity categories (known as Resource Utilization Groups, or RUGS) and a 4% across the board increase of the adjusted federal per diem payment rate. The 20% increase was implemented in April 2000 and will remain in effect until the implementation of refinements in the current RUG case-mix classification system to more accurately estimate the cost of non-therapy ancillary services. The 4% increase was implemented in April 2000 and expired October 1, 2002.

The Benefits Improvement and Protection Act of 2000, or Benefits Improvement and Protection Act, included a 16.7% increase in the nursing component of the case-mix adjusted federal periodic payment rate and a 6.7% increase in the 14 RUG payments for rehabilitation therapy services. The 16.7% increase was implemented in April 2000 and expired October 1, 2002. The 6.7% increase is an adjustment to the 20% increase granted in the Balance Budget Refinement Act and spreads the funds directed at three of those 15 RUGs to an additional 11 rehabilitation RUGs. The increase was implemented in April 2001 and will remain in effect until the implementation of refinements in the current RUG case-mix classification system.

The expiration of the 4% and 16.7% increases under these statutes as of October 1, 2002 has had an adverse impact on the revenues of the operators of nursing facilities and has negatively impacted some operators' ability to satisfy their monthly lease or debt payments to us. Medicare reimbursement could be further reduced when the Centers for Medicare & Medicaid Services, or CMS, completes its RUG refinement, thereby triggering the sunset of the temporary 20% and 6.7% increases also established under these statutes.

On August 4, 2003, CMS published the payment rates for skilled nursing facilities, or SNFs, for federal fiscal year 2004 (effective on October 1, 2003). CMS announced that the SNF update would be a 3.0% increase in Medicare payments for federal fiscal year 2004. In addition, CMS announced that the two temporary payment increases—the 20% and 6.7% add-ons for certain payment categories—will continue to be effective for federal fiscal year 2004.

Also in the August 4, 2003 announcement, CMS confirmed its intention to incorporate a forecast error adjustment that takes into account previous years' update errors. According to CMS, there was a cumulative SNF market basket, or inflation adjustment, forecast error of 3.26% for federal fiscal years 2000 through 2002. As a result, CMS has increased the national payment rate by an additional 3.26% above the 3.0% increase for federal fiscal year 2004.

Due to the temporary nature of the 20% and 6.7% payment increases established under the Balanced Budget Refinement Act and Benefits Improvement and Protection Act, we cannot be assured that the federal reimbursement will remain at levels comparable to present levels and that such reimbursement will be sufficient for our lessees or mortgagors to cover all operating and fixed costs necessary to care for Medicare and Medicaid patients. We also cannot be assured that there will be any future legislation to increase payment rates for skilled nursing facilities. If payment rates for skilled nursing facilities are not increased in the future, some of our lessees and mortgagors may have difficulty meeting their payment obligations to us.

In addition, each state has its own Medicaid program that is funded jointly by the state and federal government. Federal law governs how each state manages its Medicaid program, but there is wide latitude for states to customize Medicaid programs to fit the needs and resources of its citizens. Rising Medicaid costs and decreasing state revenues caused by current economic conditions have prompted an increasing number of states to cut or consider reductions in Medicaid funding as a means of balancing their respective state budgets. Existing and future initiatives affecting Medicaid reimbursement may reduce utilization of (and reimbursement for) services offered by the operators of our properties. In early 2003, many states announced actual or potential budget shortfalls. As a result of these budget shortfalls, many states have announced that they are implementing or considering implementing "freezes" or cuts in Medicaid reimbursement rates, including rates paid to SNF providers, or reductions in Medicaid enrollee benefits, including long-term care benefits. We cannot predict the extent to which Medicaid rate freezes or cuts or benefit reductions will ultimately be adopted, the number of states that will adopt them nor the impact of such adoption on our operators. However, extensive Medicaid rate cuts or freezes or benefit reductions could have a material adverse effect on our operators' liquidity, financial condition and results of operations, which could affect adversely their ability to make lease or mortgage payments to us.

On May 28, 2003, the federal Jobs and Growth Tax Relief Reconciliation Act, or Tax Relief Act, was signed into law, which included an increase in Medicaid federal funding for five fiscal quarters (April 1, 2003 through June 30, 2004). In addition, the Tax Relief Act provides state fiscal relief for federal fiscal years 2003 and 2004 to assist states with funding shortfalls. It is anticipated that these temporary federal funding provisions could mitigate state Medicaid funding reductions through federal fiscal year 2004.

In addition, private payors, including managed care payors, are increasingly demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk of operating a healthcare facility. Efforts to impose greater discounts and more stringent cost controls are expected to continue. Any changes in reimbursement policies which reduce reimbursement levels could adversely affect the revenues of our lessees and mortgagors and thereby adversely affect those lessees' and mortgagors' abilities to make their monthly lease or debt payments to us.

At December 31, 2002, we owned three long-term healthcare facilities that had been recovered from customers and were operated for our own account. During 2001 and 2002, we experienced a significant increase in nursing home revenues attributable to the increase in owned and operated assets. During 2003, these increases abated as we re-leased, sold or closed all but one of these facilities. In addition, in connection with the recovery of these assets, we often fund working capital and deferred capital expenditure needs for a transitional period until license transfers and other regulatory matters are completed and reimbursement from third-party payors recommences. As of January 1, 2004, we had sold or re-leased all of the owned and operated facilities in our portfolio and had six closed facilities in our portfolio. Our management intends to sell these assets as promptly as possible, consistent with achieving valuations that reflect our management's estimate of fair value of the assets. We do not know, however, if, or when, the dispositions will be completed or whether the dispositions will be completed on terms that will enable us to realize the fair value of such assets.

The following significant highlights occurred during the twelve-month period ended December 31, 2003.

Financing

–>
In June 2003, we obtained a $225 million Senior Secured Credit Facility, or Credit Facility, to repay borrowings under our two previous credit facilities, replace letters of credit and pay cumulative unpaid preferred dividends.

–>
In December 2003, we secured a $50 million acquisition credit facility, which we believe, combined with the $225 million Credit Facility and cash on hand, will provide us the flexibility to initiate a growth strategy in 2004.

Dividends

–>
In July 2003, our board of directors declared a full catch-up of cumulative, unpaid dividends and regular quarterly dividends for all classes of preferred stock and such dividends were paid on August 15, 2003 to preferred stockholders of record on August 5, 2003.

–>
In September 2003, our board of directors reinstated our common stock dividend and a dividend of $0.15 per share of common stock was paid on November 17, 2003 to common stockholders of record on October 31, 2003.

Re-leasing

–>
In March 2003, we re-leased nine SNFs formerly operated by Integrated Health Services, Inc. to four unaffiliated third-party operators.

–>
In July 2003, we amended our Master Lease with a subsidiary of Alterra Healthcare Corporation, or Alterra, whereby the number of leased facilities was reduced from eight to five.

–>
In November 2003, we re-leased two SNFs formerly leased by Claremont located in Ohio and representing 270 beds, to a new operator under a Master Lease.

–>
Throughout 2003, we re-leased 12 SNFs formerly operated by Sun to six unaffiliated third-party operators.

Asset sales

–>
In May 2003, we sold an investment in a Baltimore, Maryland asset, leased by the United States Postal Service, or USPS, for approximately $19.6 million. The purchaser paid us proceeds of $1.8 million and assumed the first mortgage of approximately $17.6 million.

–>
In December 2003, we sold one SNF formerly leased by Claremont, located in Illinois and representing 150 beds, for $9.0 million. We received net proceeds of approximately $6.0 million in cash and a $3.0 million, five-year, 10.5% secured note for the balance. We also sold our investment in Principal Healthcare Finance Trust for proceeds of approximately $1.6 million.

–>
Throughout 2003, we sold eight closed facilities and four assets held for sale for proceeds of approximately $9.0 million.

Critical accounting policies and estimates

The preparation of financial statements in conformity with generally accepted accounting principles, or GAAP, in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our significant accounting policies are described in Note 2 to our audited consolidated financial statements incorporated by reference herein. These policies were followed in preparing the consolidated financial statements for all periods presented therein. Actual results could differ from those estimates.

We have identified six significant accounting policies which we believe are critical accounting policies. These critical accounting policies are those that have the most impact on the reporting of our financial condition and those requiring significant judgments and estimates. With respect to these critical accounting policies, we believe the application of judgments and assessments is consistently applied and produces financial information that fairly presents the results of operations for all periods incorporated by reference herein. The six critical accounting policies are:

Revenue recognition

Rental income and mortgage interest income are recognized as earned over the terms of the related Master Leases and mortgage notes, respectively. Such income includes periodic increases based on pre-determined formulas (i.e., such as increases in the Consumer Price Index, or CPI) as defined in the Master Leases and mortgage loan agreements. Reserves are taken against earned revenues from leases and mortgages when collection of amounts due become questionable or when negotiations for restructurings of troubled operators lead to lower expectations regarding ultimate collection. When collection is uncertain, lease revenues are recorded as received, after taking into account application of security deposits. Interest income on impaired mortgage loans is recognized as received after taking into account application of security deposits.

Nursing home revenues from owned and operated assets (primarily Medicare, Medicaid and other third-party insurance) are recognized as patient services are provided.

Asset impairment

Management periodically but not less than annually evaluates the real estate investments for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If indicators of impairment are present, management evaluates the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying facilities. Provisions for impairment losses related to long-lived assets are recognized when expected future undiscounted cash flows are less than the carrying values of the assets. If the sum of the expected future undiscounted cash flow, including sales proceeds, is less than carrying value, then an adjustment is made to the net carrying value of the leased properties and other long-lived assets to the present value of expected future undiscounted cash flows. The fair value of the real estate investment is determined by market research, which includes valuing the property as a nursing home as well as other alternative uses.

Loan impairment

Management periodically but not less than annually evaluates the outstanding loans and notes receivable. When management identifies potential loan impairment indicators, such as non-payment under the loan documents, impairment of the underlying collateral, financial difficulty of the operator or other circumstances that may impair full execution of the loan documents, then the loan is written down to the present value of the expected future cash flows. In cases where expected future cash flows cannot be estimated, the loan is written down to the fair value of the collateral. The fair value of the loan is determined by market research, which includes valuing the property as a nursing home as well as other alternative uses.

Accounts receivable

Accounts receivable consists primarily of lease and mortgage interest payments. Amounts recorded include estimated provisions for loss related to uncollectible accounts and disputed items. On a monthly basis, we review the contractual payment versus actual cash payment received and the contractual payment due date versus actual receipt date. When management identifies delinquencies, a judgment is made as to the amount of provision, if any, that is needed.

Accounts receivable—owned and operated assets

Accounts receivable from owned and operated assets consist of amounts due from Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients. Amounts recorded include estimated provisions for loss related to uncollectible accounts and disputed items.

Owned and operated assets and assets held for sale

When we acquire real estate pursuant to a foreclosure proceeding, it is designated as "owned and operated assets" and is recorded at the lower of cost or fair value and is included in real estate properties on our audited consolidated balance sheet incorporated by reference herein. For 2003, operating assets and operating liabilities for our owned and operated properties are shown on a net basis on the face of our audited consolidated balance sheet incorporated by reference herein. For 2002, operating assets and operating liabilities for our owned and operated properties are shown on a gross basis on the face of our audited consolidated balance sheet incorporated by reference herein and are detailed in Note 16—Segment Information to the financial statements incorporated by reference herein. The net basis presentation in 2003 is due to the decrease in the size of the owned and operated portfolio (one facility at December 31, 2003).

When a formal plan to sell real estate is adopted and we hold a contract for sale, the real estate is classified as "assets held for sale," with the net carrying amount adjusted to the lower of cost or estimated fair value, less cost of disposal. Depreciation of the facilities is excluded from operations after management has committed to a plan to sell the asset. Upon adoption of SFAS 144 as of January 1, 2002, long-lived assets sold or designated as held for sale after January 1, 2002 are reported as discontinued operations in our financial statements incorporated by reference herein.

Results of operations

The following is our discussion of the consolidated results of operations, financial position and liquidity and capital resources, which should be read in conjunction with our audited consolidated financial statements and accompanying notes incorporated by reference herein.

Year ended December 31, 2003 compared to year ended December 31, 2002

Revenues

Our revenues for the year ended December 31, 2003 totaled $86.3 million, a decrease of $47.3 million from 2002 revenues. When excluding nursing home revenues of owned and operated assets, revenues were $86.3 million for the year ended December 31, 2003, a decrease of $4.4 million from the comparable prior year period. The decrease during the year was primarily the result of operator restructurings, the sale of our investment in a Baltimore, Maryland asset leased by the USPS, partially offset by a legal settlement.

Detail changes in revenues during the year ended December 31, 2003 are as follows:

–>
Rental income for the year ended December 31, 2003 totaled $65.1 million, an increase of $2.4 million over 2002 rental income.

–>
Mortgage interest income for the year ended December 31, 2003 totaled $14.7 million, decreasing $6.2 million.

–>
Other investment income for the year ended December 31, 2003 totaled $3.0 million, decreasing $2.3 million.

–>
In 2000, we filed suit against a title company (later adding a law firm as a defendant), seeking damages based on claims of breach of contract and negligence, among other things, as a result of the alleged failure to file certain Uniform Commercial Code financing statements in our favor. We filed a subsequent suit seeking recovery under title insurance policies written by the title company. The defendants denied the allegations made in the lawsuits. In settlement of our claims against the defendants, we agreed in the first quarter of 2003 to accept a lump sum cash payment of $3.2 million. The cash proceeds were offset by related expenses incurred of $1.0 million resulting in a net gain of $2.2 million.

We believe that the presentation of our revenues and expenses, excluding nursing home owned and operated assets, provides a useful measure of the operating performance of our core portfolio as a real estate investment trust, or REIT, in view of the disposition of all but one of our owned and operated assets as of December 31, 2003.

Expenses

Our expenses for the year ended December 31, 2003 totaled $63.6 million, decreasing approximately $76.3 million from expenses of $139.9 million during 2002. When excluding nursing home expenses of owned and operated assets, expenses were $62.1 million for the year ended December 31, 2003, a decrease of $14.0 million from the comparable prior year period. The decrease during the year was primarily the result of $4.0 million of lower interest expense, $0.9 million favorable reduction in general and administrative and legal expenses, $8.8 million favorable reduction in provision for uncollectible mortgages, notes and accounts receivable, off set by an increase of $5.2 million in provision for impairment and $0.9 million in adjustments of derivatives to fair value.

Our nursing home expenses, net of nursing home revenues, for owned and operated assets decreased to $19.4 million from $20.9 million in 2002 due to the releasing efforts, sales and/or closures during the year. In 2002, nursing home expenses included a $5.9 million provision for uncollectible accounts receivable and $4.3 million of expenses related to leasehold buy outs.

Effective January 1, 2004, our remaining owned and operated asset was re-leased to an existing operator. This facility, located in Illinois, was re-leased under a new Master Lease which encompasses four additional facilities.

An analysis of significant changes in our expenses during the years ended December 31, 2003 and 2002 is as follows:

–>
Our general and administrative expenses for 2003 totaled $5.9 million as compared to $6.3 million for 2002, a decrease of $0.4 million. The decrease is due to lower consulting costs, primarily related to the owned and operated facilities and cost reductions due to reduced staffing, travel and other employee-related expenses.

–>
Our legal expenses for 2003 totaled $2.3 million as compared to $2.9 million in 2002. The decrease is largely attributable to a reduction of legal costs associated with our owned and operated facilities due to the releasing efforts, sales and/or closures of 32 owned and operated assets since December 31, 2001.

–>
Our interest expense for the year ended December 31, 2003 was approximately $23.4 million, compared with $27.4 million for 2002. The decrease in 2003 is due to lower average borrowings on our credit facilities as well as the impact of our current year refinancings and the payoff in 2002 of $97.5 million of 6.95% Notes that matured in June 2002.

–>
In 2002, we recognized a $7.0 million refinancing expense as we were unable to complete a planned commercial mortgage-backed securities transaction due to the impact on our operators resulting from reductions in Medicare reimbursement and concerns about potential Medicaid rate reductions.

–>
Provisions for impairment of $8.9 million and $3.7 million are included in expenses for 2003 and 2002, respectively. The 2003 provision of $8.9 million was to reduce the carrying value of two closed facilities to their fair value less cost to dispose. The 2002 provision of $3.7 million reduced the carrying value of three closed facilities to their fair value less cost to dispose.

–>
We recognized a provision for loss on uncollectible mortgages, notes and accounts receivable of $8.8 million in 2002. The provision included $4.9 million associated with the write down of two mortgage loans to bankrupt operators and $3.5 million related to the restructuring of debt owed by Madison/OHI Liquidity Investors, LLC, or Madison, as part of the compromise and settlement of a lawsuit with Madison. (See Note 14—Litigation to the financial statements incorporated by reference herein). The 2002 provision also included $0.4 million to adjust accounts receivable to their net realizable value.

–>
During 2002, we recorded a non-cash gain of $0.9 million related to the maturity and payoff of two interest rate swaps with a notional amount of $32.0 million each.

Other

During 2003, we recognized a gain on assets sold of $0.7 million, primarily a result of the following transactions:

–>
The sale of our investment in a Baltimore, Maryland asset, leased by the USPS, for approximately $19.6 million. The purchaser paid us proceeds of $1.8 million and assumed the first mortgage of approximately $17.6 million. As a result, we recorded a gain of $1.3 million, net of closing costs and other expenses.

–>
The sale of four closed buildings, which were classified as assets held for sale in 2001, in four separate transactions, realizing proceeds, net of closing costs, of $2.0 million, resulting in a net loss of approximately $0.7 million.

–>
The sale of our investment in Principal Healthcare Finance Trust realizing proceeds of approximately $1.6 million, net of closing costs, resulting in an accounting gain of approximately $0.1 million

Loss from discontinued operations

Discontinued operations relates to properties we disposed of in 2003 that are accounted for as discontinued operations under SFAS No. 144. The loss of $0.3 million in 2003 versus the loss of $10.9 million in 2002 was primarily due to provisions for impairment of $11.7 million on seven facilities in 2002 as compared to none in 2003.

Funds from operations

Our funds from operations, or FFO, for the year ended December 31, 2003, on a diluted basis was $35.0 million, an increase of $41.5 million as compared to a deficit of $6.5 million for 2002 due to factors mentioned above. Funds from operations is net earnings available to common stockholders, excluding any gains or losses from debt restructuring and the effects of asset dispositions, plus depreciation and amortization associated with real estate investments. Diluted funds from operations is the lower of funds from operations and funds from operations adjusted for the assumed conversion of Series C preferred stock and the exercise of in-the-money stock options. We consider funds from operations to be one performance measure which is helpful to investors of real estate companies because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of our ability to incur and service debt and to make expenditures. Funds from operations in and of itself does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP in the United States, as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

In October 2003, the National Association of Real Estate Investment Trusts, or NAREIT, informed its member companies that the Securities and Exchange Commission has taken the position that asset impairment charges should not be excluded in calculating FFO. The SEC's interpretation is that recurring impairments on real property are not an appropriate adjustment. In the tables below, we have applied the SEC's interpretation of FFO and have not added back asset impairment charges. As a result, our basic FFO and diluted FFO set forth in the tables below are not comparable to similar measures reported in previous disclosures.

The following table presents our FFO results reflecting the impact of asset impairment charges (the SEC's interpretation) for the years ended December 31, 2003 and 2002:

	Year Ended December 31,
	2003	2002

Net income (loss) available to common	$2,915	$(34,761)
Add back loss (deduct gain) from real estate dispositions(1)	149	(2,548)

	3,064	(37,309)
Elimination of non-cash items included in net income (loss):
Depreciation and amortization(2)	21,426	21,270
Adjustment of derivatives to fair value	—	(946)

Funds from operations, basic	24,490	(16,985)
Series C Preferred Dividends	10,484	10,484

Funds from operations, diluted	$34,974	$(6,501)

(1)
The add back of loss/deduction of gain from real estate dispositions includes the facilities classified as discontinued operations in our consolidated financial statements incorporated by reference herein. The 2003 net loss add back includes $0.8 million loss related to facilities classified as discontinued operations.

(2)
The add back of depreciation and amortization includes the facilities classified as discontinued operations in our consolidated financial statements incorporated by reference herein. The 2003 and 2002 includes depreciation and amortization of $0.4 million and $0.7 million, respectively, related to facilities classified as discontinued operations.

Taxes

No provision for federal income taxes has been made since we qualify as a REIT under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. For tax year 2003, preferred and common dividend payments of $65.5 million made throughout 2003 satisfy the 2003 REIT requirements (must distribute at least 90% of our REIT taxable income for the taxable year and meet certain other conditions).

Year ended December 31, 2002 compared to year ended December 31, 2001

Revenues

Our revenues for the year ended December 31, 2002 totaled $133.6 million, a decrease of $116.5 million from 2001 revenues. Excluding nursing home revenues of owned and operated assets, revenues were $90.7 million for the year ended December 31, 2002, an increase of $2.6 million from the comparable prior year period.

Detail changes in revenues during the year ended December 31, 2002 are as follows:

–>
Our rental income for the year ended December 31, 2002 totaled $62.7 million, an increase of $2.6 million from 2001 rental income. The increase is due to $8.0 million from new leases on assets previously classified as owned and operated and $0.9 million of contractual rent increases on the existing portfolio. This increase is partially offset by a reduction of revenues of $6.3 million due to bankruptcies, restructurings and other.

–>
Our mortgage interest income for the year ended December 31, 2002 totaled $20.9 million, increasing $0.4 million over 2001 mortgage interest. The increase is due to $1.1 million for new investments placed during 2001 and receipt in 2002 of $1.6 million of interest due in 2001 and not received until 2002, offset by $1.5 million from loans paid off, $0.7 million due to restructurings and bankruptcies and $0.1 million due to normal amortization of the portfolio.

–>
Our nursing home revenues of owned and operated assets for the year ended December 31, 2002 totaled $42.9 million, decreasing $119.1 million over 2001 nursing home revenues. This decrease is due to the re-leasing, sale and/or closure of 30 assets in 2002.

Expenses

Our expenses for the year ended December 31, 2002 totaled $139.9 million, decreasing approximately $125.1 million over expenses of $265.0 million for 2001.

Our nursing home expenses for owned and operated assets decreased to $63.8 million from $169.9 million in 2001 due to the re-leasing, sale and/or closure of 30 owned and operated assets during the year. In 2002, nursing home expenses included a $5.9 million provision for uncollectible accounts receivable and $4.3 million of expenses related to leasehold buy outs. Nursing home expenses in 2001 included a $7.3 million provision for uncollectible accounts receivable.

An analysis of significant changes in our expenses during the years ended December 31, 2002 and 2001 is as follows:

–>
Our general and administrative expenses for 2002 totaled $6.3 million as compared to $10.4 million for 2001, a decrease of $4.1 million. The decrease is due to lower consulting costs, primarily related to the owned and operated facilities and cost reductions due to reduced staffing, travel and other employee-related expenses.

–>
Our legal expenses for 2002 totaled $2.9 million as compared to $4.3 million in 2001. The decrease is largely attributable to a reduction of legal costs associated with our owned and operated facilities due to the re-leasing, sale and/or closure of 30 owned and operated assets during 2002.

–>
Depreciation and amortization of real estate totaled $20.5 million in 2002, decreasing $0.8 million from 2001. The decrease consists primarily of $0.4 million of leasehold amortization expense for leaseholds written down in 2001 or sold in 2002 and $0.6 million from properties sold, impaired or reclassified to held for sale, offset by $0.2 million from properties previously classified as mortgages.

–>
Our interest expense for the year ended December 31, 2002 was approximately $27.4 million, compared with $33.2 million for 2001. The decrease in 2002 is due to the payoff of $97.5 million of 6.95% Notes that matured in June 2002 and lower average borrowings on our credit facilities.

–>
In 2002, we recognized a $7.0 million refinancing expense as we were unable to complete a planned commercial mortgage-backed securities transaction due to the impact on our operators resulting from reductions in Medicare reimbursement and concerns about potential Medicaid rate reductions.

–>
Provisions for impairment of $3.7 million and $8.1 million are included in expenses for 2002 and 2001, respectively. The 2002 provision of $3.7 million reduced the carrying value of three closed facilities to their fair value less cost to dispose. The 2001 provision of $8.1 million included $6.9 million to reduce facilities recovered from operators and classified as held for sale assets to fair value less cost to dispose, and $1.2 million related to other real estate assets that management determined were impaired.

–>
We recognized a provision for loss on uncollectible mortgages, notes and accounts receivable of $8.8 million in 2002. The provisions included $4.9 million associated with the write down of two mortgage loans to bankrupt operators and $3.5 million related to the restructuring of debt owed by Madison as part of the compromise and settlement of a lawsuit with Madison. (See Note 14—Litigation to our audited consolidated financial statements incorporated by reference herein). The 2002 provisions also included $0.4 million to adjust accounts receivable to their net realizable value. In 2001, we recognized a provision for uncollectible mortgages, notes and accounts receivable of $0.7 million to adjust the carrying value of accounts receivable to net realizable value.

–>
In 2001, we recorded a $5.1 million charge for severance, moving and consulting agreement costs. This charge was comprised of $4.6 million for relocation of our corporate headquarters and $0.5 million for consulting and severance payments to a former executive.

–>
In 2001, we recorded a $10 million litigation settlement to settle a suit brought by Karrington Health, Inc. in 1998. This settled all claims arising from the suit, but without our admission of any liability or fault, which liability is expressly denied. Based on the settlement, the suit was dismissed with prejudice.

–>
During 2002, we recorded a non-cash gain of $0.9 million related to the maturity and payoff of two interest rate swaps with a notional amount of $32.0 million each. We recorded a non-cash charge of $1.3 million for 2001 related to the adoption of Statement of Financial Account Standard, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities.

Other

During 2002, we recognized a gain on assets sold of $2.5 million, primarily a result of the following transactions.

–>
The sale of our investment in Omega Worldwide, Inc., or Worldwide. Pursuant to a tender offer by Four Seasons Health Care Limited, or Four Seasons, for all of the outstanding shares of common stock of Worldwide, we sold our investment, which consisted of 1.2 million shares of common stock and 260,000 shares of preferred stock, to Four Seasons for cash proceeds of approximately $7.4 million (including $3.5 million for preferred stock liquidation preference and accrued preferred dividends).

–>
The sale of our investment in Principal Healthcare Finance Limited, an Isle of Jersey company, or PHFL, which consisted of 990,000 ordinary shares and warrants to purchase 185,033 ordinary shares, to an affiliate of Four Seasons for cash proceeds of $2.8 million.

–>
In addition, we sold certain other assets in 2002 realizing cash proceeds of $7.5 million, resulting in a net accounting gain of $0.3 million.

Loss from discontinued operations

Discontinued operations relates to properties we disposed of in 2003 that are accounted for as discontinued operations under SFAS No. 144. The loss of $10.9 million in 2002 versus the loss of $1.1 million in 2001 was primarily due to provisions for impairment of $11.7 million on seven facilities in 2002 as compared to $1.5 million on one facility in 2001.

Funds from operations

Our FFO for the year ended December 31, 2002, on a diluted basis was a deficit of $6.5 million, an increase in the deficit of $4.3 million as compared to a deficit of $2.2 million for 2001 due to factors mentioned above. Funds from operations is net earnings available to common stockholders, excluding any gains or losses from debt restructuring and the effects of asset dispositions, plus depreciation and amortization associated with real estate investments. Diluted funds from operations is the lower of funds from operations and funds from operations adjusted for the assumed conversion of Series C preferred stock and the exercise of in-the-money stock options. We consider funds from operations to be one performance measure which is helpful to investors of real estate companies because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of our ability to incur and service debt and to make expenditures. Funds from operations in and of itself does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP in the United States, as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

In October 2003, NAREIT informed its member companies that the SEC has taken the position that asset impairment charges should not be excluded in calculating FFO. The SEC's interpretation is that recurring impairments on real property are not an appropriate adjustment. In the tables below, we have applied the SEC's interpretation of FFO and have not added back asset impairment charges. As a result, our basic FFO and diluted FFO set forth in the tables below are not comparable to similar measures reported in previous disclosures.

The following table presents our FFO results reflecting the impact of asset impairment charges (the SEC's interpretation) for the years ended December 31, 2002 and 2001:

	Year Ended December 31,
	2002	2001

Net loss available to common	$(34,761)	$(36,651)
(Deduct gain) add back loss from real estate dispositions	(2,548)	677

	(37,309)	(35,974)
Elimination of non-cash items included in net income (loss):
Depreciation and amortization(1)	21,270	22,066
Adjustment of derivatives to fair value	(946)	1,317

Funds from operations, basic	(16,985)	(12,591)
Series C Preferred Dividends	10,484	10,363

Funds from operations, diluted	$(6,501)	$(2,228)

(1)
The add back of depreciation and amortization includes the facilities classified as discontinued operations in our consolidated financial statements as incorporated by reference herein. The 2002 and 2001 includes depreciation and amortization of $0.7 million and $0.8 million, respectively, related to facilities classified as discontinued operations.

Portfolio developments

The partial expiration of certain Medicare rate increases has had an adverse impact on the revenues of the operators of nursing home facilities and has negatively impacted some operators' ability to satisfy their monthly lease or debt payment to us. In several instances we hold security deposits that can be applied in the event of lease and loan defaults, subject to applicable limitations under bankruptcy law with respect to operators seeking protection under Chapter 11 of the Bankruptcy Act. (See "Prospectus Supplement Summary—Our Company").

Alterra Healthcare Corporation

Alterra announced during the first quarter of 2003, that, in order to facilitate and complete its on-going restructuring initiatives, they had filed a voluntary petition with the U.S. Bankruptcy Court for the District of Delaware to reorganize under Chapter 11 of the U.S. Bankruptcy Code. At that time, we leased eight assisted living facilities (325 units) located in seven states to subsidiaries of Alterra.

Effective July 7, 2003, we amended our Master Lease with a subsidiary of Alterra whereby the number of leased facilities was reduced from eight to five. The amended Master Lease has a remaining term of approximately ten years with an annual rent requirement of approximately $1.5 million. This compares to the 2002 annualized revenue of $2.6 million. On November 1, 2003, we re-leased one assisted living facility formerly leased by Alterra, located in Washington and representing 52 beds, to a new operator under a lease, which has a ten-year term and has an initial annual lease rate of $0.2 million. We are in the process of negotiating terms and conditions for the re-lease of the remaining two properties. In the interim, Alterra will continue to operate the two facilities. The Amended Master Lease was approved by the U.S. Bankruptcy Court in the District of Delaware.

Claremont Healthcare Holdings, Inc.

Effective December 1, 2003, we sold one SNF formerly leased by Claremont, located in Illinois and representing 150 beds, for $9.0 million. We received net proceeds of approximately $6.0 million in cash and a $3.0 million, five-year, 10.5% secured note for the balance. This transaction results in a non-cash, non-FFO accounting loss of approximately $3.8 million, which was recorded in the fourth quarter of 2003.

On November 7, 2003, we re-leased two SNFs formerly leased by Claremont, located in Ohio and representing 270 beds, to a new operator under a Master Lease, which has a ten-year term and has an initial annual lease rate of $1.1 million.

Separately, we continue our ongoing restructuring discussions with Claremont regarding the five facilities Claremont currently leases from us. At the time of this filing, we cannot determine the timing or outcome of these discussions. Claremont failed to pay base rent due during the fourth quarter of 2003 in the amount of $1.5 million. During the fourth quarter of 2003, we applied security deposits in the amount of $1.0 million to pay Claremont's rent payments and the Company demanded that Claremont restore the $1.5 million security deposit. At December 31, 2003, we had no additional security deposits with Claremont. Due to the significant uncertainty of collection, we recognize revenue from Claremont on a cash-basis as it is received.

Sun Healthcare Group, Inc.

On February 7, 2003, Sun announced "that it has opened dialogue with many of its landlords concerning the portfolio of properties leased to Sun and various of its consolidated subsidiaries (collectively, the "Company'). The Company is seeking a rent moratorium and/or rent concessions with respect to certain of its facilities and is seeking to transition its operations of certain facilities to new operators while retaining others." To this end, Sun initiated conversations with us regarding a restructure of our lease. As a result, during 2003, we re-leased 12 SNFs, formerly leased by Sun, in the following transactions:

–>
On July 1, 2003, we re-leased one SNF in Louisiana and representing 131 beds, to an existing operator under a Master Lease, which lease has a eight-year term and requires an initial annual lease rate of $400,000;

–>
On July 1, 2003, we re-leased two SNFs located in Texas and representing 256 beds, to an existing operator under a Master Lease, which has a ten-year term and has an initial annual lease rate of $800,000;

–>
On July 1, 2003, we re-leased two SNFs located in Florida and representing 350 beds, to an existing operator under a Master Lease, which has a ten-year term and has an initial annual lease rate of $1.3 million;

–>
On October 1, 2003, we re-leased three SNFs located in California and representing 271 beds, to a new operator under a Master Lease, which has a 15-year term and has an initial annual lease rate of $1.25 million;

–>
On November 1, 2003, we re-leased two SNFs located in California and representing 185 beds, to a new operator under a Master Lease, which has a ten-year term and has an initial annual lease rate of $0.6 million;

–>
On December 1, 2003, we re-leased one SNF located in California and representing 59 beds, to a new operator under a lease, which has a ten-year term and has an initial annual lease rate of $0.12 million; and

–>
On December 1, 2003, we re-leased one SNF located in Indiana and representing 99 beds, to an existing operator under a lease, which has a five-year term.

As a result of the above-mentioned transitions of the 12 former Sun facilities, Sun operated 38 of our facilities at December 31, 2003.

Effective January 1, 2004, we re-leased four SNFs to an existing operator under a new Master Lease, which has a five-year term and has an initial annual lease rate of $0.75 million. Three SNFs formerly leased by Sun, located in Illinois, representing 350 total beds, were part of this transaction. The fourth SNF in the transaction, located in Illinois, representing 128 beds, was the last remaining owned and operated facility in our portfolio. A fifth facility, leased in December 2003, was incorporated in this Master Lease.

On March 1, 2004, we entered into an agreement with Sun regarding properties we own that were leased to various affiliates of Sun prior to the impact of the transactions above. Under the terms of a master lease, Sun will continue to operate and occupy 23 long-term care facilities, five behavioral properties and two hospital properties. One property in the State of Washington, formerly operated by a Sun affiliate, has already been closed and the lease relating to that property will be terminated. With respect to the remaining 20 facilities, 15 have already been transitioned to new operators and five are in the process of being transferred to new operators.

The new master lease contains the following general terms:

–>
Term: Through December 31, 2013.

–>
Base Rent: Commencing February 1, 2004, monthly base rent will be $1.56 million, subject to annual increases not to exceed 2.5% per year.

–>
Deferred Base Rent: $7.76 million will be deferred and bear interest at a floating rate with a floor of 6% per year. Interest will accrue but will not be payable to us through January 3, 2008. Interest thereafter accruing will be paid monthly. We are releasing all other claims for base rent which otherwise will be due under the current leases.

–>
Conversion of Deferred Base Rent: We will have the right at any time to convert the deferred base rent into 800,000 shares of Sun's common stock, subject to certain non-dilution provisions and the right of Sun to pay cash in an amount equal to the value of that stock in lieu of issuing stock to us. If the value of the common stock equals or exceeds 140% of the deferred base rent, Sun can require us to convert the deferred base rent into Sun's common stock. We will have the right to require Sun to prepare and file a registration statement to facilitate resales of the Sun stock.

Asset dispositions in 2003

Other Assets

–>
We sold an investment in a Baltimore, Maryland asset, leased by the USPS, for approximately $19.6 million. The purchaser paid us gross proceeds of $1.8 million and assumed the first mortgage of approximately $17.6 million. As a result, we recorded a gain of $1.3 million, net of closing costs and other expenses. (See Note 3—Properties; Other Non-Core Assets to the financial statements incorporated by reference herein).

–>
We sold our investment in Principal Healthcare Finance Trust realizing proceeds of approximately $1.6 million, net of closing costs, resulting in an accounting gain of approximately $0.1 million. (See Note 3—Properties; Other Non-Core Assets to the financial statements incorporated by reference herein).

Closed facilities

–>
We sold eight closed facilities realizing proceeds of approximately $7.0 million, net of closing costs, resulting in a net gain of approximately $3.0 million. In accordance with SFAS No. 144, the $3.0 million realized net gain is reflected in our audited consolidated statements of operations as discontinued operations. (See Note 3—Properties; Closed Facilities and Note 19—Discontinued Operations to the financial statements incorporated by reference herein).

Assets held for sale

–>
We sold the four remaining facilities, which were classified as assets held for sale in 2001, realizing proceeds of $2.0 million, net of closing costs, resulting in a net loss of approximately $0.7 million. (See Note 3—Properties; Assets Held for Sale to the financial statements incorporated by reference herein).

Liquidity and capital resources

At December 31, 2003, we had total assets of $725.1 million, stockholders equity of $436.2 million and long-term debt of $280.6 million, representing approximately 39.1% of total capitalization. In addition, as of December 31, 2003, we had an aggregate of $2.3 million of scheduled principal payments in 2004.

The following table shows the amounts due in connection with the contractual obligations described below as of December 31, 2003.

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

	(In thousands)
Long-term debt(1)	$280,594	$2,319	$276,280	$900	$1,095
Other long-term liabilities	1,051	198	630	223	—

Total	$281,645	$2,517	$276,910	$1,123	$1,095

(1)
The $276.3 million due in one to three years includes the $100.0 million 6.95% Notes due 2007, and the $170.1 million of credit facility and term loan borrowings, which mature in June 2007.

Bank credit agreements

We are conducting discussions with potential lenders regarding a new $125 million senior credit facility. The exact timing of a new senior credit facility is unclear. Our primary objective in refinancing our credit facilities is to extend the average maturity of our outstanding indebtedness and obtain more attractive terms. The new senior credit facility, combined with the proceeds from our proposed offering of unsecured notes pursuant to Rule 144A of the Securities Act, would replace our existing $225 million Senior Secured Credit Facility, or Credit Facility, and our $50 million acquisition credit facility, or Acquisition Line, which would be terminated. The terms of the Credit Facility and the Acquisition Line are discussed immediately below. We cannot assure you that we will be able to complete the issuance of the unsecured notes or the refinancing of our Credit Facility and Acquisition Line on terms presently contemplated by us or at all.

We currently have two secured credit facilities totaling $275 million, consisting of the $225 million Credit Facility and the $50 million Acquisition Line. At December 31, 2003, $177.1 million was outstanding under the Credit Facility and $12.1 million was utilized for the issuance of letters of credit, leaving availability of $85.0 million. The $177.1 million of outstanding borrowings had an interest rate of 6.00% at December 31, 2003; however, no funds have been drawn under the Acquisition Line. In addition, during 2003, we paid off four Industrial Revenue Bonds totaling $7.8 million with a fixed blended rate of approximately 9.66%.

In 2003, we completed the $225 million Credit Facility arranged and syndicated by GE Healthcare Financial Services, with General Electric Capital Corporation, or GECC, as agent and lender. At the closing, we borrowed $187.1 million under the Credit Facility to repay borrowings under our two previous credit facilities and replace letters of credit totaling $12.5 million. In addition, proceeds from the loan were permitted to be used to pay cumulative unpaid preferred dividends and for general corporate purposes.

The Credit Facility includes a $125 million term loan, or Term Loan, and a $100 million revolving line of credit, or Revolver, collateralized by our interests in 121 facilities representing approximately half of our invested assets. In addition, we are the guarantor of our subsidiaries' obligations under the Credit Facility and have pledged to the lenders the shares of these subsidiaries. Both the Term Loan and Revolver have a four-year maturity with a one-year extension at our option. The Term Loan amortizes on a 25-year basis and is priced at London Interbank Offered Rate, or LIBOR, plus a spread of 3.75%, with a floor of 6.00%. The Revolver is also priced at LIBOR plus a 3.75% spread, with a 6.00% floor.

Borrowings under our old $160.0 million secured revolving line of credit facility of $112.0 million were paid in full upon the closing of the Credit Facility and the agreements were terminated. Additionally, $12.5 million of letters of credit previously outstanding against this credit facility were reissued under the new Credit Facility. LIBOR-based borrowings under this previous credit facility had a weighted-average interest rate of approximately 4.5% at the payoff date.

Borrowings under our old $65.0 million line of credit facility, which was fully drawn, were paid in full upon the closing of our Credit Facility. LIBOR-based borrowings under this previous credit facility had a weighted-average interest rate of approximately 4.6% at the payoff date.

As a result of the new Credit Facility, for the twelve-month period ended December 31, 2003, our interest expense includes $2.6 million of non-cash interest expense (financing costs) related to the termination of our two previous credit facilities mentioned above.

In December 2003, we closed on a four-year, $50 million revolving acquisition line of credit arranged by GE Healthcare Financial Services. The Acquisition Line will be secured by first liens on facilities acquired or assignments of mortgages made on new acquisitions. The interest rate of LIBOR plus 3.75% with a 6% floor on the revolving acquisition line of credit is identical to our existing Credit Facility.

We are required to meet certain property level financial covenants and corporate financial covenants, including prescribed leverage, fixed charge coverage, minimum net worth, limitation on additional indebtedness and limitations on dividend payout on our long-term borrowings. We are also required to fix a certain portion of our interest rate. We utilize interest rate caps to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. (See Note 9—Financial Instruments to the financial statements incorporated by reference herein).

Dividends

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if we dispose of any built-in gain asset during a recognition period, we will be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

On February 1, 2001, we announced the suspension of all common and preferred dividends. Prior to recommencing the payment of dividends on our common stock, all accrued and unpaid dividends on our Series A, B and C preferred stock must be paid in full. Due to our 2002 taxable loss, no distribution was necessary to maintain our REIT status for 2002.

In September 2003, our Board of Directors reinstated our common stock dividend that was paid on November 17, 2003 to common stockholders of record on October 31, 2003 in the amount of $0.15 per common share. Total common stock cash dividends were approximately $5.6 million for the twelve months ended December 31, 2003. On January 21, 2004, our board of directors increased the quarterly dividend on our common stock to $0.17 per common share, representing a 13% increase over the previous quarterly dividend on common stock.

In addition, our Board of Directors declared its regular quarterly dividends for all classes of preferred stock that was paid on November 17, 2003 to preferred stockholders of record on October 31, 2003. Series A and Series B preferred stockholders of record on October 31, 2003 were paid dividends in the amount of approximately $0.578 and $0.539 per preferred share, respectively, on November 17, 2003. Our Series C preferred stockholder was paid dividends of $2.50 per Series C preferred share on November 17, 2003. The liquidation preference for our Series A, B and C preferred stock is $25.00, $25.00 and $100.00 per share, respectively. Regular quarterly dividends represented dividends for the period August 1, 2003 through October 31, 2003. Total preferred cash dividend payments for all classes of preferred stock totaled approximately $59.9 million for the twelve months ended December 31, 2003.

In July 2003, our Board of Directors declared a full catch-up of cumulative, unpaid dividends for all classes of preferred stock and such dividends were paid on August 15, 2003 to preferred stockholders of record on August 5, 2003. In addition, our Board of Directors declared the regular quarterly dividend for all classes of preferred stock that also was paid on August 15, 2003 to preferred stockholders of record on August 5, 2003. Series A and Series B preferred stockholders of record on August 5, 2003 were paid dividends in the amount of approximately $6.36 and $5.93 per preferred share, respectively, on August 15, 2003. Our Series C preferred stockholder was paid dividends of approximately $27.31 per Series C preferred share on August 15, 2003.

On February 13, 2004, we paid dividends to holders of record on February 2, 2004 on our common stock in an amount equal to $0.17 per share, our Series A preferred stock in an amount of approximately $0.578 per share, our Series B preferred stock in an amount of approximately $0.539 per share, and our Series C preferred stock in an amount equal to $2.72 per share.

Liquidity

We believe our liquidity and various sources of available capital, including funds from operations, our existing availability under our Credit Facility and expected proceeds from planned asset sales are adequate to finance operations, meet recurring debt service requirements and fund future investments through the next twelve months.

Series D preferred offering; Series C preferred repurchase and conversion

On February 5, 2004, we entered into a Repurchase and Conversion Agreement with Explorer pursuant to which Explorer granted us an option to repurchase up to 700,000 shares of Series C preferred stock at $145.92 per share (or $9.12 per share of common stock on an as converted basis), provided we purchased a minimum of $100 million on or prior to February 27, 2004. Explorer also agreed to convert all of its remaining shares of Series C preferred stock into shares of our common stock upon exercise of the repurchase option. At the time Explorer entered into the Repurchase and Conversion Agreement, Explorer held all of our outstanding Series C preferred stock, which had an aggregate liquidation preference of $104,842,000, and was convertible at the holder's option into our common stock at a conversion price of $6.25 per share.

On February 10, 2004, we sold in a registered direct placement 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock at $25 per share for net proceeds, after fees and expenses, of approximately $114.9 million. The Series D preferred stock may be redeemed at par at our election on or after the fifth anniversary of the original issue date. These securities rank pari passu with the Series A and Series B preferred stock and are not convertible into any other Omega securities. The Series D preferred stock has no stated maturity and will not be subject to a sinking fund or mandatory redemption.

We used approximately $102.1 million of the net proceeds of the Series D preferred stock offering to repurchase 700,000 shares of Series C preferred stock from Explorer as of February 10, 2004 pursuant to the repurchase option. In connection with the transaction, Explorer converted its remaining 348,420 shares of Series C preferred stock into 5,574,720 shares of common stock.

As a result of the offering of Series D preferred stock, the application of $102.1 million of the net proceeds received to repurchase 700,000 shares of Series C preferred, and the conversion of the remaining Series C preferred stock into shares of our common stock, (i) no Series C preferred stock is outstanding, and we plan to re-classify the remaining authorized shares of Series C preferred stock as authorized but unissued preferred stock, without designation as to class; (ii) 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock, with an aggregate liquidation preference of $118,487,500, have been issued; and (iii) Explorer holds, as of February 20, 2004, 18,118,246 shares of our common stock, representing approximately 41.5% of our outstanding common stock. Under the stockholders agreement between Explorer and us, Explorer continues to be entitled to designate four of our ten directors.

In connection with our repurchase of a portion of Explorer's Series C preferred stock, our results for the first quarter of 2004 will include a non-recurring reduction in net income attributable to common stockholders of approximately $39 million. This amount reflects the sum of (i) the difference between the deemed redemption price of $145.92 per share of our Series C preferred stock and the carrying amount of $100 per share of Series C preferred stock multiplied by the number of shares of Series C preferred stock repurchased upon exercise of our option to repurchase shares of Series C preferred stock, and (ii) the cost associated with the original issuance of our Series C preferred stock that was previously classified as additional paid in capital, pro rated for the repurchase. On July 31, 2003, the SEC issued its interpretation of FASB-EITF Issue D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock." Under the SEC's interpretation relating to the redemption of preferred stock, the difference between the carrying amount of the shares and the redemption price must be recorded as a reduction in net income attributable to common stockholders. The SEC's interpretation also included a statement that, upon conversion or redemption, all costs associated with the original issuance of such preferred stock should be recorded as a reduction of net income attributable to common stockholders. These non-recurring reductions in net income attributable to common stockholders will reduce our earnings per share and funds from operations for the first quarter of 2004.

In June 2003, we provided a guaranty of the obligations of our various subsidiaries that are the borrowers under a loan agreement with GECC, on its own behalf and as agent for certain other banks who are participating in our Credit Facility. Our guaranty contains various affirmative and negative covenants typical for such transactions including a limitation on the amount of dividends that we can pay that is equal to 95% of our "Funds from Operations" as defined in the White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts in April 2002. GECC and certain of the other banks participating in our Credit Facility have confirmed that the non-recurring reduction in net income attributable to common stockholders resulting from our repurchase of a portion of Explorer's Series C preferred stock and the cost associated with the original issuance of our Series C preferred stock will not be included in the calculation pursuant to our guaranty of the maximum amount of dividends that we can pay.

Directors and executive officers

The following table sets forth the name and age of each of our directors and executive officers.

Name	Age	Position

Daniel A. Decker(1)	51	Chairman of the Board of Directors
Thomas F. Franke(2), (4), (5)	74	Member, Board of Directors
Bernard J. Korman(3), (4), (5)	72	Member, Board of Directors
Thomas W. Erickson(1)	53	Member, Board of Directors
Harold J. Kloosterman(2), (3), (4), (5)	62	Member, Board of Directors
Edward Lowenthal(4), (5)	59	Member, Board of Directors
Christopher W. Mahowald(1)	42	Member, Board of Directors
Donald J. McNamara(1), (2)	50	Member, Board of Directors
Stephen D. Plavin(3), (4), (5)	44	Member, Board of Directors
C. Taylor Pickett	42	Chief Executive Officer and Member, Board of Directors
Daniel J. Booth	40	Chief Operating Officer
R. Lee Crabill, Jr.	50	Senior Vice President of Operations
Robert O. Stephenson	40	Chief Financial Officer

Set forth below are descriptions and backgrounds of each of our directors and executive officers. Explorer is presently entitled to designate four of our ten directors. All of Explorer's designees (one of whom presently serves as Chairman of our board of directors) have indicated that upon completion of the sale of Explorer's 18.1 million shares of our common stock in this offering, they intend to resign as directors.

Daniel A. Decker is Chairman of the Board and has served in this capacity since July 17, 2000. Mr. Decker's term expires in 2006. Mr. Decker also served as Executive Chairman from March 2001 until June 12, 2001 when Mr. Pickett joined us as Chief Executive Officer. Mr. Decker has been an officer of The Hampstead Group, L.L.C., a privately-held equity investment firm based in Dallas, Texas, since 1990. Mr. Decker previously served as a director of various other public companies.

Thomas F. Franke is a Director and has served in this capacity since March 31, 1992. Mr. Franke's term expires in 2006. Mr. Franke is Chairman and principal owner of Cambridge Partners, Inc., an owner, developer and manager of multifamily housing in Grand Rapids and Ann Arbor, Michigan. He is also the principal owner of a private healthcare firm operating in the United States and is a principal owner of a private hotel firm in the United Kingdom. Mr. Franke was a founder and previously a director of Principal Healthcare Finance Limited and Omega Worldwide, Inc.

Bernard J. Korman is a Director and has served in this capacity since October 19, 1993. Mr. Korman's term expires in 2006. Mr. Korman has been Chairman of the Board of Trustees of Philadelphia Health Care Trust, a private healthcare foundation, since December 1995 and Chairman of the Board of The Pep Boys, Inc. since May 28, 2003. He was formerly President, Chief Executive Officer and Director of MEDIQ Incorporated (health care services) from 1977 to 1995. Mr. Korman is also a director of the following public companies: The New America High Income Fund, Inc. (financial services), The Pep Boys, Inc. (auto supplies), Kramont Realty Trust (real estate investment trust), and NutraMax Products, Inc. (consumer health care products). Mr. Korman was previously a director of Omega Worldwide, Inc.

Thomas W. Erickson is a Director and has served in this capacity since July 17, 2000. Mr. Erickson's term expires in 2005. Mr. Erickson served as our Interim Chief Executive Officer from October 1,

2000 until June 12, 2001. Mr. Erickson has served as Interim President and Chief Executive Officer of Luminex Corporation (NASDAQ) since September 2002. In addition, Mr. Erickson was Co-Founder, President and Chief Executive Officer for CareSelect Group, Inc., a physician practice management company, from 1994 to 2001 and has served as President and Chief Executive Officer of ECG Ventures, Inc., a venture capital company, from 1987 to present. Earlier in his career, Mr. Erickson held several management positions at American Hospital Supply Corporation. He currently is Chairman of the Board of LifeCare Hospitals, Inc.

Harold J. Kloosterman is a Director and has served in this capacity since September 1, 1992. Mr. Kloosterman's term expires in 2005. Mr. Kloosterman has served as President since 1985 of Cambridge Partners, Inc., a company he formed in 1985. He has been involved in the development and management of commercial, apartment and condominium projects in Grand Rapids and Ann Arbor, Michigan and in the Chicago area. Mr. Kloosterman was formerly a Managing Director of Omega Capital from 1986 to 1992. Mr. Kloosterman has been involved in the acquisition, development and management of commercial and multifamily properties since 1978. He has also been a senior officer of LaSalle Partners, Inc.

Edward Lowenthal is a Director and has served in this capacity since October 17, 1995. Mr. Lowenthal's term expires in 2004. From January 1997 to March 2002, Mr. Lowenthal served as President and Chief Executive Officer of Wellsford Real Properties, Inc. (AMEX:WRP), a real estate merchant bank, since 1997, and was President of the predecessor of Wellsford Real Properties, Inc. since 1986. Mr. Lowenthal also serves as a director of REIS, Inc. (a provider of real estate market information and valuation technology), Corporate Renaissance Group, Inc. (a mutual fund), Equity Residential Properties Trust, Great Lakes REIT and a trustee of the Manhattan School of Music.

Christopher W. Mahowald is a Director and has served in this capacity since October 17, 2000. Mr. Mahowald's term expires in 2004. Mr. Mahowald has served as President of EFO Realty since January 1997 where he is responsible for the origination, analysis, structuring and execution of new investment activity and asset management relating to EFO Realty's existing real estate assets.

Donald J. McNamara is a Director and has served in this capacity since October 17, 2000. Mr. McNamara's term expires in 2005. Mr. McNamara is the founder of The Hampstead Group, L.L.C., a privately-held equity investment firm based in Dallas, Texas, and has served as its Chairman since its inception in 1989. He has served as Chairman of the Board of Directors of FelCor Lodging Trust (NYSE:FCH) since its merger with Bristol Hotel Company in July 1998. Mr. McNamara has also served as a director of Franklin Covey Co. (NYSE:FC) since May 1999, and currently serves as a trustee of St. Mark's School in Texas and a trustee of the Virginia Tech Foundation.

Stephen D. Plavin is a Director and has served in this capacity since July 17, 2000. Mr. Plavin's term expires in 2004. Mr. Plavin has been Chief Operating Officer of Capital Trust, Inc., a New York City-based mortgage REIT and investment management company and has served in this capacity since 1998. In this role, Mr. Plavin is responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc.

C. Taylor Pickett is the Chief Executive Officer and has served in this capacity since June, 2001. Mr. Pickett is also a Director and has served in this capacity since May 30, 2002. Mr. Pickett's term expires in 2005. Prior to joining our company, Mr. Pickett served as the Executive Vice President and Chief Financial Officer from January 1998 to June 2001 of Integrated Health Services, Inc., a public company specializing in post-acute healthcare services. He also served as Executive Vice President of Mergers and Acquisitions from May 1997 to December 1997 of Integrated Health Services. Prior to his roles as Chief Financial Officer and Executive Vice President of Mergers and Acquisitions,

Mr. Pickett served as the President of Symphony Health Services, Inc. from January 1996 to May 1997.

Daniel J. Booth is the Chief Operating Officer and has served in this capacity since October, 2001. Prior to joining our company, Mr. Booth served as a member of Integrated Health Services, Inc.'s management team since 1993, most recently serving as Senior Vice President, Finance. Prior to joining Integrated Health Services, Mr. Booth was Vice President in the Healthcare Lending Division of Maryland National Bank (now Bank of America).

R. Lee Crabill, Jr. is the Senior Vice President of Operations of our company and has served in this capacity since July, 2001. Mr. Crabill served as a Senior Vice President of Operations at Mariner Post-Acute Network from 1997 through 2000. Prior to that, he served as an Executive Vice President of Operations at Beverly Enterprises.

Robert O. Stephenson is the Chief Financial Officer and has served in this capacity since August, 2001. Prior to joining our company, Mr. Stephenson served from 1996 to July 2001 as the Senior Vice President and Treasurer of Integrated Health Services, Inc., a public company specializing in post-acute healthcare services. Prior to Integrated Health Services, Mr. Stephenson served in management roles at CSX Intermodal, Martin Marietta Corporation and Electronic Data Systems.

(1)
Designee of Explorer

(2)
Member of Compensation Committee

(3)
Member of Audit Committee

(4)
Member of Independent Directors Committee

(5)
Member of Nominating and Corporate Governance Committee

Mariner Post-Acute Network and Integrated Health Services, along with several other long-term care operators, each filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in January and February 2000, respectively.

Selling stockholder

A registration statement we filed on Form S-3 with the Securities and Exchange Commission on behalf of Explorer became effective on February 25 , 2004. That registration statement contains a prospectus, to which this is a supplement, that allows Explorer to sell, from time to time, any portion of our shares that it owns, subject to applicable securities laws.

Explorer is offering for sale pursuant to this prospectus supplement 18,118,246 shares of our common stock, which it owns. We will not receive any proceeds from the sale of our common stock by Explorer.

The following table sets forth information with respect to the selling stockholder's beneficial ownership of our common stock as of February 20, 2004 and after giving effect to this offering.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Beneficially Owned After the Offering(1)
Name	Number	Percentage	Number	Percentage

Explorer Holdings, L.P.(2)	18,118,246	41.5%	0	0.0%

(1)
The percentage of ownership in the table is based upon 43,608,956 shares of common stock outstanding on February 20, 2004.

(2)
Donald J. McNamara and Daniel A. Decker, two of our directors, control Hampstead Investment Partners III, L.P. Hampstead is the only member of Explorer Holdings GenPar, LLC, the sole general partner of Explorer. Due to this relationship, Messrs. McNamara and Decker may be deemed to beneficially own the shares owned by Explorer. Messrs. McNamara and Decker disclaim beneficial ownership of all shares owned by Explorer.

Certain federal income tax considerations

Consequences of an Investment in the Common Stock

The following is a general summary of material U.S. federal income tax considerations applicable to us, and to the purchasers of our common stock and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the U.S. federal income tax consequences applicable to a particular stockholder in view of any person's particular circumstances, nor is it intended to represent a detailed description of the U.S. federal income tax consequences applicable to stockholders subject to special treatment under the federal income tax laws such as insurance companies, financial institutions, securities broker-dealers, investors in pass-through entities, expatriates and taxpayers subject to alternative minimum taxation.

The following discussion relating to an investment in our securities was based on consultations with Powell, Goldstein, Frazer & Murphy LLP, our special counsel. In the opinion of Powell, Goldstein, Frazer & Murphy LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations, and assumptions upon which the discussion is based are accurate), accurately represents the material U.S. federal income tax considerations relevant to purchasers of our securities. Powell, Goldstein, Frazer & Murphy LLP has not rendered any opinion regarding any effect of such issuance on purchasers of our securities. The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The information in this section is based on the Code; current, temporary, and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings.

Taxation of Omega

General.    We have elected to be taxed as a real estate investment trust, or a REIT, under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 1992. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner, but no assurance can be given that we have operated or will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT.

The sections of the Code that govern the federal income tax treatment of a REIT are highly technical and complex. The following sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

In the opinion of Powell, Goldstein, Frazer & Murphy LLP, which opinion has been filed as an exhibit to the registration statement of which this prospectus supplement is a part, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to continue to meet the requirements for continued qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters concerning our business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Powell, Goldstein, Frazer & Murphy LLP on an ongoing basis. Accordingly, no assurance can be given that the various results of our operations for any particular taxable year will satisfy such requirements. Further, such requirements may be changed, perhaps retroactively, by legislative or administrative actions at any time. We have neither sought nor obtained any formal ruling from the IRS regarding our qualification as a REIT and presently have no plan to apply for any such ruling. See "—Failure to Qualify."

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and the stockholder level) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that if we have a net capital gain, we will be taxed at regular corporate rates on our undistributed REIT taxable income, computed without regard to net capital gain and the deduction for capital gains dividends, plus a 35% tax on undistributed net capital gain, if our tax as thus computed is less than the tax computed in the regular manner. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference that we do not distribute or allocate to our stockholders. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest regular corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by us, (i.e., when we are acting as a dealer)), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute by the end of each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, we will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm's-length basis. Eighth, if we acquire any asset which is defined as a "built-in gain asset" from a C corporation that is not a REIT (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period, which is defined as the "recognition period," beginning on the date on which such asset was acquired by us, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by us over (b) our adjusted basis in such asset on such date), our recognized gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that we will not make an election pursuant to Treasury Regulations Section 1.337(d)-7(c)(5).

Requirements for Qualification.    The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to the provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half year of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its annual distributions to stockholders. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

Income Tests.    In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including generally "rents from real property," interest on mortgages on real property and gains on sale of real property and real property mortgages, other than property described in Section 1221 of the Code) and income derived from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities other than property held for sale to customers in the ordinary course of business.

Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of the rent must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner (actually or constructively) of 10% or more of the value of our stock, actually or constructively owns 10% or more of such tenant, which is defined as a related party tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which we derive no revenue. We, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupance only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, but only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

If a loan contains a provision that entitles us to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

Prohibited Transactions.    We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

–>
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

–>
for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

–>
for which the REIT makes a proper election to treat the property as foreclosure property.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the

Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

–>
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

–>
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

–>
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Beginning on January 1, 2001, foreclosure property also includes any "qualified health care property," as defined in Code Section 856(e)(6) acquired by us as the result of the termination or expiration of a lease of such property. We may operate a qualified healthcare facility, acquired in this manner for two years or longer if an extension is granted. We own one property with respect to which we have made foreclosure property elections. Properties that are taken back in a foreclosure or bankruptcy and operated for our own account are treated as foreclosure properties for income tax purposes, pursuant to Internal Revenue Code Section 856(e). Gross income from foreclosure properties is "good income" for purposes of the annual REIT income tests. Once this election is made on the tax return, it is "good" for a period of three years, or until the properties are no longer operated for our own account. An election to extend the foreclosure status period for an additional three years can be made. In all cases of the foreclosure property, we utilize an independent contractor to conduct day-to-day operations in order to maintain REIT status. In certain cases we operate facilities through a taxable REIT subsidiary. For those properties operated through the taxable REIT subsidiary, we utilize an eligible independent contractor to conduct day-to-day operations to maintain REIT status. As a result of the foregoing, we do not believe that our participation in the operation of nursing homes will increase the risk that we will fail to qualify as a REIT. Through our 2002 taxable year, we have not paid any tax on our foreclosure property because those properties have been producing losses. However, in the future, our income from foreclosure property could be significant and we could be required to pay a significant amount of tax on that income.

Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements generally is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

TRS Income.    A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of securities of one or more TRSs. However, a TRS does not include a corporation which directly or indirectly (i) operates or manages a health care (or lodging) facility, or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which a health care (or lodging) facility is operated. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have made TRS elections with respect to Bayside Street II, Inc. and one of our wholly-owned subsidiaries that owned all of the preferred stock of Omega Worldwide. Those entities will pay corporate income tax on their taxable income and their after-tax net income will be available for distribution to us.

Failure to Satisfy Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company), cash, cash items and government securities. Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term "securities" does not include our stock in another REIT, our equity or debt securities of a qualified REIT subsidiary or TRS, or our equity interest in any partnership. The term "securities," however, generally includes our debt securities issued by another REIT or a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership.

We may own up to 100% of the stock of one or more TRSs. However, overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C Corporations) and other assets that are not qualifying assets for purposes of the 75% asset test.

If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

–>
85% of our REIT ordinary income for such year;

–>
95% of our REIT capital gain income for such year; and

–>
any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. We may also be entitled to pay and deduct deficiency dividends in later years as a relief measure to correct errors in determining our taxable income. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

The availability to us of, among other things, depreciation deductions with respect to our owned facilities depends upon the treatment by us as the owner of such facilities for federal income tax purposes, and the classification of the leases with respect to such facilities as "true leases" rather than financing arrangements for federal income tax purposes. The questions of whether we are the owner of such facilities and whether the leases are true leases for federal tax purposes are essentially factual matters. We believe that we will be treated as the owner of each of the facilities that we lease, and such leases will be treated as true leases for federal income tax purposes. However, no assurances can be given that the IRS will not successfully challenge our status as the owner of our facilities subject to leases, and the status of such leases as true leases, asserting that the purchase of the facilities by us and the leasing of such facilities merely constitute steps in secured financing transactions in which the lessees are owners of the facilities and we are merely a secured creditor. In such event, we would not be entitled to claim depreciation deductions with respect to any of the affected facilities. As a result, we might fail to meet the 90% distribution requirement or, if such requirement is met, we might be subject to corporate income tax or the 4% excise tax.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible and our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Failure to qualify could result in our incurring indebtedness or liquidating investments in order to pay the resulting taxes.

Other Tax Matters

We own and operate a number of properties through qualified REIT subsidiaries, "QRSs". The QRSs are treated as qualified REIT subsidiaries under the Code. Code Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described in this prospectus supplement under the heading "Taxation of Omega," the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as our assets, liabilities and items of income, deduction, and credit.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxation of Stockholders

Taxation of Domestic Stockholders.    As long as we qualify as a REIT, if you are a taxable US stockholder, distributions made to you out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by you as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have held our stock. However, if you are a corporation, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your shares, you will include the distributions in income as long-term capital gain (or short-term capital gain if you have held the shares for one year or less) assuming the shares are a capital asset in your hands. In addition, any distribution declared by us in October, November or December of any year payable to you as a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year. You may not include in your individual income tax returns any of our net operating losses or capital losses.

In general, any loss upon a sale or exchange of shares by you, if you have held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by you as long-term capital gain.

Backup Withholding

Assuming that you are a US stockholder, we will report to you and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding with respect to distributions paid unless you:

–>
are a corporation or come within certain other exempt categories and when required, demonstrate this fact; or

–>
provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you, if you fail to certify your nonforeign status to us. See "—Taxation of Stockholders—Taxation of Foreign Stockholders."

Treatment of Tax-Exempt Stockholders.    If you are a tax-exempt employee pension trust or other domestic tax-exempt stockholder, our distributions to you generally will not constitute "unrelated business taxable income," or UBTI, unless you have borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of that REIT's distributions as UBTI. This requirement will apply only if:

–>
the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts; and

–>
the REIT is "predominantly held" by qualified trusts.

A REIT is predominantly held if either:

–>
a single qualified trust holds more than 25% by value of the REIT interests; or

–>
one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to the total gross income (less certain associated expenses) of the REIT.

A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Internal Revenue Code and exempt from tax under section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of our common stock in our Amended and Restated Articles of Incorporation, as amended, will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our common stock, absent approval by our board of directors.

Taxation of Foreign Stockholders.    The rules governing US federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, Non-US Stockholders) are complex and no attempt will be made herein to provide more than a summary of these rules. Prospective Non-US Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

If you are a Non-US Stockholder, the following discussion will apply to you. Distributions that are not attributable to gain from our sales or exchanges of US real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.

However, if income from the investment in the shares is treated as effectively connected with your conduct of a US trade or business, you generally will be subject to a tax at graduated rates, in the same manner as US stockholders are taxed with respect to the distributions (and may also be subject to the 30% branch profits tax if you are a foreign corporation). We expect to withhold US income tax at the rate of 30% on the gross amount of any distributions made to you unless:

–>
a lower treaty rate applies, you file an IRS Form W-8BEN with us and other conditions are met; or

–>
you file an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, and other conditions are met.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of your shares, these distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your shares in us, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of US real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of US real property interests are taxed to you as if the gain were effectively connected with a US business. You would thus be taxed at the normal capital gain rates applicable to US stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against your FIRPTA tax liability.

Gain recognized by you upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," although there can be no assurance that we will retain that status. If we are not "domestically controlled," gain recognized by you will continue to be exempt under FIRPTA if you at no time owned more than five percent of our common stock. However, gain not subject to FIRPTA will be taxable to you if:

–>
investment in the shares is effectively connected with your US trade or business, in which case you will be subject to the same treatment as US stockholders with respect to the gain; or

–>
you are a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other applicable requirements are met, in which case you will be subject to a 30% tax on your capital gains.

If the gain on the sale of shares were to be subject to taxation under FIRPTA, you will be subject to the same treatment as US stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

If the proceeds of a sale of shares by you are paid by or through a US office of a broker, the payment is subject to information reporting and to backup withholding unless you certify as to your name, address and non-US status or otherwise establish an exemption. Generally, US information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the US through a non-US office of a non-US broker. US information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the US if:

–>
the payment is made through an office outside the US of a broker that is: (a) a US person; (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the US; or (c) a "controlled foreign corporation" for US federal income tax purposes; and

–>
the broker fails to initiate documentary evidence that you are a Non-US Stockholder and that certain conditions are met or that you otherwise are entitled to an exemption.

Other Tax Consequences

New Legislation

On May 28, 2003, President George W. Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law will reduce the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

–>
your long-term capital gains, if any, recognized on the disposition of our shares;

–>
our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate);

–>
our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries (i.e., a TRS); and

–>
our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

Possible Legislative or Other Actions Affecting Tax Consequences

Prospective holders of our common stock should recognize that the present federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.

State and Local Taxes

We may be and you may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

Underwriting

The selling stockholder and we are offering the shares described in this prospectus supplement through the underwriters named below. UBS Securities LLC, Deutsche Bank Securities Inc. and Banc of America Securities LLC are the representatives of the underwriters.

The selling stockholder and we have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC	7,247,298
Deutsche Bank Securities Inc.	7,247,298
Banc of America Securities LLC	3,623,650

Total	18,118,246

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

The shares of the selling stockholder and any shares sold by us in connection with the over-allotment option are offered subject to a number of conditions, including:

–>
receipt and acceptance of the shares by the underwriters; and

–>
the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters and securities dealers may distribute prospectuses electronically.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of 2,717,736 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise the option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.28 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we and the selling stockholder will pay to the underwriters assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to an additional 2,717,736 shares from us.

	Paid by the selling stockholder		Paid by us		Total
	No exercise	Full exercise	No exercise	Full exercise	No exercise	Full exercise

Per share	$0.4925	$0.4925	$0	$0.4680	$0.4925	$0.4893
Total	$8,923,236	$8,923,236	$0	$1,271,900	$8,923,236	$10,195,137

Assuming full exercise of the over-allotment option, we estimate that the registration expenses of the offering payable by us, not including underwriting discounts and commissions, will be approximately $750,000. These registration expenses will be paid by us.

NO SALES OF SIMILAR SECURITIES

We, Explorer, our directors and our executive officers have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to certain permitted exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our shares or securities convertible into or exercisable or exchangeable for our shares. The permitted exceptions include issuances of shares under our stock incentive plans, provided such shares are subject to restrictions on transfer for the remainder of the lock-up period. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may release all or some of the securities from these lock-up agreements.

INDEMNIFICATION AND CONTRIBUTION

The selling stockholder and we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If either the selling stockholder or we are unable to provide this indemnification, either the selling stockholder or we will contribute to payments the underwriters may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE LISTING

Our shares are listed on the New York Stock Exchange under the symbol "OHI".

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares including:

–>
stabilizing transactions;

–>
short sales;

–>
purchases to cover positions created by short sales;

–>
imposition of penalty bids; and

–>
syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares while this offering is in progress. These transactions may also include making short sales of our shares, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and purchasing shares on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of the shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

AFFILIATIONS

Certain of the underwriters and their affiliates have in the past provided and may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive separate fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business. It is currently contemplated that some or all of the underwriters or their affiliates may participate in our proposed new credit facility and proposed private notes offering, if we undertake these transactions.

Legal matters

The validity of the common stock being offered by this prospectus supplement and the accompanying prospectuses have been passed upon for us by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the company and selling stockholder by Munsch Hardt Kopf & Harr, P.C., Dallas, Texas. Dewey Ballantine LLP, New York, New York, is counsel to the underwriters in connection with this offering.

Experts

Our consolidated financial statements and financial statement schedules included in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Current Report on Form 8-K filed on February 5, 2004 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation of certain information by reference

The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus supplement. We incorporate by reference the following documents (File No. 1-11316) we filed with the SEC pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:

–>
our Annual Report on Form 10-K for the year ended December 31, 2003, filed on February 20, 2004;

–>
our Current Report on Form 8-K, filed on February 5, 2004 reporting our Repurchase and Conversion Agreement with Explorer;

–>
our Current Report on Form 8-K, filed on February 5, 2004 reporting updated historical financial statements in connection with the reclassification of discontinued operations, as superseded (the "Superseded Form 8-K"); and

–>
our Current Reports on Form 8-K, filed on February 10, 2004 and February 23, 2004.

All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus supplement and the accompanying prospectuses and prior to the termination of the offering of the securities will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectuses, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus supplement and the accompanying prospectuses or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectuses will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which is incorporated by reference into this prospectus supplement and the accompanying prospectuses, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectuses.

We will provide without charge to each person to whom this prospectus supplement and the accompanying prospectuses is delivered, on request, a copy of any or all the documents incorporated by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus supplement and the accompanying prospectuses incorporates. Requests for copies in writing or by telephone should be directed to:

Omega Healthcare Investors, Inc.
9690 Deereco Road
Suite 100
Timonium, Maryland 21093
Attn: Robert O. Stephenson
(410) 427-1700

On February 5, 2004, we filed the Superseded Form 8-K to update our historical financial statements in accordance with the adoption of Statement of Financial Accounting Standards, or SFAS, No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," regarding assets disposed during the period from January 1, 2003 to September 30, 2003 and SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." During the first nine months of 2003, we sold certain properties, and in compliance with SFAS 144, have reported revenue, expenses and gain or (loss) on sale from these properties as income (loss) from discontinued operations for each period presented in our quarterly reports filed since the date of the sales (including the comparable period of the prior year). Under SEC requirements the same reclassification as discontinued operations required by SFAS 144 following the sale of properties is required for previously issued annual financial statements for each of the three years shown in the prior annual report on Form 10-K, if those financials are incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended. Our Annual Report on Form 10-K for the year ended December 31, 2003 supersedes the information in the Superseded Form 8-K because the Form 10-K reflects the reclassification of revenue, expenses, and gain or (loss) on sale from properties sold during all of 2003, rather than just the first nine months of 2003, as discontinued operations. We incorporate the Superseded Form 8-K by reference into this prospectus supplement solely because the rules of the SEC require us to incorporate all our filings under Section 13(a) of the Securities Exchange Act of 1934, as amended, since December 31, 2003. However, you are cautioned not to rely on the information contained in the Superseded Form 8-K, but rather should refer to the most recent information contained in our Annual Report on Form 10-K.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.omegahealthcare.com. You may inspect information that we file with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

We have filed with the SEC two registration statements on Form S-3 to register the shares offered by this prospectus supplement. This prospectus supplement is a part of the registration statements. This prospectus supplement does not include all of the information contained in the registration statements. For further information about us and the securities offered in this prospectus supplement, you should review the registration statements. You can inspect or copy the registration statements, at prescribed rates, at the SEC's public reference facility.

PROSPECTUS

18,118,246 Shares
OMEGA HEALTHCARE INVESTORS, INC.
Common Stock

        This prospectus relates to the resale of up to 18,118,246 shares of our common stock which may be offered from time to time by the selling stockholder, Explorer Holdings, L.P.

        On February 10, 2004, the last reported sales price of our common stock on the New York Stock Exchange was $10.70 per share. Our common stock is traded on the New York Stock Exchange under the symbol "OHI."

        The selling stockholder may also offer additional shares of common stock acquired as a result of stock splits, stock dividends or similar transactions.

        We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. Shares of common stock may be sold from time to time in various types of transactions, including on the New York Stock Exchange, in the over-the-counter market, and in privately negotiated transactions. For additional information on methods of sale, you should refer to the section entitled "Plan of Distribution" on page 35.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2004.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Available Information	SS-1
Incorporation Of Certain Information By Reference	SS-1
Omega Healthcare Investors, Inc.	SS-3
Explorer Relationship And Related Transactions	SS-3
Recent Developments	SS-4
Risk Factors	SS-7
Cautionary Language Regarding Forward-Looking Statements	SS-17
Use Of Proceeds	SS-17
Description Of Capital Stock	SS-18
Certain Federal Income Tax Considerations	SS-22
Selling Stockholder	SS-34
Plan Of Distribution	SS-35
Legal Matters	SS-37
Experts	SS-37

ii

AVAILABLE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.omegahealthcare.com. You may inspect information that we file with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

        We have filed with the SEC a registration statement on Form S-3 to register the shares offered by this prospectus. This prospectus is a part of the registration statement. This prospectus does not include all of the information contained in the registration statement. For further information about us and the securities offered in this prospectus, you should review the registration statement. You can inspect or copy the registration statement, at prescribed rates, at the SEC's public reference facility.

        Unless the context requires otherwise, the words "Omega," "we," "company," "us" and "our" refer to Omega Healthcare Investors, Inc. and its majority-owned subsidiaries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents (File No. 1-11316) we filed with the SEC pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 3, 2003;

  •
  our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2003, filed on May 9, 2003;

  •
  our Current Report on Form 8-K, filed on June 24, 2003;

  •
  our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2003, filed on July 31, 2003;

  •
  our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2003, filed on November 10, 2003;

  •
  our Current Report on Form 8-K, filed on January 27, 2004;

  •
  our two Current Reports on Form 8-K, filed on February 5, 2004; and

  •
  our Current Reports on Form 8-K, filed on February 10, 2004 and February 23, 2004.

        All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of the securities will be deemed to be incorporated by reference into this prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, on the request of any person, a copy of any or all the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Omega Healthcare Investors, Inc.
9690 Deereco Road
Suite 100
Timonium, Maryland 21093
Attn: Robert O. Stephenson
(410) 427-1700

OMEGA HEALTHCARE INVESTORS, INC.

        We were incorporated in the State of Maryland on March 31, 1992. We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured indebtedness, or a combination of these methods.

        As of December 31, 2003, our portfolio of domestic investments consisted of 211 healthcare facilities, located in 28 states and operated by 39 third-party operators. Our gross investments in these facilities, net of impairments and before reserve for uncollectible loans, totaled $812.3 million. This portfolio is made up of:

  •
  152 long-term healthcare facilities and 2 rehabilitation hospitals owned and leased to third parties;

  •
  fixed rate mortgages on 51 long-term healthcare facilities; and

  •
  6 long-term healthcare facilities that were recovered from customers and are currently closed.

        In addition, we also held miscellaneous investments of approximately $29.8 million at December 31, 2003.

        Our principal executive offices are located at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, and our telephone number is (410) 427-1700. Additional information regarding our company is set forth in the documents on file with the Securities and Exchange Commission and incorporated by reference in this prospectus. See "Available Information" and "Incorporation of Certain Information by Reference."

EXPLORER RELATIONSHIP AND RELATED TRANSACTIONS

        On February 5, 2004, we entered into a Repurchase and Conversion Agreement with our largest stockholder, Explorer Holdings, L.P., or Explorer, pursuant to which Explorer granted us an option to repurchase up to 700,000 shares of Series C preferred stock at $145.92 per share (or $9.12 per share of common stock on an as converted basis), provided we purchased a minimum of $100 million on or prior to February 27, 2004. Upon exercise of the repurchase option, Explorer also agreed to convert all of its remaining shares of Series C preferred stock into shares of our common stock. At the time Explorer entered into the Repurchase and Conversation Agreement, Explorer held all of our outstanding Series C preferred stock, which had an aggregate liquidation preference of $104,842,000, and was convertible at the holder's option into our common stock at a conversion price of $6.25 per share.

        On February 10, 2004, we sold in a registered direct placement 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock at $25 per share to a number of institutional investors and other purchasers for net proceeds, after fees and expenses, of approximately $114.9 million. Our Series D preferred stock is approved for listing on the New York Stock Exchange commencing February 12, 2004 under the symbol "OHI PrD." Following the closing of the Series D preferred stock offering, we used approximately $102.1 million of the net proceeds to repurchase 700,000 shares of Series C preferred stock from Explorer pursuant to the repurchase option. In connection with the transaction, Explorer converted its remaining 348,420 shares of Series C preferred stock into 5,574,720 shares of common stock. We are using the balance of the net proceeds of the offering for general corporate purposes, which may include repaying existing indebtedness, redeeming Series A preferred shares or funding new investments.

        As a result of the offering of Series D preferred stock, the application of the proceeds received from the offering to fund the exercise of our repurchase option, and the conversion of the remaining Series C preferred stock into shares of our common stock:

  •
  No Series C preferred stock is outstanding, and we plan to re-classify the remaining authorized shares of Series C preferred stock as authorized but unissued preferred stock, without designation as to class;

  •
  4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock, with an aggregate liquidation preference of $118,487,500, have been issued; and

  •
  Explorer holds, as of the date of this prospectus, 18,118,246 shares of our common stock, representing approximately 41.5% of our outstanding common stock. Under the stockholders agreement between Explorer and the company, Explorer will continue to be entitled to designate four of our ten directors.

        On February 5, 2004, we received a request from Explorer pursuant to its registration rights agreement with us requesting that we prepare and file with the SEC a registration statement registering Explorer's shares of our common stock on a shelf basis permitting sales from time to time as determined by Explorer. Accordingly, we have filed a registration statement with the SEC, of which this prospectus is a part, registering Explorer's shares of common stock.

RECENT DEVELOPMENTS

Dividends

        On January 21, 2004, our board of directors increased the quarterly dividend on our common stock to $0.17 per common share, representing a 13% increase over the previous quarterly dividend on common stock.

Fourth Quarter 2003 Earnings

        On January 29, 2004, we reported our results for the quarter ended December 31, 2003, including revenues of $20.8 million, income before gain on assets sold of $8 million, income from continuing operations of $7.2 million, and net income available to common of $154,000. With respect to balance sheet data, we reported total investments of $707.6 million, $3.1 million in cash and cash equivalents, and $725.1 million in total assets, all as of December 31, 2003. In addition, as of December 31, 2003, we had $177.1 million of borrowings outstanding under our revolving lines of credit and $103.5 million of unsecured debt and other long-term borrowings.

Portfolio Developments

        On December 1, 2003, we re-leased one former Sun Healthcare Group, Inc., or Sun, skilled nursing facility, located in California and representing 59 beds, to a new operator, which lease has a 10-year term at an initial annual lease rate of $0.12 million.

        Effective January 1, 2004, we re-leased five skilled nursing facilities to an existing operator under a new master lease, which has a 5-year term and an initial annual lease rate of $0.75 million. Four former Sun skilled nursing facilities, three located in Illinois and one located in Indiana and representing an aggregate of 449 beds, were part of the transaction. The fifth skilled nursing facility in the transaction, located in Illinois and representing 128 beds, was the last remaining owned and operated facility in our portfolio.

        On January 26, 2004, we signed a non-binding term sheet representing an agreement in principle with Sun regarding 51 properties we own that are leased to various affiliates of Sun. Under the arrangement contemplated by the non-binding term sheet, Sun would continue to operate and occupy 23 long-term care facilities, five behavioral properties and two hospital properties. One property in the State of Washington, formerly operated by a Sun affiliate, has already been closed and the lease relating to that property will be terminated. With respect to the remaining 20 facilities, 15 have already been transitioned to new operators and five are in the process of being transferred to new operators.

        The non-binding term sheet contemplates execution and delivery of a new master lease with the following general terms:

  •
  Term: Through December 31, 2013.

  •
  Base Rent: Commencing February 1, 2004, monthly base rent would be $1,560,529, subject to annual increases not to exceed 2.5% per year.

  •
  Deferred Base Rent: $7,761,000 would be deferred and shall bear interest at a floating rate with a floor of 6% per year. That interest would accrue but would not be payable to us through January 3, 2008. Interest thereafter accruing would be paid monthly. We are releasing all other claims for base rent which otherwise would be due under the current leases.

  •
  Conversion of Deferred Base Rent: Omega would have the right at any time to convert the deferred base rent into 800,000 shares of Sun's common stock, subject to certain non-dilution provisions and the right of Sun to pay cash in an amount equal to the value of that stock in lieu of issuing stock to Omega. If the value of the common stock exceeds 140% of the deferred base rent, Sun can require Omega to convert the deferred base rent into Sun's common stock.

        The terms described above are subject to the negotiation and execution of definitive documents satisfactory to us and Sun.

        On November 7, 2003, we re-leased two skilled nursing facilities formerly leased by Claremont Healthcare Holdings, Inc., or Claremont, located in Ohio and representing 270 beds, to a new operator under a Master Lease, which has a 10-year term and has an initial annual rent of $1.2 million.

        Effective December 1, 2003, we sold one former Claremont skilled nursing facility, located in Illinois and representing 150 beds, for $9.0 million. We received net proceeds of approximately $6.0 million in cash and a $3.0 million, 5-year, 10.5% secured note for the balance. This transaction results in a non-cash, non-funds from operations accounting loss of approximately $3.8 million, which was recorded in the fourth quarter of 2003.

        We continue our ongoing restructuring discussions with Claremont regarding the five facilities Claremont currently leases from us. Claremont failed to pay base rent due during the fourth quarter of 2003 in the amount of $1.5 million. During the fourth quarter of 2003, we applied security deposits in the amount of $1.0 million to pay Claremont's rent payments and we demanded that Claremont restore the $1.5 million security deposit. As of the date of this prospectus, we have no additional security deposits with Claremont. We are recognizing revenue from Claremont on a cash-basis as it is received.

        On December 4, 2003, we sold our investment in Principal Healthcare Finance Trust realizing proceeds of approximately $1.6 million, net of closing costs, resulting in an accounting gain of approximately $0.1 million. Also in December, we sold one closed facility located in Massachusetts, realizing proceeds of approximately $0.5 million, net of closing costs, resulting in an accounting gain of approximately $0.1 million.

Credit Facilities

        Acquisition Line of Credit.    Effective December 31, 2003, one of our wholly owned subsidiaries entered into a 4-year, $50 million revolving acquisition line of credit arranged by GE Healthcare Financial Services. The line of credit renews annually and is secured by first liens on potential new facilities as the same are acquired or otherwise by assignments of mortgages made on the new acquisitions. The interest rate on borrowings under the acquisition line of credit is the London Interbank Offered Rate plus 3.75% with a 6% floor and is identical to the interest rate on our existing credit facility that was also arranged by GE Healthcare Financial Services. Additional fees equal to

50 basis points on the amount advanced will be payable at the time of an advance. There were no borrowings under this acquisition line of credit as of December 31, 2003.

        Credit Facility.    In June 2003, we provided a guaranty of the obligations of our various subsidiaries that are the borrowers under a loan agreement with General Electric Capital Corporation ("GECC"), on its own behalf and as agent for certain other banks who are participating in the credit facility under the loan agreement. Our guaranty contains various affirmative and negative covenants typical for such transactions including a limitation on the amount of dividends that we can pay that is equal to 95% of our "Funds from Operations" as defined in the White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in April 2002.

        In connection with our repurchase of a portion of Explorer's Series C preferred stock, our results for the first quarter of 2004 will include a non-recurring reduction in net income attributable to common stockholders of approximately $39 million. This amount reflects the sum of (i) the difference between the deemed redemption price of $145.92 per share of our Series C preferred stock and the carrying amount of $100 per share of Series C preferred stock multiplied by the number of shares of Series C preferred stock repurchased upon exercise of our option to repurchase shares of Series C preferred stock and (ii) the cost associated with the original issuance of our Series C preferred stock that was previously classified as additional paid in capital, pro rated for the repurchase. On July 31, 2003, the SEC issued its interpretation of FASB-EITF Issue D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock." Under the SEC's interpretation relating to the redemption of preferred stock, the difference between the carrying amount of the shares and the redemption price must be recorded as a reduction in net income attributable to common stockholders. The SEC's interpretation also included a statement that, upon conversion or redemption, all costs associated with the original issuance of such preferred stock should be recorded as a reduction of net income attributable to common stockholders. Therefore, both of these non-recurring charges will reduce our earnings per share and funds from operations. GECC and certain of the other banks participating in our credit facility have confirmed that this non-recurring reduction in net income attributable to common stockholders will not be included in the calculation pursuant to our guaranty of the maximum amount of dividends that we can pay.

Impact of Discontinued Operations on Prior Period Results

        On February 5, 2004, we filed a Current Report on Form 8-K to update our historical financial statements in accordance with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," regarding assets disposed during the period from January 1, 2003 to September 30, 2003 and SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." During the first nine months of 2003, we sold certain properties, and in compliance with SFAS 144, have reported revenue, expenses and gain or (loss) on sale from these properties as income (loss) from discontinued operations for each period presented in our quarterly reports filed since the date of the sales (including the comparable period of the prior year). Under SEC requirements the same reclassification as discontinued operations required by SFAS 144 following the sale of properties is required for previously issued annual financial statements for each of the three years shown in our last annual report on Form 10-K, if those financials are incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended, such as this prospectus. These reclassifications resulting from asset dispositions have no effect on our reported net income available to common stockholders or balance sheet.

Series D Preferred Stock Offering and Repurchase of Series C Preferred Stock from Explorer

        On February 10, 2004, we sold 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock at $25 per share. Of the net proceeds of approximately $114.9 million, we used approximately $102.1 million to repurchase 700,000 shares of our Series C preferred stock owned by Explorer. See "Explorer Relationship and Related Transactions."

RISK FACTORS

        Investment in our common stock involves various risks. In addition to the other information in this prospectus and other documents that are incorporated by reference into this prospectus, you should consider carefully the following risk factors before deciding to invest in our common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. In such case, you may lose all or part of your original investment.

RISKS RELATED TO THE OPERATORS OF OUR FACILITIES

        Our financial position could be weakened and our ability to pay dividends could be limited if any of our major operators were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our facilities or make mortgage loans on economically favorable terms. These adverse developments could arise due to a number of factors, including those listed below.

The bankruptcy, insolvency or financial deterioration of our operators could delay our ability to collect unpaid rents or require us to find new operators for rejected facilities.

        We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, the bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. An operator in bankruptcy may be able to restrict our ability to collect unpaid rent and interest during the bankruptcy proceeding.

  •
  Leases.    If one of our lessees seeks bankruptcy protection, the lessee can either assume or reject the lease. Generally, the operator is required to make rent payments to us during its bankruptcy until it rejects the lease. If the lessee assumes the lease, the court cannot change the rental amount or any other lease provision that could financially impact us. However, if the lessee rejects the lease, the facility would be returned to us. In that event, if we were able to re-lease the facility to a new operator only on unfavorable terms or after a significant delay, we could lose some or all of the associated revenue from that facility for an extended period of time.

  •
  Mortgage Loans.    If an operator defaults under one of our mortgage loans, we may have to foreclose on the mortgage or protect our interest by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the facility's investment potential. Operators may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against an enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If an operator seeks bankruptcy protection, the automatic stay of the federal bankruptcy law would preclude us from enforcing foreclosure or other remedies against the operator unless relief is obtained from the court. High "loan to value" ratios or declines in the value of the facility may prevent us from realizing an amount equal to our mortgage loan upon foreclosure.

        The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the replacement of the operator licensed to manage the facility. In some instances, we may take possession of a property that exposes us to successor liabilities. These events, if they were to occur, could reduce our revenue and operating cash flow.

        Our lease arrangements with operators who operate more than one of our facilities are generally made pursuant to a single master lease covering all of that operator's facilities leased from us.

Although each lease or master lease provides that we may terminate the master lease upon the bankruptcy or insolvency of the tenant, the Bankruptcy Reform Act of 1978 provides that a trustee in a bankruptcy or reorganization proceeding under the Bankruptcy Act, or a debtor-in-possession in a reorganization, has the power and the option to assume or reject the unexpired lease obligations of a debtor-lessee. In the event that the unexpired lease is assumed on behalf of the debtor-lessee, all the rental obligations thereunder generally would be entitled to a priority over other unsecured claims. However, the court also has the power to modify a lease if a debtor-lessee in a reorganization were required to perform certain provisions of a lease that the court determined to be unduly burdensome. It is not possible to determine at this time whether or not any of our leases or master leases contain any such provisions. If a lease is rejected, the lessor has a general unsecured claim limited to any unpaid rent already due plus an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of such lease, not to exceed three years.

Operators that fail to comply with governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may be unable to meet their obligations to us.

        Our operators are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. The ultimate timing or effect of these changes cannot be predicted. These changes may have a dramatic effect on our operators' costs of doing business and the amount of reimbursement by both government and other third-party payors. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. In particular:

  •
  Medicare and Medicaid.    A significant portion of our skilled nursing facility operators' revenue is derived from governmentally-funded reimbursement programs, primarily Medicare and Medicaid, and failure to maintain certification and accreditation in these programs would result in a loss of funding from such programs. Moreover, federal and state governments have adopted and continue to consider various reform proposals to control health care costs. In recent years, there have been fundamental changes in the Medicare program that have resulted in reduced levels of payment for a substantial portion of health care services. In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to those patients. In addition, reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors. Governmental concern regarding health care costs and their budgetary impact may result in significant reductions in payments to health care facilities, and future reimbursement rates for either governmental or private payors may not be sufficient to cover cost increases in providing services to patients. Loss of certification or accreditation or any changes in reimbursement policies that reduce reimbursement to levels that are insufficient to cover the cost of providing patient care could cause the revenues of our operators to decline, potentially jeopardizing their ability to meet their obligations to us. In that event, our revenues from those facilities could be reduced, which could in turn cause the value of our affected properties to decline.

  •
  Licensing and Certification.    Our operators and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically audited by them to confirm compliance. Failure to obtain licensure or loss or suspension of licensure would prevent a facility from operating or result in a suspension of reimbursement payments until all licensure issues have been resolved and the necessary licenses obtained or reinstated. Our skilled nursing facilities require governmental approval, in the form of a certificate of need that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. Some of our facilities may be unable to satisfy current and future certificate of need requirements and may for this reason be unable to continue operating in the future. In such event, our revenues from those facilities could be reduced or eliminated for an extended period of time.

  •
  Fraud and Abuse Regulations.    There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act of 1997 expanded the penalties for healthcare fraud, including broader provisions for the exclusion of providers from the Medicare and Medicaid programs. Furthermore, the Office of Inspector General of the U.S. Department of Health and Human Services, in cooperation with other federal and state agencies, continues to focus on the activities of skilled nursing facilities in certain states in which we have properties. In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government's recovery. Because of these incentives, these so-called "whistleblower" suits have become more frequent. The violation of any of these regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator's ability to make lease or mortgage payments to us or to continue operating its facility.

  •
  Legislative and Regulatory Developments.    Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. The Medicare Prescription Drug, Improvement and Modernization Act of 2003, P.Law 108-173, which is one example of such legislation, was enacted in late 2003. The Medicare reimbursement changes for the long term care industry under this Act are limited to a temporary increase in the per diem amount paid to skilled nursing facilities for residents who have AIDS. The significant expansion of other benefits for Medicare beneficiaries under this Act, such as the expanded prescription drug benefit, could result in financial pressures on the Medicare program that might result in future legislative and regulatory changes with impacts for our operators. Other proposals under consideration include efforts by individual states to control costs by decreasing state Medicaid reimbursements, a federal "Patient Protection Act" to protect consumers in managed care plans, efforts to improve quality of care and reduce medical errors throughout the health care industry and hospital cost-containment initiatives by public and private payors. We cannot accurately predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and, thus, our business.

        Regulatory proposals and rules are released on an ongoing basis that may have major impact on the healthcare system generally and the skilled nursing and long-term care industries in particular. For Medicare, the Centers for Medicare and Medicaid Services ("CMS") issued on January 30, 2004 its proposed annual update to the long-term care hospital prospective payment system as well as other related changes. The proposed update, which would take effect for payments made between July 1, 2004 and June 30, 2005, would increase Medicare rates by 2.9% over the fiscal year 2004 rates. This proposal could be changed before implementation. In the January 30, 2004 proposed rule, CMS also proposed to make other technical changes with potential reimbursement implications. For example, CMS proposed to adjust the threshold for outlier payments, raising the fixed-loss amount to $21,864 (up from $19,590 in fiscal year 2004). This change would increase the costs a long-term care hospital must bear on its own before the Medicare program shares the financial burden of a patient generating extraordinarily high costs.

Our operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their lease and mortgage payments to us.

        As is typical in the health care industry, our operators are often subject to claims that their services have resulted in resident injury or other adverse effects. Many of these operators have experienced an increasing trend in the frequency and severity of Professional Liability and General Liability insurance, or PL/GL, claims and litigation asserted against them. The insurance coverage maintained by our operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from PL/GL claims and/or litigation may not, in certain cases, be available to operators due to state law prohibitions or limitations of availability. As a result, our operators operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. We also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on an operator's financial condition. If an operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if an operator is required to pay uninsured punitive damages, or if an operator is subject to an uninsurable government enforcement action, the operator could be exposed to substantial additional liabilities.

Increased competition as well as increased operating costs has resulted in lower revenues for some of our operators and may affect the ability of our tenants to meet their payment obligations to us.

        The healthcare industry is highly competitive and we expect that it may become more competitive in the future. Our operators are competing with numerous other companies providing similar health care services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. We cannot be certain the operators of all of our facilities will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses and therefore affect their ability to pay their lease or mortgage payments.

        The market for qualified nurses, healthcare professionals and other key personnel is highly competitive and our operators may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs due to higher wages and greater benefits required to attract and retain qualified healthcare personnel incurred by our operators could affect their ability to pay their lease or mortgage payments. This situation could be particularly acute in certain states that have enacted legislation establishing minimum staffing requirements.

RISKS RELATED TO US AND OUR OPERATIONS

        In addition to the operator related risks discussed above, there are a number of risks directly associated with us and our operations.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments.

        In order to qualify as a REIT under the Internal Revenue Code, or the Code, we are required, among other things, to distribute each year to our stockholders at least 90% of our REIT taxable income. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all future capital needs, including capital needs to make investments and to satisfy or refinance maturing commitments. As a result, we may rely on external sources of capital. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could negatively affect the ratings of our debt and even, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including general market conditions and the market's perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. Generally speaking, difficult capital market conditions in our industry during the past several years and our need to stabilize our portfolio have limited our access to capital. Our potential capital sources include, but are not limited to:

        Equity Financing.    As with other publicly-traded companies, the availability of equity capital will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions and other factors that may change from time to time including:

  •
  the extent of investor interest;

  •
  the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

  •
  our financial performance and that of our operators;

  •
  the contents of analyst reports about us and the REIT industry;

  •
  general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

  •
  our failure to maintain or increase our dividend, which is dependent, to a large part, on growth of funds from operations which in turn depends upon increased revenues from additional investments and rental increases; and

  •
  other factors such as governmental regulatory action and changes in REIT tax laws.

        The market value of the equity securities of a REIT is generally based upon the market's perception of the REIT's growth potential and its current and potential future earnings and cash distributions. Our failure to meet the market's expectation with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock and reduce the value of your investment.

        Debt Financing/Leverage.    Financing for future investments and our maturing commitments may be provided by borrowings under our bank line of credit, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make timely payments of interest, that we will be unable to refinance existing indebtedness and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our stockholders and to repay all maturing debt. Furthermore, if prevailing interest rates, changes in our debt ratings or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness would increase, which could reduce our profitability and the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage. Our degree of leverage could have important consequences to stockholders, including affecting our investment grade ratings, affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

Two of the operators of our facilities each account for more than 10% of our revenues.

        Based on existing contractual rent and lease payments and non-binding agreements in principle regarding the restructuring of certain existing investments, we expect Advocat, Inc. ("Advocat") and Sun to each account for over 10% of our revenues, with Sun expected to account for slightly over 20% of our revenues for 2004. The failure or inability of either of these operators to pay their obligations to us could materially reduce our revenues and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline. For additional information, see "Recent Developments."

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

        Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, or newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide funding to enable healthcare operators to build, expand or renovate facilities on our properties and the project is not completed, we could be forced to become involved in the development to ensure completion or we could lose the property. These costs may negatively affect our results of operations.

We may not be able to sell certain closed facilities for their book value.

        From time to time we close facilities and actively market such facilities for sale. To the extent we are unable to sell these properties for our book value, we may be required to take an impairment charge or loss on the sale, either of which would reduce our net income.

Our substantial indebtedness could adversely affect our financial condition.

        We have substantial indebtedness and we may increase our indebtedness in the future. Our level of indebtedness could have important consequences to our stockholders. For example, it could:

  •
  limit our ability to satisfy our obligations with respect to holders of our capital stock;

  •
  make us more vulnerable to economic downturns;

  •
  potentially limit our ability to withstand competitive pressures if as a result of a decline in our rating agency ratings our cost of capital increases as compared to our competitors' cost of capital reducing the spread on our investments; and

  •
  impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes.

Explorer has the ability to substantially influence control of our company.

        As of the date of this prospectus, Explorer owns approximately 41.5% of our voting stock through its ownership of approximately 18.1 million shares of common stock.

        As a result of our purchase from Explorer of 700,000 shares of our Series C preferred stock at $145.92 per share and Explorer's conversion of all of its remaining 348,420 shares of Series C preferred stock into approximately 5.6 million shares of common stock, Explorer's ownership of our voting stock decreased from approximately 53.5% to approximately 41.5%. See "Explorer Relationship and Related Transactions." While Explorer owns less than a majority of our outstanding voting securities, Explorer still is our largest stockholder and still controls such a large portion of our voting power that Explorer's effective control will not be significantly diminished unless it sells additional shares. Under our stockholders agreement with Explorer, Explorer is entitled to designate a number of our directors proportionate to Explorer's beneficial ownership of our voting securities, and proportionate representation on committees of our board of directors, subject to applicable law and the rules of New York Stock Exchange and the SEC. As a result, Explorer continues to be in a position to substantially influence the management and affairs of our company. Explorer has sufficient voting power to substantially influence the vote on all matters submitted to our stockholders, including transactions involving an actual or potential change in our control. This could prevent transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. The interests of Explorer may not coincide with the interests of other holders of our common stock.

Our real estate investments are relatively illiquid.

        Real estate investments are relatively illiquid and, therefore, tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. All of our properties are "special purpose" properties that could not be readily converted to general residential, retail or office use. Healthcare facilities that participate in Medicare or Medicaid must meet extensive program requirements, including physical plant and operational requirements, which are revised from time to time. Such requirements may include a duty to admit Medicare and Medicaid patients, limiting the ability of the facility to increase its private pay census beyond certain limits. Medicare and Medicaid facilities are regularly inspected to determine compliance, and may be excluded from the programs—in some cases without a prior hearing—for failure to meet program requirements. Transfers of operations of nursing homes and other healthcare-related facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our properties becomes unprofitable due to competition, age of improvements or other factors such that our lessee or mortgagor becomes unable to meet its obligations on the lease or mortgage loan, the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator with a new operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our income and cash flows from operations would be adversely affected.

As an owner or lender with respect to real property, we may be exposed to possible environmental liabilities.

        Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender, such as us, may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property, and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce our revenues.

        Although our leases and mortgage loans require the lessee and the mortgagor to indemnify us for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such mortgagor or lessee would be able to fulfill its indemnification obligations.

The industry in which we operate is highly competitive. This competition may prevent us from raising prices at the same pace as our costs increase.

        We compete for additional healthcare facility investments with other healthcare investors, including other REITs. The operators of the facilities compete with other regional or local nursing care facilities for the support of the medical community, including physicians and acute care hospitals, as well as the general public. Some significant competitive factors for the placing of patients in skilled and intermediate care nursing facilities include quality of care, reputation, physical appearance of the facilities, services offered, family preferences, physician services and price. If our cost of capital should increase relative to the cost of capital of our competitors, the spread that we realize on our investments may decline if competitive pressures limit or prevent us from charging higher interest rates.

We are named as defendants in litigation arising out of PL/GL claims relating to our previously owned and operated facilities which if decided against us, could adversely affect our financial condition.

        We and several of our wholly-owned subsidiaries have been named as defendants in PL/GL claims related to our owned and operated facilities. Other third-party managers responsible for the day-to-day operations of these facilities have also been named as defendants in these claims. In these suits, patients of certain previously owned and operated facilities have alleged significant damages, including punitive damages, against the defendants. The lawsuits are in various stages of discovery and we are unable to predict the likely outcome at this time. We continue to vigorously defend these claims and pursue all rights we may have against the managers of the facilities, under the terms of the management agreements. We have insured these matters, subject to self-insured retentions of various amounts. There can be no assurance that we will be successful in our defense of these matters or in asserting our claims against various managers of the subject facilities or that the amount of any settlement or judgment will be substantially covered by insurance or that any punitive damages will be covered by insurance.

We are subject to significant anti-takeover provisions.

        In addition to the potential anti-takeover effects resulting from Explorer's significant investment in our company, our articles of incorporation and bylaws contain various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions. Our board of directors also has the authority to issue additional shares of preferred stock and to fix the preferences, rights and limitations of the preferred stock without stockholder approval. We have also adopted a stockholders rights plan which provides for share purchase rights to become exercisable at a discount if a person or group, other than Explorer and its affiliates, acquires more than 9.9% of our common stock or announces a tender offer for more than 9.9% of our common stock. These provisions could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities.

We may change our investment strategies and policies and capital structure.

        Our board of directors, without the approval of our stockholders, may alter our investment strategies and policies if it determines in the future that a change is in our and our stockholders' best interests. The methods of implementing our investment strategies and policies may vary as new investments and financing techniques are developed.

If we fail to maintain our REIT status, we will be subject to federal income tax on our taxable income at regular corporate rates.

        We were organized to qualify for taxation as a real estate investment trust, or REIT, under Sections 856 through 860 of the Internal Revenue Code. We believe we have conducted, and we intend to continue to conduct, our operations so as to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements, some on an annual and some on a quarterly basis, established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our taxable income, other than any net capital gain. We cannot assure you that we will at all times satisfy these rules and tests.

        If we were to fail to qualify as a REIT in any taxable year, as a result of a determination that we failed to meet the annual distribution requirement or otherwise, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings and cash flow available for investment, debt service or distribution to stockholders because of our additional tax liability for the years involved. In addition, distributions to stockholders would no longer be required to be made.

RISKS RELATED TO OUR COMMON STOCK

The market value of our common stock could be substantially affected by various factors.

        The share price of our common stock will depend on many factors, which may change from time to time, including:

  •
  the market for similar securities issued by REITs;

  •
  changes in estimates by analysts;

  •
  our ability to meet analysts' estimates;

  •
  general economic and financial market conditions; and

  •
  our financial condition, performance and prospects.

Our issuance of additional capital stock, warrants or debt securities, whether or not convertible, may reduce the market price for our shares.

        We cannot predict the effect, if any, that future sales of our capital stock, warrants or debt securities, or the availability of our securities for future sale, will have on the market price of our shares, including our common stock. Sales of substantial amounts of our common stock or preferred shares, warrants or debt securities convertible into or exercisable or exchangeable for common stock in the public market or the perception that such sales might occur could reduce the market price of our common stock and the terms upon which we may obtain additional equity financing in the future. As of the date of this prospectus, Explorer owns approximately 18.1 million shares of our common stock, which represents approximately 41.5% of our common stock. Pursuant to the terms of our registration rights agreement with Explorer, we are required to register Explorer's shares on a "shelf" basis permitting sales from time to time as determined by Explorer. See "Explorer Relationship and Related Transactions."

        In addition, we may issue additional capital stock in the future to raise capital or as a result of the following:

  •
  The issuance and exercise of options to purchase our common stock. As of December 31, 2003, we had outstanding options to acquire approximately 2.3 million shares of our common stock. In addition, we may in the future issue additional options or other securities convertible into or exercisable for our common stock under our 2000 Stock Incentive Plan, as amended, or other remuneration plans. We may also issue options or convertible securities to our employees in lieu of cash bonuses or to our directors in lieu of director's fees.

  •
  The issuance of debt securities exchangeable for our common stock.

  •
  The exercise of warrants we may issue in the future.

  •
  Lenders sometimes ask for warrants or other rights to acquire shares in connection with providing financing. We cannot assure you that our lenders will not request such rights.

Legislative or regulatory action could adversely affect purchasers of our common stock.

        In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our common stock. Changes are likely to continue to occur in the future, and we cannot assure you that any of these changes will not adversely affect your taxation as a holder of our common stock. Any of these changes could have an adverse effect on an investment in our common stock or on market value or resale potential. You are urged to consult with your own tax advisor with respect to the impact that recent legislation may have on your investment and the status of legislative regulatory or administrative developments and proposals and their potential effect.

Recent changes in taxation of corporate dividends may adversely affect the value of our common stock.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003 that was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its shares, except for certain limited amounts. While the earnings of a REIT that are distributed to its stockholders still generally will be subject to less combined federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level tax, this legislation could cause individual investors to view the stock of regular C corporations as more attractive relative to the shares of a REIT than was the case prior to the enactment of the legislation. Individual investors could hold this view because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the shares of REITs in general or on the value of our common stock in particular, either in terms of price or relative to other investments.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from our expectations are disclosed in this prospectus, including factors disclosed under "Risk Factors" beginning on page 7 of this prospectus. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

  •
  uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third party payors, regulatory matters and occupancy levels;

  •
  the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages, and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors' obligations;

  •
  our ability to sell closed assets on a timely basis and at terms that allow us to realize the carrying value of these assets;

  •
  our ability to negotiate appropriate modifications to the terms of our credit facilities;

  •
  our ability to manage, re-lease, or sell any owned and operated facilities;

  •
  the availability and cost of capital;

  •
  competition in the financing of healthcare facilities;

  •
  regulatory and other changes in the healthcare sector;

  •
  the effect of economic and market conditions generally and, particularly, in the healthcare industry;

  •
  changes in interest rates;

  •
  the amount and yield of any additional investments;

  •
  changes in tax laws and regulations affecting real estate investment trusts; and

  •
  changes in the ratings of our debt and preferred securities.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK

        As of February 11, 2004, our authorized capital stock currently consists of 100,000,000 shares of our common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 2,300,000 are designated as Series A preferred stock, 2,000,000 are designated as Series B preferred stock, 960,500 are currently designated as Series C preferred stock, and 4,739,500 are designated as Series D preferred stock. Since none of our Series C preferred stock remains outstanding (see "Explorer Relationship and Related Transactions"), we plan to re-classify the remaining 960,500 authorized shares of Series C preferred stock as preferred stock without designation as to series. As of February 11, 2004, we had 43,602,664 shares of our common stock, 2,300,000 shares of our Series A preferred stock, 2,000,000 shares of our Series B preferred stock, no shares of our Series C preferred stock, and 4,739,500 shares of our Series D preferred stock issued and outstanding. Our common stock, Series A preferred stock and Series B preferred stock are listed on the New York Stock Exchange, and our Series D preferred stock is approved for listing on the New York Stock Exchange commencing February 12, 2004.

        All shares of our common stock participate equally in dividends payable to stockholders of our common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of our common stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol "OHI."

        The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock. The description of certain provisions of the preferred stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the company's articles of incorporation, as amended, and the board of directors' resolution or articles supplementary relating to each series of the preferred stock.

        Under the articles of incorporation and upon re-classification of Series C preferred stock, the board of directors of the company is authorized without further stockholder action to provide for the issuance of up to an additional 960,500 shares of preferred stock of the company, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the board of directors of the company. The company has outstanding as of February 11, 2004, 2,300,000 shares of its 9.25% Series A cumulative preferred stock, 2,000,000 shares of its 8.625% Series B cumulative preferred stock and 4,739,500 shares of its 8.375% Series D cumulative redeemable preferred stock.

        The board of directors' resolution or articles supplementary relating to each particular series of the preferred stock offered will establish specific terms for each series, including:

  •
  the designation and stated value per share of such preferred stock and the number of shares offered;

  •
  the amount of liquidation preference per share;

  •
  the initial public offering price at which such preferred stock will be issued;

  •
  the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

  •
  any redemption or sinking fund provisions;

  •
  any conversion rights; and

  •
  any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

        The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in the board of directors' resolution or articles supplementary relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions of assets with each other series of the preferred stock. The rights of the holders of each series of the preferred stock will be subordinate to those of the company's general creditors.

        EquiServe Trust Company, N.A. is the transfer agent and registrar of the common stock and preferred stock.

Redemption and Business Combination Provisions

        If our board of directors is, at any time and in good faith, of the opinion that actual or constructive ownership of at least 9.9% or more of the vote or value of our outstanding capital stock has or may become concentrated in the hands of one owner, our board of directors will have the power:

  •
  by means deemed equitable by it, to call for the purchase from any of our stockholders a number of voting or non-voting shares sufficient, in the opinion of our board of directors, to maintain or bring the actual or constructive ownership of such owner to a level of no more than 9.9% of the vote or value of our outstanding capital stock, as the case may be; and

  •
  to refuse to transfer or issue the voting or non-voting shares of our capital stock to any person whose acquisition of such shares would, in the opinion of our board of directors, result in the actual or constructive ownership by that person of more than 9.9% of the vote or value of our outstanding capital stock, as the case may be.

Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the vote or value of our outstanding capital stock will be deemed void ab initio and the intended transferee will be deemed never to have had an interest therein. Subject to the rights of the preferred stock described below, the purchase price for any shares of our capital stock so redeemed will be equal to the fair market value of the shares reflected in the closing sales prices for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by our board of directors in accordance with the provisions of applicable law. The purchase price for shares of Series A preferred stock, Series B preferred stock and Series D preferred stock will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price will, in the case of the Series A preferred stock and Series B preferred stock, be equal to the redemption price of such shares of Series A preferred stock and Series B preferred stock, respectively, and, in the case of the Series D preferred stock, the purchase price will be equal to the liquidation preference of such shares of Series D preferred stock. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase will cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

        Our articles of incorporation require that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a related person, be approved by the affirmative vote of at least 80% of our outstanding voting shares.

        A "business combination" is defined in the articles of incorporation as:

  •
  any merger or consolidation of our company with or into a related person;

  •
  any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "substantial part," as defined below, of our assets including, without limitation, any voting securities of a subsidiary to a related person;

  •
  any merger or consolidation of a related person with or into our company;

  •
  any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to our company;

  •
  the issuance of any securities (other than by way of pro rata distribution to all stockholders) of our company to a related person; and

  •
  any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

        The term "substantial part" is defined as more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

        The 80% voting requirement described above will not be applicable if (i) our board of directors has unanimously approved in advance the acquisition of our stock that caused a related person to become a related person, or (ii) the business combination is solely between us and a wholly owned subsidiary. Our board of directors unanimously approved in advance Explorer's acquisition of our Series C preferred stock, which made Explorer a related person to us. Therefore, the 80% voting requirement is inapplicable to Explorer.

        Under the terms of our articles of incorporation, as amended, our board of directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year.

        The foregoing provisions of the articles of incorporation and certain other matters may not be amended without the affirmative vote of at least 80% of our outstanding voting shares.

        The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our board of directors' authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulation of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in the articles of incorporation may help assure fair treatment of stockholders and preserve our assets.

        The foregoing summary of certain provisions of the articles of incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the articles of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Stockholder Rights Plan

        On May 12, 1999, our board of directors authorized the adoption of a stockholder rights plan. The plan is designed to require a person or group seeking to gain control of our company to offer a fair price to all of our stockholders. The rights plan will not interfere with any merger, acquisition or business combination that our board of directors finds is in our best interest and the best interests of our stockholders.

        In connection with the adoption of the stockholder rights plan, our board of directors declared a dividend distribution of one right for each common share outstanding on May 24, 1999. The stockholder protection rights will not become exercisable unless a person acquires 10% or more of our common stock, or begins a tender offer that would result in the person owning 10% or more of our common stock. At that time, each stockholder protection right would entitle each stockholder other than the person who triggered the rights plan to purchase either our common stock or stock of an acquiring entity at a discount to the then market price. The plan was not adopted in response to any specific attempt to acquire control of our company. We amended the stockholder rights plan to exempt Explorer and any of its transferees that become a party to the stockholders' agreement we have with Explorer from being deemed an acquiring person for purposes of the plan.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Consequences of an Investment in the Common Stock

        The following is a general summary of material U.S. federal income tax considerations applicable to us, and to the purchasers of our common stock and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the U.S. federal income tax consequences applicable to a particular stockholder in view of any person's particular circumstances, nor is it intended to represent a detailed description of the U.S. federal income tax consequences applicable to stockholders subject to special treatment under the federal income tax laws such as insurance companies, financial institutions, securities broker-dealers, investors in pass-through entities, expatriates and taxpayers subject to alternative minimum taxation.

        The following discussion relating to an investment in our securities was based on consultations with Powell, Goldstein, Frazer & Murphy LLP, our special counsel. In the opinion of Powell, Goldstein, Frazer & Murphy LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations, and assumptions upon which the discussion is based are accurate), accurately represents the material U.S. federal income tax considerations relevant to purchasers of our securities. Powell, Goldstein, Frazer & Murphy LLP has not rendered any opinion regarding any effect of such issuance on purchasers of our securities. The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The information in this section is based on the Code; current, temporary, and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings.

Taxation of Omega

        General.    We have elected to be taxed as a real estate investment trust, or a REIT, under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 1992. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner, but no assurance can be given that we have operated or will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT.

        The sections of the Code that govern the federal income tax treatment of a REIT are highly technical and complex. The following sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        In the opinion of Powell, Goldstein, Frazer & Murphy LLP, which opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to continue to meet the requirements for continued qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters concerning our business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Powell, Goldstein, Frazer & Murphy LLP on an ongoing basis. Accordingly, no assurance can be given that the various results of our operation for any particular taxable year will satisfy such requirements. Further, such requirements may be changed, perhaps retroactively, by legislative or administrative actions at any time. We have neither sought nor obtained any formal ruling from the IRS regarding our qualification as a REIT and presently have no plan to apply for any such ruling. See "—Failure to Qualify."

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and the stockholder level) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that if we have a net capital gain, we will be taxed at regular corporate rates on our undistributed REIT taxable income, computed without regard to net capital gain and the deduction for capital gains dividends, plus a 35% tax on undistributed net capital gain, if our tax as thus computed is less than the tax computed in the regular manner. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference that we do not distribute or allocate to our stockholders. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest regular corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by us, (i.e., when we are acting as a dealer)), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute by the end of each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, we will be subject to a 100% excise on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm's-length basis. Eighth, if we acquire any asset, which is defined as a "built-in gain asset" from a C corporation that is not a REIT (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period, which is defined as the "recognition period," beginning on the date on which such asset was acquired by us, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by us over (b) our adjusted basis in such asset on such date), our recognized gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that we will not make an election pursuant to Treasury Regulations Section 1.337(d)-7(c)(5).

        Requirements for Qualification.    The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to the provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half year of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its annual distributions to stockholders. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

        Income Tests.    In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including generally "rents from real property," interest on mortgages on real property and gains on sale of real property and real property mortgages, other than property described in Section 1221 of the Code) and income derived from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities other than property held for sale to customers in the ordinary course of business.

        Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of the rent must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner (actually or constructively) of 10% or more of the value of our stock, actually or constructively owns 10% or more of such tenant, which is defined as a related party tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which we derive no revenue. We, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupance only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

        The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, but only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles us to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

        Prohibited Transactions.    We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

  •
  for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

  •
  for which the REIT markets a proper election to treat the property as foreclosure property.

        Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

  •
  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

  •
  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        Beginning on January 1, 2001, foreclosure property also includes any "qualified health care property," as defined in Code Section 856(e)(6) acquired by us as the result of the termination or expiration of a lease of such property. We may operate a qualified healthcare facility, acquired in this manner for two years or longer if an extension is granted. We own one property with respect to which we have made foreclosure property elections. Properties that are taken back in a foreclosure or bankruptcy and operated for our own account are treated as foreclosure properties for income tax purposes, pursuant to Internal Revenue Code Section 856(e). Gross income from foreclosure properties is "good income" for purposes of the annual REIT income tests. Once this election is made on the tax return, it is "good" for a period of three years, or until the properties are no longer operated for our own account. An election to extend the foreclosure status period for an additional three years can be made. In all cases of the foreclosure property, we utilize an independent contractor to conduct day-to-day operations in order to maintain REIT status. In certain cases we operate facilities through a taxable REIT subsidiary. For those properties operated through the taxable REIT subsidiary, we utilize an eligible independent contractor to conduct day-to-day operations to maintain REIT status. As a result of the foregoing, we do not believe that our participation in the operation of nursing homes will increase the risk that we will fail to qualify as a REIT. Through our 2002 taxable year, we have not paid any tax on our foreclosure property because those properties have been producing losses. However, in the future, our income from foreclosure property could be significant and we could be required to pay a significant amount of tax on that income.

        Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements generally is qualifying income for purpose, or the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        TRS Income.    A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of securities of one or more TRSs. However, a TRS does not include a corporation which directly or indirectly (i) operates or manages a health care (or lodging) facility, or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which a health care (or lodging) facility is operated. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have made TRS elections with respect to Bayside Street II, Inc. and one of our wholly-owned subsidiaries that owned all of the preferred stock of Omega Worldwide. Those entities will pay corporate income tax on their taxable income and their after-tax next income will be available for distribution to us.

        Failure to Satisfy Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

        Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company), cash, cash items and government securities. Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include our stock in another REIT, our equity or debt securities of a qualified REIT subsidiary or TRS, or our equity interest in any partnership. The term "securities," however, generally includes our debt securities issued by another REIT or a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership.

        We may own up to 100% of the stock of one or more TRSs. However, overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C Corporations) and other assets that are not qualifying assets for purposes of the 75% asset test.

        If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

        Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

  •
  85% of our REIT ordinary income for such year;

  •
  95% of our REIT capital gain income for such year; and

  •
  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. We may also be entitled to pay and deduct deficiency dividends in later years as a relief measure to correct errors in determining our taxable income. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

        The availability to us of, among other things, depreciation deductions with respect to our owned facilities depends upon the treatment by us as the owner of such facilities for federal income tax purposes, and the classification of the leases with respect to such facilities as "true leases" rather than financing arrangements for federal income tax purposes. The questions of whether we are the owner of such facilities and whether the leases are true leases for federal tax purposes are essentially factual matters. We believe that we will be treated as the owner of each of the facilities that we lease, and such leases will be treated as true leases for federal income tax purposes. However, no assurances can be given that the IRS will not successfully challenge our status as the owner of our facilities subject to leases, and the status of such leases as true leases, asserting that the purchase of the facilities by us and the leasing of such facilities merely constitute steps in secured financing transactions in which the lessees are owners of the facilities and we are merely a secured creditor. In such event, we would not be entitled to claim depreciation deductions with respect to any of the affected facilities. As a result, we might fail to meet the 90% distribution requirement or, if such requirement is met, we might be subject to corporate income tax or the 4% excise tax.

Failure to Qualify

        If we fail to qualify as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible and our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Failure to qualify could result in our incurring indebtedness or liquidating investments in order to pay the resulting taxes.

Other Tax Matters

        We own and operate a number of properties through qualified REIT subsidiaries, "QRSs". The QRSs are treated as qualified REIT subsidiaries under the Code. Code Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described in this prospectus under the heading "Taxation of Omega," the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as our assets, liabilities and items of income, deduction, and credit.

        In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxation of Stockholders

        Taxation of Domestic Stockholders.    As long as we qualify as a REIT, if you are a taxable US stockholder, distributions made to you out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by you as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have held our stock. However, if you are a corporation, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your shares, you will include the distributions in income as long-term capital gain (or short-term capital gain if you have held the shares for one year or less) assuming the shares are a capital asset in your hands. In addition, any distribution declared by us in October, November or December of any year payable to you as a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year. You may not include in your individual income tax returns any of our net operating losses or capital losses.

        In general, any loss upon a sale or exchange of shares by you, if you have held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by you as long-term capital gain.

Backup Withholding

        Assuming that you are a US stockholder, we will report to you and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding with respect to distributions paid unless you:

  •
  are a corporation or come within certain other exempt categories and when required, demonstrate this fact; or

  •
  provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you, if you fail to certify your nonforeign status to us. See "—Taxation of Stockholders—Taxation of Foreign Stockholders."

        Treatment of Tax-Exempt Stockholders.    If you are a tax-exempt employee pension trust or other domestic tax-exempt stockholder, our distributions to you generally will not constitute "unrelated business taxable income," or UBTI, unless you have borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of that REIT's distributions as UBTI. This requirement will apply only if:

  •
  the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts; and

  •
  the REIT is "predominantly held" by qualified trusts.

        A REIT is predominantly held if either:

  •
  a single qualified trust holds more than 25% by value of the REIT interests; or

  •
  one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests.

        The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to the total gross income (less certain associated expenses) of the REIT.

        A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Internal Revenue Code and exempt from tax under section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of our common stock in our Amended and Restated Articles of Incorporation, as amended, will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our common stock, absent approval by our board of directors.

        Taxation of Foreign Stockholders.    The rules governing US federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, Non-US Stockholders) are complex and no attempt will be made herein to provide more than a summary of these rules. Prospective Non-US Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

        If you are a Non-US Stockholder, the following discussion will apply to you. Distributions that are not attributable to gain from our sales or exchanges of US real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.

        However, if income from the investment in the shares is treated as effectively connected with your conduct of a US trade or business, you generally will be subject to a tax at graduated rates, in the same manner as US stockholders are taxed with respect to the distributions (and may also be subject to the 30% branch profits tax if you are a foreign corporation). We expect to withhold US income tax at the rate of 30% on the gross amount of any distributions made to you unless:

  •
  a lower treaty rate applies, you file an IRS Form W-8BEN with us and other conditions are met; or

  •
  you file an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, and other conditions are met.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of your shares, these distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your shares in us, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of US real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of US real property interests are taxed to you as if the gain were effectively connected with a US business. You would thus be taxed at the normal capital gain rates applicable to US stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against your FIRPTA tax liability.

        Gain recognized by you upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," although there can be no assurance that we will retain that status. If we are not "domestically controlled," gain recognized by you will continue to be exempt under FIRPTA if you at no time owned more than five percent of our common stock. However, gain not subject to FIRPTA will be taxable to you if:

  •
  investment in the shares is effectively connected with your US trade or business, in which case you will be subject to the same treatment as US stockholders with respect to the gain; or

  •
  you are a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other applicable requirements are met, in which case you will be subject to a 30% tax on your capital gains.

        If the gain on the sale of shares were to be subject to taxation under FIRPTA, you will be subject to the same treatment as US stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

        If the proceeds of a sale of shares by you are paid by or through a US office of a broker, the payment is subject to information reporting and to backup withholding unless you certify as to your name, address and non-US status or otherwise establish an exemption. Generally, US information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the US through a non-US office of a non-US broker. US information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the US if:

  •
  the payment is made through an office outside the US of a broker that is: (a) a US person; (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the US; or (c) a "controlled foreign corporation" for US federal income tax purposes; and

  •
  the broker fails to initiate documentary evidence that you are a Non-US Stockholder and that certain conditions are met or that you otherwise are entitled to an exemption.

Other Tax Consequences

New Legislation

        On May 28, 2003, President George W. Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law will reduce the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

  •
  your long-term capital gains, if any, recognized on the disposition of our shares;

  •
  our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate);

  •
  our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries (i.e., a TRS); and

  •
  our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

        Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

Possible Legislative or Other Actions Affecting Tax Consequences

        Prospective holders of our common stock should recognize that the present federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.

State and Local Taxes

        We may be and you may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

SELLING STOCKHOLDER

        Our shares of common stock to which this prospectus relates are being registered for resales by the selling stockholder. The selling stockholder is Explorer Holdings, L.P. As of the date of this prospectus, Explorer is the beneficial owner of 18,118,246 shares of our common stock, or approximately 41.5% of our outstanding common stock. Explorer is our largest stockholder, and its designees currently hold four of ten seats on our board of directors. As described under "Explorer Relationship and Related Transactions," we recently completed an offering of 4,739,500 shares of our Series D preferred stock. In connection with that offering, we used approximately $102.1 million of the net proceeds of the offering to repurchase 700,000 shares of the company's Series C preferred stock from Explorer, and Explorer converted its remaining 348,420 shares of Series C preferred stock into 5,574,720 shares of our common stock.

        The selling stockholder also may transfer, donate or distribute the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholder may resell all, a portion or none of such shares of common stock from time to time. The table below sets forth with respect to the selling stockholder, based upon information available to us as of February 11, 2004, the number of shares of common stock beneficially owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding common stock that will be owned after the sale of the registered shares of common stock assuming the sale of all of the registered shares of common stock under this prospectus and all other currently effective prospectuses. The information with respect to ownership after the offering assumes the sale of all of the shares offered and no purchases of additional shares.

					Number of Shares of Common Stock To Be Owned After Offering
Name	Number of Shares of Common Stock Owned		Number of Shares of Common Stock Which May Be Offered
					Number	Percent
Explorer Holdings, L.P.	18,118,246	(1)	18,118,246	(1)	0	0%

(1)
Donald J. McNamara and Daniel A. Decker, two of our directors, control Hampstead Investment Partners III, L.P. Hampstead is the only member of Explorer Holdings GenPar, LLC, the sole general partner of Explorer. Due to this relationship, Messrs. McNamara and Decker may be deemed to beneficially own the shares owned by Explorer. Messrs. McNamara and Decker disclaim beneficial ownership of all shares owned by Explorer.

PLAN OF DISTRIBUTION

        We are registering shares of common stock on behalf of the selling stockholder. As used in this section of the prospectus, the term "selling stockholder" includes the selling stockholder named in the table above and any of its pledgees, donees, transferees or other successors-in-interest who receive shares offered hereby from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus.

        All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will be borne by the respective selling stockholder. We have agreed to indemnify and hold the selling stockholder harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholder of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        The selling stockholder may sell under this prospectus the shares at different times. The selling stockholder will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on the New York Stock Exchange or any national securities exchange or quotation system on which the shares of common stock may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

  •
  fixed prices, which may be changed;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        The shares may be sold by one or more of the following methods in addition to any other method permitted under this prospectus and applicable law:

  •
  a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;

  •
  an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

  •
  a privately negotiated transaction;

  •
  an underwritten offering;

  •
  on a securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;

  •
  through the writing of options relating to such shares;

  •
  through the settlement of short sales; or

  •
  through a combination of the above methods of sale.

        In connection with sales of the shares, any selling stockholder may:

  •
  enter into and cover hedging transactions with broker-dealers, that may in turn engage in short sales of the shares in the course of hedging the positions they assume;

  •
  sell short and deliver shares to close out the short positions; or

  •
  loan or pledge shares to broker-dealers that in turn may sell the shares.

        We have been advised by the selling stockholder that it has not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with underwriters or broker-dealers regarding the sale of its shares, nor have we been advised that there is an underwriter or broker-dealer acting as of the date of this prospectus in connection with the proposed sale of the shares by the selling stockholder.

        The selling stockholder may effect such transactions by selling the shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of the shares covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers.

        The selling stockholder and any broker-dealers that participate with the selling stockholder in the sale of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

        The selling stockholder and any broker-dealer that may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act may be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of its obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares. Such requirement may be satisfied by delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

        We have informed the selling stockholder that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934, may apply to its sales in the market.

        The selling stockholder also may resell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided it meets the criteria and conforms to the requirements of such exemption.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer. Such supplement will disclose:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        In addition, upon receiving notice from a selling stockholder that a donee, pledgee or transferee or other successor-in-interest intends to sell more than 500 shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee.

LEGAL MATTERS

        Certain legal matters with respect to the securities offered hereby have been passed upon for us by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

EXPERTS

        Our consolidated financial statements and financial statement schedules for the year ended December 31, 2002 included in our Current Report on Form 8-K dated February 5, 2004 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$300,000,000

Debt Securities
Preferred Stock
Common Stock
Warrants

        We may from time to time offer and sell in one or more series:

  •
  debt securities;

  •
  warrants to purchase debt securities;

  •
  shares of our preferred stock;

  •
  warrants to purchase shares of our preferred stock;

  •
  shares of our common stock; and

  •
  warrants to purchase shares of our common stock.

        The debt securities warrants, the preferred stock warrants and the common stock warrants are collectively referred to herein as the securities warrants. The debt securities, the preferred stock, the common stock and the securities warrants are collectively referred to herein as the securities. The securities offered by this prospectus will have an aggregate public offering price of $300,000,000. We will provide the specific terms of these securities in prospectus supplements to this prospectus prepared in connection with each offering. The debt securities may be convertible into preferred stock, common stock or debt securities of another series. The preferred stock may be convertible into common stock or preferred stock of another series. No securities may be sold under this prospectus without delivery of the applicable prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest in the securities.

        Securities may be sold directly, through agents from time to time or through underwriters or dealers. If any of our agents or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement. See "Plan of Distribution." The net proceeds to us from the sale also will be set forth in the applicable prospectus supplement.

        Our common stock is traded on the New York Stock Exchange under the symbol "OHI". On February 4, 2004, the closing price of our common stock was $10.53 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2004.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the applicable prospectus supplement. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus nor any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

About This Prospectus	C-1
Where You Can Find More Information	C-1
Cautionary Language Regarding Forward-Looking Statements	C-3
The Company	C-4
Risk Factors	C-5
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends	C-5
Use of Proceeds	C-6
Description of Securities	C-7
Certain Federal Income Tax Considerations	C-22
Plan of Distribution	C-34
Legal Matters	C-35
Experts	C-35

ii

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        As allowed by SEC rules, this prospectus omits various information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents. For further information about us or the securities offered under this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading "Where You Can Find More Information."

        Unless the context requires otherwise, the words "we," "company," "us" and "our" refer to Omega Healthcare Investors, Inc. and its majority-owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.omegahealthcare.com. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents (File No. 1-11316) we filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 3, 2003;

  •
  our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2003, filed on May 9, 2003;

  •
  our Current Report on Form 8-K, filed on June 24, 2003;

  •
  our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2003, filed on July 31, 2003;

  •
  our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2003, filed on November 10, 2003;

  •
  our Current Report on Form 8-K, filed on January 27, 2004; and

  •
  our Current Report on Form 8-K, filed on February 5, 2004;

        All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of the securities will be deemed to be incorporated by reference into this prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, on the request of any person, a copy of any or all the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Omega Healthcare Investors, Inc.
9690 Deereco Road
Suite 100
Timonium, Maryland 21093
Attn: Robert O. Stephenson
(410) 427-1700

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward- looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from our expectations are disclosed in this prospectus. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

  •
  uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third party payors, regulatory matters and occupancy levels;

  •
  the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages, and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors' obligations;

  •
  our ability to sell closed assets on a timely basis and at terms that allow us to realize the carrying value of these assets;

  •
  our ability to negotiate appropriate modifications to the terms of our credit facilities;

  •
  our ability to manage, re-lease, or sell any owned and operated facilities;

  •
  the availability and cost of capital;

  •
  competition in the financing of healthcare facilities;

  •
  regulatory and other changes in the healthcare sector;

  •
  the effect of economic and market conditions generally and, particularly, in the healthcare industry;

  •
  changes in interest rates;

  •
  the amount and yield of any additional investments;

  •
  changes in tax laws and regulations affecting real estate investment trusts; and

  •
  changes in the ratings of our debt and preferred securities.

THE COMPANY

        We were incorporated in the State of Maryland on March 31, 1992. We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured indebtedness, or a combination of these methods.

        As of December 31, 2003, our portfolio of domestic investments consisted of 211 healthcare facilities, located in 28 states and operated by 39 third-party operators. Our gross investments in these facilities, net of impairments and before reserve for uncollectible loans, totaled $812.3 million. This portfolio is made up of:

  •
  152 long-term healthcare facilities and 2 rehabilitation hospitals owned and leased to third parties;

  •
  fixed rate, participating and convertible participating mortgages on 51 long-term healthcare facilities; and

  •
  6 long-term healthcare facilities that were recovered from customers and are currently closed.

        In addition, we also held miscellaneous investments of approximately $29.8 million at December 31, 2003.

        Our principal executive offices are located at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, and our telephone number is (410) 427-1700. Additional information regarding our company is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and other documents on file with the Securities and Exchange Commission (which are incorporated by reference in this prospectus). See "Where You Can Find More Information."

RISK FACTORS

        Certain of the securities to be offered hereby may involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to such offered securities.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The ratios of earnings to fixed charges, and the ratio of earnings to combined fixed charges and preferred stock dividends are set forth below. We have calculated the ratio of earnings to fixed charges by adding net income (loss) from continuing operations to fixed charges and dividing that sum by such fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs. The ratio of earnings to combined fixed charges and preferred stock dividends was calculated in the same manner as the ratio of earnings to fixed charges except that accrued preferred stock dividends were included for each of the periods shown irrespective of whether or not such dividends were actually paid.

	Year Ended December 31,
								For the Nine Months Ended September 30, 2003
	1998		1999		2000	2001	2002
	Unaudited (in thousands)
RATIO OF EARNINGS TO FIXED CHARGES(1)
Net Income (Loss) from Continuing Operations	$76,209		$19,746		$(31,214)	$(16,793)	$(10,957)	$16,351
Interest Expense	32,436		42,947		42,400	33,204	27,381	17,963

Net Income (Loss) before Fixed Charges	108,645		62,693		11,186	16,411	16,424	34,314

Interest	$32,436		$42,947		$42,400	$33,204	$27,381	$17,963

Total Fixed Charges	$32,436		$42,947		$42,400	$33,204	$27,381	$17,963

Earnings/Fixed Charge coverage ratio	3.3	x	1.5	x	*	*	*	1.9	x

*
Our earning were insufficient to cover our fixed charges by $31,214, $16,793 and $10,957 in 2000, 2001 and 2002, respectively.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS(1)
Interest	$32,436		$42,947		$42,400	$33,204	$27,381	$17,963
Preferred Dividends	8,194		9,631		16,928	19,994	20,115	15,087

Total Fixed Charges & Preferred Dividends	$40,630		$52,578		$59,328	$53,198	$47,496	$33,050

Earnings/Combined Fixed Charge coverage ratio	2.7	x	1.2	x	*	*	*	1.0	x

*
Our earnings were insufficient to cover combined fixed charges and preferred stock dividends by $48,142, $36,787 and $31,072 in 2000, 2001 and 2002, respectively.

(1)
Our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends have been revised to reflect the impact of the implementation of the Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

        We issued 2,300,000 shares of Series A preferred in April, 1997 which are entitled to receive dividends at the rate of 9.25% per year, or $2.3125 per share. We issued 2,000,000 shares of Series B, preferred in April, 1998 which are entitled to receive dividends at the rate of 8.625% per year or $2.156 per share. We issued 1,000,000 Series C preferred shares in July 2000 and 48,420 Series C shares in April 2001. The Series C preferred shares, all which will be converted into common stock if we exercise our purchase option to purchase at least $100 million of Series C preferred stock upon completion of this offering, are entitled to receive dividends at the greater of 10% per year or the dividend payable on the shares of common stock issuable upon conversion of the Series C preferred shares. For purposes of the information set forth above, the dividend rate of 10% per year on the Series C preferred shares or $10.00 per share was used.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for the repayment of outstanding debt, to fund additional investments and for general corporate purposes.

DESCRIPTION OF SECURITIES

        We may refer in this prospectus to one or more of the following categories of our securities:

  •
  shares of our common stock, par value $0.10 per share ("common stock");

  •
  shares of our preferred stock, par value $1.00 per share, in one or more series (the "preferred stock");

  •
  debt securities, in one or more series ("debt securities");

  •
  common stock warrants (the "common stock warrants");

  •
  preferred stock warrants (the "preferred stock warrants");

  •
  debt securities warrants (the "debt securities warrants"); and

  •
  any combination of the foregoing, either individually or as units.

        The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

        As of February 4, 2004, our authorized capital stock currently consists of 100,000,000 shares of our common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 2,300,000 have been designated as Series A preferred stock, 2,000,000 have been designated as Series B preferred stock, and 2,000,000 have been designated as Series C preferred stock. As of December 31, 2003, we had 37,290,562 shares of our common stock, 2,300,000 shares of our Series A preferred stock, 2,000,000 shares of our Series B preferred stock, and 1,048,420 shares of our Series C preferred stock issued and outstanding. Our common stock, Series A preferred stock and Series B preferred stock are listed on the New York Stock Exchange. We intend to apply to list for trading on the New York Stock Exchange any additional shares of our common stock which are issued and sold hereunder. We may apply to list any additional series of preferred stock which are offered and sold hereunder, as described in the prospectus supplement relating to such preferred stock.

        Unless otherwise indicated in a prospectus supplement relating thereto, EquiServe Trust Company, N.A. is the transfer agent and registrar of the common stock and preferred stock.

Common Stock

        All shares of our common stock participate equally in dividends payable to stockholders of our common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of our common stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of our common stock are, and our common stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol "OHI."

Preferred Stock

        The terms of any series of the preferred stock offered by any prospectus supplement will be as described in such prospectus supplement. The following description of the terms of the preferred stock, except as modified in a prospectus supplement, sets forth certain general terms and provisions of the preferred stock. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the company's articles of incorporation, as amended, and the board of directors' resolution or articles supplementary relating to each series of the preferred stock which will be filed with the

Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of the preferred stock.

General

        Under the articles of incorporation, the board of directors of the company is authorized without further stockholder action to provide for the issuance of up to an additional 3,700,000 shares of preferred stock of the company, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the board of directors of the company. The company has outstanding as of December 31, 2003, 2,300,000 shares of its 9.25% Series A cumulative preferred stock, 2,000,000 shares of its 8.625% Series B cumulative preferred stock and 1,048,420 shares of its Series C preferred stock.

        The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

  •
  the designation and stated value per share of such preferred stock and the number of shares offered;

  •
  the amount of liquidation preference per share;

  •
  the initial public offering price at which such preferred stock will be issued;

  •
  the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

  •
  any redemption or sinking fund provisions;

  •
  any conversion rights; and

  •
  any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

        The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions of assets with each other series of the preferred stock. The rights of the holders of each series of the preferred stock will be subordinate to those of the company's general creditors.

Dividend Rights

        Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by the board of directors of the company, out of funds of the company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by, the method described in the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the company on such record dates, fixed by the board of directors of the company, as specified in the prospectus supplement relating to such series of preferred stock.

        Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. If the board of directors of the company fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which the company initially issues shares of such series.

        So long as the shares of any series of the preferred stock shall be outstanding, unless

  •
  full dividends (including if such preferred stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of such series and all other classes and series of preferred stock of the company (other than "junior stock" as defined below), and

  •
  the company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of such series or any shares of any other preferred stock of the company of any class or series (other than junior stock), the company may not declare any dividends on any shares of common stock of the company or any other stock of the company ranking as to dividends or distributions of assets junior to such series of preferred stock (the common stock and any such other stock being herein referred to as "junior stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the company, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the company other than junior stock.

Liquidation Preference

        In the event of any liquidation, dissolution or winding up of the company, voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of the assets of the company available for distribution to stockholders, before any distribution of assets is made to the holders of common stock or any other shares of stock of the company ranking junior as to such distribution to such series of preferred stock, the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the company, the amounts payable with respect to the preferred stock of any series and any other shares of preferred stock of the company (including any other series of the preferred stock) ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of preferred stock of the company will share ratably in any such distribution of assets of the company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the preferred stock will be entitled to no further participation in any distribution of assets by the company.

        If liquidating distributions shall have been made in full to all holders of shares of preferred stock, the remaining assets of the company shall be distributed among the holders of junior stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the company, shall not be deemed to constitute a liquidation, dissolution or winding up of the company.

Redemption

        A series of the preferred stock may be redeemable, in whole or from time to time in part, at the option of the company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the time and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by the company will be restored to the status of authorized but unissued shares of preferred stock of the company.

        In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the company or by any other method as may be determined by the company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

        So long as any dividends on shares of any series of the preferred stock or any other series of preferred stock of the company ranking on a parity as to dividends and distribution of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of preferred stock of the company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Conversion Rights

        The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of preferred stock or the company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

Voting Rights

        Except as indicated below or in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, the holders of the preferred stock will not be entitled to vote for any purpose.

        So long as any shares of the preferred stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 80% of the votes entitled to be cast with respect to the then outstanding shares of such series of the preferred stock together with any "parity preferred" (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the company ranking prior to the preferred stock of such series as to dividends, voting or upon distribution of assets, and (ii) to repeal, amend or otherwise change any of the provisions applicable to the preferred stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the preferred stock. In case any series of the preferred stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the parity preferred then outstanding, the holders of shares of the preferred stock of such series, together with any series of the parity preferred which will be similarly affected, will be entitled to vote as a class, and the company will not take such action without the consent or affirmative vote, as above provided, of at least 80% of the total number of votes entitled to be cast with respect to each such series of the preferred stock and the parity preferred, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

        With respect to any matter as to which the preferred stock of any series is entitled to vote, holders of the preferred stock of such series and any other series of preferred stock of the company ranking on a parity with such series of the preferred stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "parity preferred") will be entitled to cast the number of votes set forth in the prospectus supplement with respect to that series of preferred stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the preferred stock to vote together as a class with the holders of shares of one or more series of parity preferred, it is possible that the holders of such shares of parity preferred could approve action that would adversely affect such series of preferred stock, including the creation of a class of capital stock ranking prior to such series of preferred stock as to dividends, voting or distributions of assets.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Redemption and Business Combination Provisions

        If our board of directors is, at any time and in good faith, of the opinion that actual or constructive ownership of at least 9.9% or more of the value of our outstanding capital stock has or may become concentrated in the hands of one owner, our board of directors will have the power:

  •
  by means deemed equitable by it, to call for the purchase from any of our stockholders a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the actual or constructive ownership of such owner to a level of no more than 9.9% of the value of our outstanding capital stock; and

  •
  to refuse to transfer or issue voting shares of our capital stock to any person whose acquisition of such voting shares would, in the opinion of our board of directors, result in the actual or constructive ownership by that person of more than 9.9% of the value of our outstanding capital stock.

Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the value of our outstanding capital stock will be deemed void ab initio and the intended transferee will be deemed never to have had an interest therein. Subject to the rights of the preferred stock described below, the purchase price for any voting shares of our capital stock so redeemed will be equal to the fair market value of the shares reflected in the closing sales prices for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by our board of directors in accordance with the provisions of applicable law. The purchase price for shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price will, in the case of the Series A preferred stock and Series B preferred stock, be equal to the redemption price of such shares of Series A preferred stock and Series B preferred stock, respectively, and, in the case of the Series C preferred stock and Series D preferred stock, the purchase price will be equal to the liquidation preference of such shares of Series C preferred stock and Series D preferred stock, respectively. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase will cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

        Our articles of incorporation require that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a related person, be approved by the affirmative vote of at least 80% of our outstanding voting shares.

        A "business combination" is defined in the articles of incorporation as:

  •
  any merger or consolidation of our company with or into a related person;

  •
  any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "substantial part," as defined below, of our assets including, without limitation, any voting securities of a subsidiary to a related person;

  •
  any merger or consolidation of a related person with or into our company;

  •
  any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to our company;

  •
  the issuance of any securities (other than by way of pro rata distribution to all stockholders) of our company to a related person; and

  •
  any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

The term "substantial part" is defined as more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

        The 80% voting requirement described above will not be applicable if (i) our board of directors has unanimously approved in advance the acquisition of our stock that caused a related person to become a related person, or (ii) the business combination is solely between us and a wholly owned subsidiary. Our board of directors unanimously approved in advance Explorer's acquisition of our Series C preferred stock, which made Explorer a related person to us. Therefore, the 80% voting requirement is inapplicable to Explorer.

        Under the terms of our articles of incorporation, as amended, our board of directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year.

        The foregoing provisions of the articles of incorporation and certain other matters may not be amended without the affirmative vote of at least 80% of our outstanding voting shares.

        The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our board of directors' authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulation of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in the articles of incorporation may help assure fair treatment of stockholders and preserve our assets.

        The foregoing summary of certain provisions of the articles of incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the articles of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Stockholder Rights Plan

        On May 12, 1999, our board of directors authorized the adoption of a stockholder rights plan. The plan is designed to require a person or group seeking to gain control of our company to offer a fair price to all of our stockholders. The rights plan will not interfere with any merger, acquisition or business combination that our board of directors finds is in our best interest and the best interests of our stockholders.

        In connection with the adoption of the stockholder rights plan, our board of directors declared a dividend distribution of one right for each common share outstanding on May 24, 1999. The stockholder protection rights will not become exercisable unless a person acquires 10% or more of our common stock, or begins a tender offer that would result in the person owning 10% or more of our common stock. At that time, each stockholder protection right would entitle each stockholder other than the person who triggered the rights plan to purchase either our common stock or stock of an acquiring entity at a discount to the then market price. The plan was not adopted in response to any specific attempt to acquire control of our company. We amended the stockholder rights plan to exempt Explorer and any of its transferees that become a party to the stockholders' agreement we have with Explorer from being deemed an acquiring person for purposes of the plan.

Debt Securities

        The terms of any debt securities offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. Debt securities may be issued from time to time in series under an Indenture (the "Indenture") dated August 27, 1997 between the company and the bank named therein or its successor as trustee (the "Trustee"). As used under this caption, unless the context otherwise requires, offered debt securities shall mean the debt securities offered by this prospectus and the accompanying prospectus supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definition therein of certain terms, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following sets forth certain general terms and provisions of the debt securities. Further terms of the offered debt securities will be set forth in the prospectus supplement.

General

        The Indenture provides for the issuance of debt securities in series, and does not limit the principal amount of debt securities which may be issued thereunder.

        Reference is made to the prospectus supplement for the following terms of the offered debt securities:

  •
  the specific title of the offered debt securities;

  •
  the aggregate principal amount of the offered debt securities;

  •
  the percentage of the principal amount at which the offered debt securities will be issued;

  •
  the date on which the offered debt securities will mature;

  •
  the rate or rates per annum or the method for determining such rate or rates, if any, at which the offered debt securities will bear interest;

  •
  the times at which any such interest will be payable;

  •
  any provisions relating to optional or mandatory redemption of the offered debt securities at the option of the company or pursuant to sinking fund or analogous provisions;

  •
  the denominations in which the offered debt securities are authorized to be issued if other than $100,000;

  •
  any provisions relating to the conversion or exchange of the offered debt securities into common stock or into debt securities of another series;

  •
  the portion of the principal amount, if less than the principal amount, payable on acceleration;

  •
  the place or places at which the company will make payments of principal (and premiums, if any) and interest, if any, and the method of payment;

  •
  whether the offered debt securities will be issued in whole or in part in global form;

  •
  any additional covenants and events of default and the remedies with respect thereto not currently set forth in the Indenture;

  •
  the identity of the Trustee for the debt securities, and if not the Trustee, the identity of each paying agent and the debt securities Registrar;

  •
  the currency or currencies other than United States Dollars in which any series of debt securities will be issued; and

  •
  any other specific terms of the offered debt securities.

        One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Status of Debt Securities

        The status and ranking of the debt securities will be as set forth in the prospectus supplement. Except as otherwise set forth in the prospectus supplement, the debt securities will be unsecured obligations of the company ranking on a parity with all other unsecured and unsubordinated indebtedness.

Conversion Rights

        The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of common stock or debt securities of another series will be set forth in the prospectus supplement relating thereto. To protect the company's status as a REIT, a beneficial holder may not convert any debt security, and such debt security shall not be convertible by any holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the company's shares of common stock.

Absence of Restrictive Covenants

        Except as noted below under "Dividends, Distributions and Acquisitions of Capital Stock," the company is not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on its property for any purpose. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. Except as may be set forth in the prospectus supplement, there are no provisions of the Indenture which afford holders of the debt securities protection in the event of a highly leveraged transaction involving the company.

Optional Redemption

        The debt securities will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the company's status as a REIT, at the option of the company in the manner specified in the Indenture at a redemption price equal to 100% of the principal amount, premium, if any, plus interest accrued to the date of redemption. The Indenture does not contain any provision requiring the company to repurchase the debt securities at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the company.

Dividends, Distributions and Acquisitions of Capital Stock

        The Indenture provides that the company will not (i) declare or pay any dividend or make any distribution on its capital stock or to holders of its capital stock (other than dividends or distributions payable in its capital stock or other than as the company determines is necessary to maintain its status as a REIT), or (ii) purchase, redeem or otherwise acquire or retire for value any of its capital stock, or any warrants, rights or options or other securities to purchase or acquire any shares of its capital stock (other than the debt securities) or permit any subsidiary to do so, if at the time of such action an event of default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

Events of Default

        An event of default with respect to debt securities of any series is defined in the Indenture as being:

  •
  failure to pay principal of or any premium on any debt security of that series when due;

  •
  failure to pay any interest on any debt security of that series when due, continued for 30 days;

  •
  failure to deposit any sinking fund payment when due, in respect of any debt security of that series;

  •
  failure to perform any other covenant of the company in the Indenture (other than a covenant included in the Indenture solely for the benefit of one or more series of debt securities other than that series), continued for 60 days after written notice as provided in the Indenture;

  •
  certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; and

  •
  any other event of default provided with respect to the debt securities of that series.

        If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

        The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

        The company is required to furnish to the Trustee annually a statement as to the performance by the company of certain of its obligations under the Indenture and as to any default in such performance.

Modifications and Waiver

        Modifications and amendments of the Indenture may be made by the company and the Trustee without the consent of any holders to, among other things,

  •
  evidence the succession of another corporation to the company,

  •
  add to the covenants of the company or surrender any right or power conferred upon the company,

  •
  establish the form or terms of debt securities, including any subordination provisions,

  •
  cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect,

  •
  to add to, delete, or revise conditions, limitations and restrictions on the authorized amounts, terms or purpose of debt securities, as set forth in the Indenture, or

  •
  evidence and provide for a successor Trustee.

        Modifications and amendments of the Indenture may be made by the company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any debt security;

  •
  reduce the principal amount of, or premium or interest if any, on any debt security;

  •
  reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

  •
  change the currency of payment of the principal of, or premium or interest, if any, on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  modify the conversion provisions, if any, of any debt security in a manner adverse to the holder of that debt security; or

  •
  reduce the percentage in principal amount of the outstanding debt security of any series, the consent of whose holders is required for modification or amendment of that Indenture or for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

        The holders of a majority in aggregate principal amount of the outstanding debt security of each series may, on behalf of all holders of the debt securities of that series, waive, insofar as that series is concerned, compliance by the company with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series, except a default in the payment of principal or premium or interest, if any, or a default in respect of a covenant or provision which under the terms of the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

Consolidation, Merger and Sale of Assets

        The Indenture provides that the company, without the consent of the holders of any of the debt securities, may consolidate or merge with or into or transfer its assets substantially as an entirety to, any entity organized under the laws of the United States or any state, provided that the successor entity assumes the company's obligations under the Indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Global Securities

        The debt securities of a series may be issued in whole or in part in global form (the "Global Securities"). Except as set forth in a prospectus supplement, the terms and provisions with respect to any Global Securities will be as set forth in this section captioned "Global Securities." The Global Securities will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary, identified in the prospectus supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

        The specific material terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a Global Security will be described in the prospectus supplement. The company anticipates that the following provisions will apply to all depositary arrangements.

        Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such debt securities. Ownership of beneficial interests in a Global

Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the Indenture; provided, however, that for the purposes of obtaining any consents or directions required to be given by the holders of the debt securities, the company, the Trustee and its agents will treat a person as the holder of such principal amount of debt securities as specified in a written statement of the Depositary. Except as set forth herein or otherwise provided in the prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the debt securities represented by such Global Security registered in their names, will not receive physical delivery of such debt securities in definitive form and will not be considered the registered owners or holders thereof under the Indenture, but the beneficial owners and holders only.

        Principal, premium, if any, and interest payments on debt securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the company, the Trustee or any Paying Agent for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The company expects that the Depositary for any debt securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

        If the Depositary for any debt securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the company within 90 days, the company will issue such debt securities in definitive form in exchange for such Global Security. In addition, the company may at any time and in its sole discretion determine not to have any of the debt securities of a series represented by one or more Global Securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the Global Security or securities representing such debt securities.

        The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in debt securities represented by Global Securities.

Securities Warrants

        The terms of any securities warrants offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. The company may issue securities warrants for the purchase of common stock, preferred stock or debt securities. securities warrants may be issued independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock, or debt securities. Each series of securities warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the company and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. The securities warrant agent will act solely as an agent of the company in connection with the securities warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of securities warrants. The following summaries of certain provisions of the Securities Warrant Agreement and securities warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the securities warrants relating to each series of securities warrants which will be filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of securities warrants.

        In the case of securities warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable:

  •
  the offering price;

  •
  the aggregate number of shares purchasable upon exercise of such securities warrants, the exercise price, and in the case of securities warrants for preferred stock the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such securities warrants;

  •
  the designation and terms of any series of preferred stock with which such securities warrants are being offered and the number of such securities warrants being offered with such preferred stock;

  •
  the date, if any, on and after which such securities warrants and the related series of preferred stock or common stock will be transferable separately;

  •
  the date on which the right to exercise such securities warrants shall commence and the Expiration Date;

  •
  any special United States Federal income tax consequences; and

  •
  any other terms of such securities warrants.

        If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable:

  •
  the offering price;

  •
  the denominations and terms of the series of debt securities purchasable upon exercise of such securities warrants;

  •
  the designation and terms of any series of debt securities, with which such securities warrants are being offered with each such debt securities;

  •
  the date, if any, on and after which such securities warrants and the related series of debt securities will be transferable separately;

  •
  the principal amount of the series of debt securities purchasable upon exercise of each such securities warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise;

  •
  the date on which the right shall expire (the "Expiration Date");

  •
  whether the securities warrants will be issued in registered or bearer form;

  •
  any special United States Federal income tax consequences;

  •
  the terms, if any, on which the company may accelerate the date by which the securities warrants must be exercised; and

  •
  any other terms of such securities warrants.

        Securities warrant certificates may be exchanged for new securities warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any securities warrant to purchase debt securities, holders of such securities warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal or premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable indenture. Prior to the exercise of any securities warrants to purchase common stock or preferred stock, holders of such securities warrants will not have any rights of holders of such common stock or preferred stock, including the right to receive payments of dividends, if any, on such common stock or preferred stock, or to exercise any applicable right to vote.

Exercise of Securities Warrants

        Each securities warrant will entitle the holder thereof to purchase a number of shares of common stock, preferred stock or such principal amount of debt securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered securities warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the company), unexercised securities warrants will become void.

        Securities warrants may be exercised by delivering to the securities warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the securities warrant certificate. securities warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the securities warrant certificate evidencing such securities warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, the company will, as soon as practicable, issue and deliver the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the securities warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of securities warrants.

Amendments and Supplements to Securities Warrant Agreement

        The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the securities warrants issued thereunder to effect changes that are not inconsistent with the provisions of the securities warrants and that do not adversely affect the interests of the holders of the securities warrants.

Common Stock Warrant Adjustments

        Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a common stock warrant are subject to adjustment in certain events, including:

  •
  payment of a dividend on the common stock payable in capital stock and stock splits, combinations or reclassifications of the common stock;

  •
  issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price (as defined in the Securities Warrant Agreement for such series of common stock warrants); and

  •
  certain distributions of evidences of indebtedness or assets (including cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in common stock) or of subscription rights and warrants (excluding those referred to above).

        No adjustment in the exercise price of, and the number of shares of common stock covered by a common stock warrant will be made for regular quarterly or other periods of recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

        In the event of any (i) consolidation or merger of the company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the company, or (iii) reclassification, capital reorganization or change of the common stock (other than solely a change in par value or from par value to no par value), then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's common stock warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the common stock warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock of the surviving entity were common stock.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Consequences of an Investment in Our Securities

        The following is a general summary of material U.S. federal income tax considerations applicable to us, and to the purchasers of our securities and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the U.S. federal income tax consequences applicable to a particular stockholder in view of any person's particular circumstances, nor is it intended to represent a detailed description of the U.S. federal income tax consequences applicable to stockholders subject to special treatment under the federal income tax laws such as insurance companies, financial institutions, securities broker-dealers, investors in pass-through entities, expatriates and taxpayers subject to alternative minimum taxation.

        The following discussion relating to an investment in our securities was based on consultations with Powell, Goldstein, Frazer & Murphy LLP, our special counsel. In the opinion of Powell, Goldstein, Frazer & Murphy LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations, and assumptions upon which the discussion is based are accurate), accurately represents the material U.S. federal income tax considerations relevant to purchasers of our securities. Powell, Goldstein, Frazer & Murphy LLP has not rendered any opinion regarding any effect of such issuance on purchasers of our securities. The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The information in this section is based on the Code; current, temporary, and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings.

Taxation of Omega

        General.    We have elected to be taxed as a real estate investment trust, or a REIT, under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 1992. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner, but no assurance can be given that we have operated or will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT.

        The sections of the Code that govern the federal income tax treatment of a REIT are highly technical and complex. The following sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        In the opinion of Powell, Goldstein, Frazer & Murphy LLP, which opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to continue to meet the requirements for continued qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters concerning our business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Powell, Goldstein, Frazer & Murphy LLP on an ongoing basis. Accordingly, no assurance can be given that the various results of our operation for any particular taxable year will satisfy such requirements. Further, such requirements may be changed, perhaps retroactively, by legislative or administrative actions at any time. We have neither sought nor obtained any formal ruling from the IRS regarding our qualification as a REIT and presently have no plan to apply for any such ruling. See "—Failure to Qualify."

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and the stockholder level) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that if we have a net capital gain, we will be taxed at regular corporate rates on our undistributed REIT taxable income, computed without regard to net capital gain and the deduction for capital gains dividends, plus a 35% tax on undistributed net capital gain, if our tax as thus computed is less than the tax computed in the regular manner. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference that we do not distribute or allocate to our stockholders. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest regular corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by us, (i.e., when we are acting as a dealer)), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute by the end of each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, we will be subject to a 100% excise on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm's-length basis. Eighth, if we acquire any asset, which is defined as a "built-in gain asset" from a C corporation that is not a REIT (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period, which is defined as the "recognition period," beginning on the date on which such asset was acquired by us, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by us over (b) our adjusted basis in such asset on such date), our recognized gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that we will not make an election pursuant to Treasury Regulations. Section 1.337(d)-7(c)(5).

        Requirements for Qualification.    The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to the provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half year of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its annual distributions to stockholders. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

        Income Tests.    In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including generally "rents from real property," interest on mortgages on real property and gains on sale of real property and real property mortgages, other than property described in Section 1221 of the Code) and income derived from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities other than property held for sale to customers in the ordinary course of business.

        Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of the rent must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner (actually or constructively) of 10% or more of the value of our stock, actually or constructively owns 10% or more of such tenant, which is defined as a related party tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which we derive no revenue. We, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupance only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

        The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, but only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles us to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

        Prohibited Transactions.    We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

  •
  for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

  •
  for which the REIT markets a proper election to treat the property as foreclosure property.

        Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

  •
  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

  •
  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        Beginning on January 1, 2001, foreclosure property also includes any "qualified health care property," as defined in Code Section 856(e)(6) acquired by us as the result of the termination or expiration of a lease of such property. We may operate a qualified healthcare facility, acquired in this manner for two years or longer if an extension is granted. We own one property with respect to which we have made foreclosure property elections. Properties that are taken back in a foreclosure or bankruptcy and operated for our own account are treated as foreclosure properties for income tax purposes, pursuant to Internal Revenue Code Section 856(e). Gross income from foreclosure properties is "good income" for purposes of the annual REIT income tests. Once this election is made on the tax return, it is "good" for a period of three years, or until the properties are no longer operated for our own account. An election to extend the foreclosure status period for an additional three years can be made. In all cases of the foreclosure property, we utilize an independent contractor to conduct day-to-day operations in order to maintain REIT status. In certain cases we operate facilities through a taxable REIT subsidiary. For those properties operated through the taxable REIT subsidiary, we utilize an eligible independent contractor to conduct day-to-day operations to maintain REIT status. As a result of the foregoing, we do not believe that our participation in the operation of nursing homes will increase the risk that we will fail to qualify as a REIT. Through our 2002 taxable year, we have not paid any tax on our foreclosure property because those properties have been producing losses. However, in the future, our income from foreclosure property could be significant and we could be required to pay a significant amount of tax on that income.

        Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements generally is qualifying income for purpose, or the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        TRS Income.    A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of securities of one or more TRSs. However, a TRS does not include a corporation which directly or indirectly (i) operates or manages a health care (or lodging) facility, or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which a health care (or lodging) facility is operated. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have made TRS elections with respect to Bayside Street II, Inc. and one of our wholly-owned subsidiaries that owned all of the preferred stock of Omega Worldwide. Those entities will pay corporate income tax on their taxable income and their after-tax next income will be available for distribution to us.

        Failure to Satisfy Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

        Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company), cash, cash items and government securities. Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include our stock in another REIT, our equity or debt securities of a qualified REIT subsidiary or TRS, or our equity interest in any partnership. The term "securities," however, generally includes our debt securities issued by another REIT or a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership.

        We may own up to 100% of the stock of one or more TRSs. However, overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C Corporations) and other assets that are not qualifying assets for purposes of the 75% asset test.

        If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

        Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

  •
  85% of our REIT ordinary income for such year;

  •
  95% of our REIT capital gain income for such year; and

  •
  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. We may also be entitled to pay and deduct deficiency dividends in later years as a relief measure to correct errors in determining our taxable income. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

        The availability to us of, among other things, depreciation deductions with respect to our owned facilities depends upon the treatment by us as the owner of such facilities for federal income tax purposes, and the classification of the leases with respect to such facilities as "true leases" rather than financing arrangements for federal income tax purposes. The questions of whether we are the owner of such facilities and whether the leases are true leases for federal tax purposes are essentially factual matters. We believe that we will be treated as the owner of each of the facilities that we lease, and such leases will be treated as true leases for federal income tax purposes. However, no assurances can be given that the IRS will not successfully challenge our status as the owner of our facilities subject to leases, and the status of such leases as true leases, asserting that the purchase of the facilities by us and the leasing of such facilities merely constitute steps in secured financing transactions in which the lessees are owners of the facilities and we are merely a secured creditor. In such event, we would not be entitled to claim depreciation deductions with respect to any of the affected facilities. As a result, we might fail to meet the 90% distribution requirement or, if such requirement is met, we might be subject to corporate income tax or the 4% excise tax.

Failure to Qualify

        If we fail to qualify as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible and our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Failure to qualify could result in our incurring indebtedness or liquidating investments in order to pay the resulting taxes.

Other Tax Matters

        We own and operate a number of properties through qualified REIT subsidiaries, "QRSs". The QRSs are treated as qualified REIT subsidiaries under the Code. Code Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described in this prospectus under the heading "Taxation of Omega," the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as our assets, liabilities and items of income, deduction, and credit.

        In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxation of Stockholders

        Taxation of Domestic Stockholders.    As long as we qualify as a REIT, if you are a taxable US stockholder, distributions made to you out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by you as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have held our stock. However, if you are a corporation, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your shares, you will include the distributions in income as long-term capital gain (or short-term capital gain if you have held the shares for one year or less) assuming the shares are a capital asset in your hands. In addition, any distribution declared by us in October, November or December of any year payable to you as a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year. You may not include in your individual income tax returns any of our net operating losses or capital losses.

        In general, any loss upon a sale or exchange of shares by you, if you have held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by you as long-term capital gain.

Backup Withholding

        Assuming that you are a US stockholder, we will report to you and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding with respect to distributions paid unless you:

  •
  are a corporation or come within certain other exempt categories and when required, demonstrate this fact; or

  •
  provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you, if you fail to certify your nonforeign status to us. See "—Taxation of Stockholders—Taxation of Foreign Stockholders."

        Treatment of Tax-Exempt Stockholders.    If you are a tax-exempt employee pension trust or other domestic tax-exempt stockholder, our distributions to you generally will not constitute "unrelated business taxable income," or UBTI, unless you have borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of that REIT's distributions as UBTI. This requirement will apply only if:

  •
  the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts; and

  •
  the REIT is "predominantly held" by qualified trusts.

        A REIT is predominantly held if either:

  •
  a single qualified trust holds more than 25% by value of the REIT interests; or

  •
  one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests.

        The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to the total gross income (less certain associated expenses) of the REIT.

        A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Internal Revenue Code and exempt from tax under section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of our common stock in our Amended and Restated Articles of Incorporation, as amended, will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our common stock, absent approval by our board of directors.

        Taxation of Foreign Stockholders.    The rules governing US federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, Non-US Stockholders) are complex and no attempt will be made herein to provide more than a summary of these rules. Prospective Non-US Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

        If you are a Non-US Stockholder, the following discussion will apply to you. Distributions that are not attributable to gain from our sales or exchanges of US real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.

        However, if income from the investment in the shares is treated as effectively connected with your conduct of a US trade or business, you generally will be subject to a tax at graduated rates, in the same manner as US stockholders are taxed with respect to the distributions (and may also be subject to the 30% branch profits tax if you are a foreign corporation). We expect to withhold US income tax at the rate of 30% on the gross amount of any distributions made to you unless:

  •
  a lower treaty rate applies, you file an IRS Form W-8BEN with us and other conditions are met; or

  •
  you file an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, and other conditions are met.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of your shares, these distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your shares in us, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of US real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of US real property interests are taxed to you as if the gain were effectively connected with a US business. You would thus be taxed at the normal capital gain rates applicable to US stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against your FIRPTA tax liability.

        Gain recognized by you upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," although there can be no assurance that we will retain that status. If we are not "domestically controlled," gain recognized by you will continue to be exempt under FIRPTA if you at no time owned more than five percent of our common stock. However, gain not subject to FIRPTA will be taxable to you if:

  •
  investment in the shares is effectively connected with your US trade or business, in which case you will be subject to the same treatment as US stockholders with respect to the gain; or

  •
  you are a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other applicable requirements are met, in which case you will be subject to a 30% tax on your capital gains.

        If the gain on the sale of shares were to be subject to taxation under FIRPTA, you will be subject to the same treatment as US stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

        If the proceeds of a sale of shares by you are paid by or through a US office of a broker, the payment is subject to information reporting and to backup withholding unless you certify as to your name, address and non-US status or otherwise establish an exemption. Generally, US information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the US through a non-US office of a non-US broker. US information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the US if:

  •
  the payment is made through an office outside the US of a broker that is: (a) a US person; (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the US; or (c) a "controlled foreign corporation" for US federal income tax purposes; and

  •
  the broker fails to initiate documentary evidence that you are a Non-US Stockholder and that certain conditions are met or that you otherwise are entitled to an exemption.

Other Tax Consequences

New Legislation

        On May 28, 2003, President George W. Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law will reduce the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

  •
  your long-term capital gains, if any, recognized on the disposition of our shares;

  •
  our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate);

  •
  our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries (i.e., a TRS); and

  •
  our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

        Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

Possible Legislative or Other Actions Affecting Tax Consequences

        Prospective holders of our common stock should recognize that the present federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.

State and Local Taxes

        We may be and you may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

        We may distribute the securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

        When securities are to be sold to underwriters, unless otherwise set forth in the applicable prospectus supplement, the underwriters' obligations to purchase those securities will be subject to certain conditions precedent. If the underwriters purchase any of the securities, they will be obligated to purchase all of the securities.

        We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to reimburse these persons for certain expenses.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over- allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

        Certain legal matters with respect to the securities offered hereby will be passed upon for us by Powell Goldstein Frazer & Murphy LLP.

EXPERTS

        The consolidated financial statements and financial statement schedules of Omega Healthcare Investors, Inc. included in the Omega Healthcare Investors, Inc. Current Report on Form 8-K dated February 5, 2004 for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

QuickLinks

  Prospectus supplement summary
  The offering
  Risk factors
  Forward-looking statements
  Use of proceeds
  Capitalization
  Selected consolidated financial data
  Management's discussion and analysis of financial condition and results of operations
  Directors and executive officers
  Selling stockholder
  Certain federal income tax considerations
  Underwriting
  Legal matters
  Experts
  Incorporation of certain information by reference
  Where you can find more information

AVAILABLE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
OMEGA HEALTHCARE INVESTORS, INC.
EXPLORER RELATIONSHIP AND RELATED TRANSACTIONS
RECENT DEVELOPMENTS
RISK FACTORS
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
USE OF PROCEEDS
DESCRIPTION OF SECURITIES
Common Stock
Preferred Stock
Redemption and Business Combination Provisions
Stockholder Rights Plan
Debt Securities
Securities Warrants
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS